    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 2001
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         ------------------------------
                            TYCO INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)

               BERMUDA                                   7382                               NOT APPLICABLE
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                 Identification No.)

                         ------------------------------

                        THE ZURICH CENTRE, SECOND FLOOR
                               90 PITTS BAY ROAD
                            PEMBROKE HM 08, BERMUDA
                                (441) 292-8674*
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 MARK H. SWARTZ
                        C/O TYCO INTERNATIONAL (US) INC.
                                 ONE TYCO PARK
                          EXETER, NEW HAMPSHIRE 03833
                                 (603) 778-9700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

* Tyco International Ltd. maintains its registered and principal executive offices at The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. The executive offices of Tyco's principal United States subsidiaries are located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700.
                         ------------------------------

                                   COPIES TO:

     MEREDITH B. CROSS                FATI SADEGHI                PHILLIP R. MILLS
 WILMER, CUTLER & PICKERING     SENIOR CORPORATE COUNSEL       DAVIS POLK & WARDWELL
    2445 M STREET, N.W.       C/O TYCO INTERNATIONAL (US)       450 LEXINGTON AVENUE
   WASHINGTON, D.C. 20037                 INC.                NEW YORK, NEW YORK 10017
       (202) 663-6000                ONE TYCO PARK                 (212) 450-4000
                              EXETER, NEW HAMPSHIRE 03833
                                     (603) 778-9700

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
         SECURITIES TO BE REGISTERED              REGISTERED(1)          PER UNIT             PRICE(2)        REGISTRATION FEE(3)
Common Shares, nominal value U.S. $ 0.20 per
  share......................................      20,196,226         Not Applicable        $943,736,812           $235,935

(1) Represents the estimated maximum number of Tyco common shares ("Tyco Common Shares") issuable upon consummation of the amalgamation of TyCom Ltd. with TGN Holdings, Ltd., a subsidiary of the Registrant (the "Amalgamation"), calculated as the product of (a) 64,462,897, which is the sum of (i) the 500,999,100 TyCom common shares, par value U.S. $ 0.25 per share ("TyCom Common Shares"), outstanding on October 18, 2001, less 444,419,353 TyCom Common Shares held by TGN Holdings and its affiliates; (ii) 7,883,150 of TyCom Common Shares issuable pursuant to outstanding stock options through the date the Amalgamation is expected to be consummated, and (iii) the number of TyCom Common Shares otherwise expected to be issued prior to the date the Amalgamation is expected to be consummated, multiplied by (b) the exchange ratio for the Amalgamation of 0.3133 Tyco Common Share for each outstanding TyCom Common Share.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended, based on the product of (i) $14.64, the average of the high and low sale prices of TyCom Common Shares on the New York Stock Exchange on
    October 18, 2001 and (ii) 64,462,897, the expected maximum number of TyCom Common Shares to be acquired in the Amalgamation as calculated in footnote 1.

(3) The amount of registration fee, calculated in accordance with Section 6(b) of the Securities Act of 1933, as amended, and Rule 457 promulgated thereunder, is .000250 of the proposed maximum aggregate offering price.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER 23, 2001
                               [TYCOM LTD. LOGO]
                                   TYCOM LTD.

                                  CROWN HOUSE
                              4 PAR-LA-VILLE ROAD
                            HAMILTON HM 08, BERMUDA

Dear TyCom Shareholder,

    I am pleased to invite you to attend a special general meeting of
shareholders of TyCom Ltd., which will be held at [      ] a.m., Atlantic Time,
on [            ], 2001, at [            ].

    At the meeting, you will be asked to approve an amalgamation agreement that TyCom has entered into with TGN Holdings, Ltd., an indirect, wholly-owned subsidiary of Tyco International Ltd. The amalgamation agreement provides for the amalgamation of TyCom and TGN Holdings, resulting in TyCom becoming an indirect, wholly-owned subsidiary of Tyco. Tyco has guaranteed the obligations of TGN Holdings and the amalgamated company under the amalgamation agreement. Tyco, through TGN Holdings, currently owns approximately 89% of TyCom's outstanding shares and has agreed to vote its TyCom common shares in favor of approval of the amalgamation agreement.

    When the amalgamation is completed, Tyco will issue 0.3133 of a Tyco common share for each outstanding TyCom common share (other than TyCom common shares held by Tyco, TGN Holdings and their respective subsidiaries). Tyco's common shares are listed on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol "TYC" and on the London Stock Exchange under the symbol "TYI." TyCom's common shares are listed on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol "TCM." You are encouraged to check current quotes for the respective prices of Tyco and TyCom prior to the special general meeting.

    The exchange ratio and the amalgamation agreement are the result of an offer made by Tyco on October 3, 2001 to acquire the approximately 11% minority interest in TyCom, thereby bringing TyCom back into Tyco's corporate structure as an indirect, wholly-owned subsidiary. TyCom's board of directors formed a special committee consisting of two independent directors, who were advised by independent financial advisors and lawyers. The special committee has determined that the amalgamation and the amalgamation agreement are fair to, and in the best interests of, TyCom's shareholders (excluding Tyco, TGN Holdings and their respective subsidiaries) and has recommended that the TyCom board approve the amalgamation agreement and the amalgamation.

    THE TYCOM BOARD OF DIRECTORS, TAKING INTO ACCOUNT THE FINDINGS AND RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE TERMS AND CONDITIONS OF THE AMALGAMATION AGREEMENT, THE VOTING AGREEMENT AND THE TYCO GUARANTEE, HAS DETERMINED THAT THE AMALGAMATION AND THE AMALGAMATION AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, TYCOM'S SHAREHOLDERS (EXCLUDING TYCO, TGN HOLDINGS AND THEIR RESPECTIVE SUBSIDIARIES), AND HAS APPROVED AND AUTHORIZED THE AMALGAMATION. THE TYCOM BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AMALGAMATION AGREEMENT.

    The accompanying proxy statement/prospectus provides a detailed description of the proposed amalgamation. I urge you to read the enclosed materials carefully.

                                          Yours sincerely,
                                          L. Dennis Kozlowski
                                          Executive Chairman and Director

    FOR A DISCUSSION OF RISK FACTORS ASSOCIATED WITH THE AMALGAMATION, SEE "RISK
FACTORS" BEGINNING ON PAGE   .

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THE AMALGAMATION OR DETERMINED WHETHER THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This proxy statement/prospectus is dated [            ], 2001, and is first
being mailed to shareholders on or about [            ], 2001.

                      REFERENCES TO ADDITIONAL INFORMATION

    This document incorporates by reference important business and financial information about Tyco and TyCom from documents that are not included in, or delivered with, this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to Tyco and TyCom that are incorporated in this document by reference by requesting them in writing, or by telephone, from the appropriate company:

           TYCO INTERNATIONAL LTD.                              TYCOM LTD.
       THE ZURICH CENTRE, SECOND FLOOR                          CROWN HOUSE
              90 PITTS BAY ROAD                             4 PAR-LA-VILLE ROAD
           PEMBROKE HM 08, BERMUDA                        HAMILTON HM 08, BERMUDA
               (441) 292-8674                                 (441) 294-8500

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY [            ], 2001
IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL GENERAL MEETING.

    See also "Where You Can Find More Information" on page i.

                                   TYCOM LTD.
                                  CROWN HOUSE
                              4 PAR-LA-VILLE ROAD
                            HAMILTON HM 08, BERMUDA

                            ------------------------

               NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

                            ------------------------

    Notice is hereby given that the Special General Meeting of Shareholders of
TyCom Ltd. will be held on [            ], 2001 at [      ] a.m., Atlantic Time,
at [            ], for the following purposes:

        1. To consider and, if thought fit, vote to approve the Agreement and Plan of Amalgamation, dated as of October 18, 2001, by and between TGN Holdings, Ltd., a Bermuda company and an indirect, wholly-owned subsidiary of Tyco International Ltd., a Bermuda company, and TyCom Ltd., a Bermuda company. Approval of the amalgamation agreement will constitute approval of the amalgamation contemplated thereby, pursuant to which TyCom and TGN Holdings will amalgamate; and

        2. To transact such other incidental business as may properly come before the Special General Meeting or any adjournment or postponement thereof.

    Notice of the Special General Meeting has been sent to all holders of record
of TyCom common shares at the close of business on [            ], 2001. Notice
will also be mailed to shareholders who become holders of record of TyCom common
shares through [      ], 2001. All holders of record of TyCom common shares on
the date of the Special General Meeting will be entitled to attend and vote at the Special General Meeting. Any shareholder who does not receive a copy of the proxy statement/prospectus and accompanying proxy card may obtain a copy at the meeting or by contacting TyCom at (441) 294-8500.

    Shareholders are cordially invited to attend the Special General Meeting in person. Whether or not you plan to attend the Special General Meeting, please sign, date and return the enclosed proxy card to ensure that your shares are represented at the Special General Meeting. Registered shareholders who attend the Special General Meeting may vote their shares personally, even though they have sent in proxies.

    If your TyCom shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares "held in street name," and these proxy materials are being forwarded to you by your broker or nominee. Your name does not appear on the register of shareholders and, in order to be admitted to the meeting, you must bring a letter or account statement showing that you are the beneficial owner of the shares. You will not be able to vote at the Special General Meeting and should instruct your broker or nominee how to vote on your behalf.

    The TyCom board of directors, taking into account the findings and recommendation of the special committee and the terms and conditions of the amalgamation agreement, the voting agreement and the Tyco guarantee, has determined that the amalgamation and the amalgamation agreement are fair to, and in the best interests of, TyCom's shareholders (excluding Tyco, TGN Holdings and their respective subsidiaries), and has approved and authorized the amalgamation. The TyCom board recommends that you vote "FOR" approval of the amalgamation agreement. Further information regarding the Special General Meeting and the amalgamation is set forth in the accompanying proxy statement/prospectus and the annexes thereto.

    Holders of TyCom common shares who do not vote in favor of the amalgamation have the right to apply to the Supreme Court of Bermuda within one month of the giving of this notice for an appraisal of the fair value of their shares. See "The Amalgamation--Rights of Dissenting Shareholders" in the accompanying proxy statement/prospectus. For the purposes of Section 106 of the Companies Act 1981 (Bermuda), as amended, the parties have determined that the consideration to be paid in the amalgamation represents the fair value of the TyCom common shares.

    IT IS IMPORTANT THAT YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. THE PROXY IS REVOCABLE AND IT WILL NOT BE USED IF YOU:
(1) GIVE WRITTEN NOTICE OF REVOCATION TO THE SECRETARY AT TYCOM LTD., CROWN HOUSE, 4 PAR-LA-VILLE ROAD, HAMILTON HM 08, BERMUDA PRIOR TO THE VOTE TO BE TAKEN AT THE MEETING; (2) LODGE A LATER-DATED PROXY CARD; OR (3) ATTEND AND VOTE AT THE SPECIAL GENERAL MEETING.

                                          By Order of the Board of Directors,

                                          Judith Collis
                                          Secretary

[            ], 2001

                      WHERE YOU CAN FIND MORE INFORMATION

    Tyco and TyCom file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549 or at the SEC's other public reference facilities. Please call the SEC at 1-800-SEC-0330 for further information on the operation and location of the SEC's public reference facilities. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

    The filings of Tyco and TyCom with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

    You can also inspect reports, proxy statements and other information about Tyco and TyCom at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    Tyco filed a registration statement on Form S-4 to register with the SEC the Tyco common shares to be delivered in connection with the amalgamation. This document is a part of that registration statement and constitutes a prospectus of Tyco, in addition to being a proxy statement of TyCom for the special general meeting of TyCom shareholders. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-4 (and any amendments to that document) in the manner described above.

    This document incorporates by reference the following documents that Tyco and TyCom have previously filed with the SEC:

TYCO SEC FILINGS (FILE NO. 001-13836)                             PERIOD
-------------------------------------                             ------
Annual Report on Form 10-K                     Fiscal year ended September 30, 2000

Quarterly Reports on Form 10-Q                 Quarterly periods ended December 31, 2000,
                                               March 31, 2001 and June 30, 2001

Current Reports on Form 8-K                    Filed on November 1, 2000, November 15, 2000,
                                               February 9, 2001, March 15, 2001, March 29,
                                               2001, April 3, 2001, May 24, 2001, June 15,
                                               2001, July 25, 2001, August 3, 2001 and
                                               August 16, 2001

The description of Tyco common shares as set   Filed on March 1, 1999
forth in its Registration Statement on
Form 8-A/A

TYCOM SEC FILINGS (FILE NO. 001-15765)                            PERIOD
--------------------------------------                            ------
Annual Report on Form 10-K                     Fiscal year ended September 30, 2000

Quarterly Reports on Form 10-Q                 Quarterly periods ended December 31, 2000,
                                               March 31, 2001 and June 30, 2001

The description of TyCom common shares as set Filed on March 27, 2000 forth in its Registration Statement on Form 8-A

    Tyco and TyCom also are incorporating by reference additional documents that they file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this document and the date that the offering of Tyco common shares through this document is completed. In addition, Tyco and TyCom are incorporating by reference all documents that they file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the date of effectiveness of the registration statement. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included in this document.

    Tyco has supplied all information contained or incorporated by reference in this document relating to Tyco, and TyCom has supplied all such information relating to TyCom.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT WHEN DECIDING HOW TO VOTE ON THE AMALGAMATION. NEITHER TYCO NOR TYCOM HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS
DATED [            ], 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED
IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THIS DATE, AND NEITHER THE MAILING OF THIS DOCUMENT NOR THE DELIVERY OF TYCO COMMON SHARES IN CONNECTION WITH THE AMALGAMATION WILL CREATE ANY IMPLICATION TO THE CONTRARY. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT OR THE SOLICITATION OF PROXIES IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
WHERE YOU CAN FIND MORE INFORMATION.........................      i

QUESTIONS AND ANSWERS ABOUT THE AMALGAMATION................      1

SUMMARY.....................................................      3
  The Companies.............................................      3
  The Special General Meeting...............................      4
  The Amalgamation..........................................      5
  Comparison of Rights of Shareholders of TyCom and
    Shareholders of Tyco....................................      7

RISK FACTORS................................................      8

FORWARD LOOKING INFORMATION.................................     10

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TYCO AND
  TYCOM.....................................................     11
  Selected Consolidated Historical Financial Data of Tyco...     12
  Selected Consolidated Historical Financial Data of
    TyCom...................................................     14
  Comparative Per Share Information.........................     15
  Comparative Market Value Information......................     16
  Recent Developments of Tyco and TyCom.....................     17

TYCOM SPECIAL GENERAL MEETING...............................     19
  Solicitation of Proxies...................................     19
  Purpose of the TyCom Special General Meeting..............     19
  Recommendation of the Board of Directors of TyCom.........     19
  Outstanding Voting Shares.................................     19
  Voting Your Proxy.........................................     20
  Costs of Solicitation.....................................     20

THE AMALGAMATION............................................     21
  Background of the Amalgamation............................     21
  Recommendation of the Special Committee and the TyCom
    Board; Reasons of the TyCom Board and the Special
    Committee for the Amalgamation..........................     24
  Opinion of Financial Advisor to the Special Committee.....     27
  Reasons of Tyco for the Amalgamation......................     32
  Interests of Certain Persons in the Amalgamation..........     32
  Material U.S. Federal Income Tax and Bermuda Tax
    Consequences............................................     33
  Accounting Treatment......................................     36
  Regulatory Approvals Required for the Amalgamation........     37
  U.S. Federal Securities Law Consequences..................     37
  Delisting and Deregistration of TyCom Common Shares;
    Cessation of TyCom Periodic Reporting...................     37
  Stock Exchange Listing....................................     37
  Rights of Dissenting Shareholders.........................     38
  Litigation................................................     38

THE AMALGAMATION AGREEMENT..................................     40
  General...................................................     40
  The Amalgamation..........................................     40
  Effective Time............................................     40
  Amalgamation Consideration................................     40
  Exchange of TyCom Common Shares...........................     41
  Representations and Warranties............................     42
  Conduct of Business by TyCom..............................     42

                                                                PAGE
                                                              --------
  Certain Other Covenants...................................     42
  Conditions to the Amalgamation............................     44
  Termination...............................................     45
  Amendment and Waiver; Parties in Interest.................     46
  Voting Agreement..........................................     46
  Guarantee.................................................     46

COMPARATIVE PER SHARE PRICES AND DIVIDENDS..................     47
  Tyco......................................................     47
  TyCom.....................................................     48

COMPARISON OF RIGHTS OF SHAREHOLDERS OF TYCOM AND TYCO......     49

LEGAL MATTERS...............................................     63

EXPERTS.....................................................     63

FUTURE SHAREHOLDER PROPOSALS................................     63

ANNEXES
  Annex A--Agreement and Plan of Amalgamation and Related
    Guarantee
  Annex B--Voting Agreement
  Annex C--Opinion of J.P. Morgan Securities Inc.

                  QUESTIONS AND ANSWERS ABOUT THE AMALGAMATION

Q.  WHY ARE TYCOM AND TYCO PROPOSING THE AMALGAMATION?

A. As a result of the transaction, Tyco will have the ability to more fully integrate the business and assets of TyCom into Tyco's other businesses. Furthermore, Tyco will be able to eliminate the costs and management time associated with maintaining TyCom as a separate public company, and will be able to more easily allocate capital between TyCom and Tyco's businesses.

    TyCom agreed to the amalgamation as the result of negotiations between Tyco and the special committee. The TyCom board established the special committee in response to a proposal by Tyco to acquire the outstanding minority interest in TyCom.

    The reasons TyCom and Tyco are proposing the amalgamation are discussed in more detail later in this document. See "The Amalgamation--Background of the Amalgamation" beginning on page i "The Amalgamation--Recommendation of the Special Committee and TyCom's Board of Directors; Reasons of TyCom and the
    Special Committee for the Amalgamation" beginning on page   ; and "The
    Amalgamation--Reasons of Tyco for the Amalgamation" on page   .

Q.  WHAT WILL I RECEIVE IN THE AMALGAMATION?

A. If the amalgamation is completed, holders (other than Tyco, TGN Holdings and their respective subsidiaries) of TyCom common shares at the time the amalgamation is completed will receive 0.3133 of a Tyco common share in exchange for each of their TyCom common shares. Cash will be paid instead of fractional Tyco shares.

Q.  WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE AMALGAMATION?

A. The receipt by TyCom shareholders of Tyco common shares pursuant to the amalgamation will constitute a taxable exchange for U.S. federal income tax purposes. To review the tax consequences of the amalgamation in greater detail, see "The Amalgamation--Material U.S. Federal Income Tax and Bermuda
    Tax Consequences" beginning on page   .

Q.  WHEN WILL THE AMALGAMATION TAKE EFFECT?

A. The amalgamation is expected to take effect after the closing conditions set forth in the amalgamation agreement have been satisfied or waived. We currently expect to be able to complete the amalgamation in the first calendar quarter of 2002.

Q.  WHAT SHAREHOLDER APPROVAL IS NEEDED?

A. The affirmative vote of a majority of the outstanding TyCom common shares is required for the approval of the amalgamation agreement. TGN Holdings is entitled to cast approximately 89% of the total votes to be cast at the TyCom special general meeting and has agreed to vote in favor of the amalgamation. Accordingly, approval of the amalgamation agreement is assured. The approval of Tyco shareholders (other than Tyco, TGN Holdings and their respective subsidiaries) is not required.

Q.  WHAT IF I DON'T VOTE?

A. If you fail to vote by proxy or in person, it will have no effect on the approval of the amalgamation agreement.

    If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote in favor of approval of the amalgamation agreement. If you respond and abstain from voting, your proxy will have no effect on the approval of the amalgamation agreement.

Q.  DO I HAVE THE RIGHT TO DISSENT FROM THE AMALGAMATION?

A. Yes. If you so choose, you will be entitled to exercise appraisal rights so long as you take all of the steps required under Bermuda law. These steps are described under "The Amalgamation--Rights of Dissenting Shareholders" on
    page   .

Q.  WHAT SHOULD I DO NOW?

A. After carefully reading and considering the information contained in this document, you should cast your vote on the amalgamation agreement by completing, signing and dating your proxy card. The completed proxy card should be returned in the enclosed postage-prepaid envelope. You also can attend the special general meeting and vote in person. The TyCom Board of Directors, taking into account the findings and recommendation of the special committee and the terms and conditions of the amalgamation agreement, the voting agreement and the Tyco guarantee, recommends that you vote "FOR" approval of the amalgamation agreement.

Q.  WHEN SHOULD I SEND IN MY PROXY CARD? CAN I CHANGE MY VOTE?

A. You should send in your proxy card as soon as possible so that your shares will be voted at the special general meeting. You can change your vote at any time prior to the special general meeting by submitting a later-dated signed proxy card. You also can change your vote by giving written notice of revocation to the Secretary of TyCom or attending the meeting and voting in person.

Q.  IF MY TYCOM COMMON SHARES ARE HELD BY A BANK OR BROKER, HOW CAN I VOTE?

A. If your shares are held by a bank, broker or other nominee, you must contact the nominee to vote on your behalf. The nominee cannot vote your shares without receiving instructions from you. If you instruct a nominee on how to vote your shares, you must follow directions received from that nominee if you wish to change your vote.

Q. WILL I RECEIVE A PHYSICAL CERTIFICATE FOR THE TYCO SHARES THAT ARE DELIVERED TO ME IN THE AMALGAMATION?

A. No. If you are a record holder of TyCom common shares, your Tyco common shares will be issued under Tyco's Direct Registration System. This means that your shares will be held in an account maintained by Mellon Investor Services LLC, Tyco's transfer agent. If you want a physical certificate, you can request one at any time. If you hold your TyCom common shares through a bank, broker or other nominee, you will initially hold your Tyco common shares through that nominee.

Q.  SHOULD I SEND IN MY TYCOM SHARE CERTIFICATES NOW?

A. No. After the amalgamation is completed, you will receive written instructions on how to exchange your TyCom common share certificates for Tyco common shares. Please do not send in your TyCom common share certificates with your proxy.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND THE AMALGAMATION AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE AMALGAMATION, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH YOU HAVE BEEN REFERRED. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE I. IN PARTICULAR, YOU SHOULD READ THE AMALGAMATION AGREEMENT AND RELATED GUARANTEE, THE VOTING AGREEMENT AND THE OPINION OF JPMORGAN, WHICH ARE ATTACHED TO THIS DOCUMENT AS ANNEXES A, B AND C, RESPECTIVELY.

                                 THE COMPANIES

TYCO INTERNATIONAL LTD.
The Zurich Centre, Second Floor
90 Pitts Bay Road
Pembroke HM 08, Bermuda
(441) 292-8674

    Tyco is a diversified manufacturing and service company that, through its subsidiaries:

    - designs, manufactures and distributes electrical and electronic components and multi-layer printed circuit boards;

    - designs, manufactures and distributes disposable medical supplies and other specialty products;

    - designs, manufactures, installs and services fire detection and suppression systems, installs, monitors and maintains electronic security systems and designs, manufactures, distributes and services specialty valves;

    - designs, engineers, manufactures, installs, operates and maintains undersea cable communications systems; and

    - offers vendor, equipment, commercial, factoring, consumer and structured financing and leasing capabilities through its indirect wholly-owned subsidiary, Tyco Capital Corporation.

    Tyco operates in more than 100 countries around the world and had revenues for its fiscal year ended September 30, 2001 in excess of $36 billion.

    Tyco's strategy is to be the low-cost, high quality producer and provider in each of its markets. It promotes its leadership position by investing in its existing businesses, developing new markets and acquiring complementary businesses and products. Combining the strengths of its existing operations and its business acquisitions, Tyco seeks to enhance shareholder value through increased earnings per share and strong cash flows.

    Tyco reviews acquisition opportunities in the ordinary course of business, some of which may be material and some of which are currently under investigation, discussion or negotiation. There can be no assurance that any of these acquisitions will be consummated.

    Tyco's common shares are listed on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol "TYC" and on the London Stock Exchange under the symbol "TYI."

    Tyco's and TGN Holdings's registered and principal executive offices are located at the above address in Bermuda. The executive offices of Tyco's principal United States subsidiaries are located at One Tyco Park, Exeter, New Hampshire 03833, and the telephone number there is (603) 778-9700.

    For additional information regarding the business of Tyco, please see Tyco's Form 10-K and other filings of Tyco with the SEC, which are incorporated by reference into this document. See "Where You Can Find More Information" on page i.

TGN HOLDINGS, LTD.
c/o Tyco International Ltd.
The Zurich Centre, Second Floor
90 Pitts Bay Road
Pembroke HM 08, Bermuda
(441) 292-8674

    TGN Holdings is TyCom's immediate parent and is an indirect, wholly-owned subsidiary of Tyco. TGN Holdings currently owns approximately 89% of the outstanding TyCom common shares. Following the proposed transaction, TyCom and TGN Holdings will amalgamate and the amalgamated company will be an indirect, wholly-owned subsidiary of Tyco.

TYCOM LTD.
Crown House
4 Par-la-Ville Road
Hamilton HM 08, Bermuda
(441) 294-8500

    TyCom is a leading independent provider of transoceanic fiber optic networks and services. TyCom's products and services include:

    - design, engineering, manufacture and installation of undersea cable communications systems;

    - service and maintenance of major undersea cable networks; and

    - design, manufacture and installation of a global undersea fiber optic network, known as the TyCom Global Network.-TM- TyCom operates, maintains and sells bandwidth capacity on the TyCom Global Network.

    TyCom was incorporated on March 8, 2000 as an indirect, wholly-owned subsidiary of Tyco to serve as the holding company for Tyco's undersea fiber optic cable communications business. In July 2000, TyCom sold approximately 14% of its common shares in an initial public offering.

    TyCom is deploying the TyCom Global Network in a number of phases. Phase 1 of the TyCom Global Network is designed to offer multi-terabit capacity upgradeable to a maximum of 7.68 terabits per second, span approximately 90,000 kilometers and reach more than 30 major cities around the globe. TyCom is designing and manufacturing the undersea cable, optical amplifiers and terminal equipment, and designing, building and equipping the global and regional network management centers and cable stations along the route. TyCom's own fleet of cable ships, one of the world's largest, is installing and will maintain the network.

    TyCom's common shares are listed on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol "TCM."

    TyCom's registered and principal executive offices are located at the above address in Bermuda.

    For additional information regarding the business of TyCom, please see TyCom's Form 10-K and other filings of TyCom with the SEC, which are incorporated by reference into this document. See "Where You Can Find More Information" on page i.

                     THE SPECIAL GENERAL MEETING (PAGE   )

    The special general meeting of TyCom shareholders will be held on
[            ], 2001 at [      ] a.m., Atlantic Time, at [            ].

    Notice of the meeting has been sent to all holders of record of TyCom's
common shares at the close of business on [      ], 2001. On that date, there
were outstanding and entitled to vote

500,999,100 TyCom common shares. Notice will also be mailed to shareholders who
become holders of record of TyCom common shares through [      ], 2001. Each
holder of record of TyCom common shares is entitled to one vote per share on the amalgamation.

SHAREHOLDER VOTE REQUIRED

    The affirmative vote of a majority of the outstanding TyCom common shares is required for the approval of the amalgamation. TGN Holdings is entitled to cast approximately 89% of the total votes to be cast at the Tyco special general meeting and has agreed to vote in favor of the amalgamation.

                           THE AMALGAMATION (PAGE   )

    TyCom and TGN Holdings, an indirect, wholly-owned Tyco subsidiary, have entered into an amalgamation agreement and a voting agreement. In the amalgamation contemplated by the amalgamation agreement, TyCom and TGN Holdings will amalgamate and the separate corporate existence of TyCom and TGN Holdings will cease. TGN Holdings and TyCom will continue as the amalgamated company and operate under the name TyCom Ltd. In the voting agreement, TGN Holdings has agreed to vote its TyCom common shares (representing approximately 89% of TyCom's outstanding shares) in favor of approval of the amalgamation agreement. Tyco has guaranteed the obligations of TGN Holdings and the amalgamated company under the amalgamation agreement and the voting agreement.

THE EXCHANGE RATIO; AMALGAMATION CONSIDERATION

    Upon the consummation of the amalgamation, TyCom shareholders (other than Tyco, TGN Holdings and their respective subsidiaries) will receive 0.3133 of a Tyco common share for each TyCom common share held and will receive cash in lieu of any fractional shares.

APPRAISAL RIGHTS

    Under Bermuda law, which governs the amalgamation agreement, any holder of TyCom common shares who does not vote in favor of the amalgamation agreement and who is not satisfied that he or she has been offered the fair value of his or her shares may, within one month of the giving of notice of the special general meeting, apply to the Supreme Court of Bermuda to appraise the fair value of the shares. There is no right of appeal from an appraisal by the Supreme Court. Such holder will receive the value appraised by the Supreme Court only if the amalgamation is completed. Pursuant to the amalgamation agreement, it is a condition to the obligation of TGN Holdings and TyCom to effect the amalgamation that the number of TyCom common shares with respect to which shareholders have exercised appraisal rights does not exceed 5.6 million TyCom common shares. A summary of the relevant provisions of the Companies Act 1981 (Bermuda), as amended, is contained herein under the heading "The Amalgamation--Rights of
Dissenting Shareholders" beginning on page   .

RESTRICTIONS ON THE ABILITY TO SELL TYCO COMMON SHARES

    All Tyco common shares received by shareholders of TyCom in connection with the amalgamation will be freely transferable except for Tyco common shares received by TyCom shareholders who are considered to be "affiliates" of TyCom under the Securities Act of 1933. See "The Amalgamation--U.S. Federal Securities
Law Consequences" on page   .

TAX TREATMENT

    The receipt by TyCom shareholders of Tyco common shares pursuant to the amalgamation will constitute a taxable exchange for U.S. federal income tax purposes. To review the tax consequences of the amalgamation in greater detail, see "The Amalgamation--Material U.S. Federal
Income Tax and Bermuda Tax Consequences" beginning on page   .

INTERESTS OF CERTAIN PERSONS IN THE AMALGAMATION

    The executive officers and directors of TyCom, in their capacity as such, may be deemed to have interests in the amalgamation that are in addition to or different from their interests as shareholders of TyCom generally. The special committee and the TyCom board of directors were aware of these interests and considered them, among other matters, in approving the amalgamation. For a discussion of these interests of the executive officers and directors of TyCom, see "The Amalgamation--Interests of Certain Persons in the Amalgamation"
beginning on page   .

CONDITIONS TO THE AMALGAMATION

    The consummation of the amalgamation depends upon satisfaction of certain conditions, including:

    - continuing effectiveness of the registration statement of which this document is a part;

    - approval of the amalgamation by TyCom shareholders (TGN Holdings is entitled to cast approximately 89% of the total votes to be cast at the TyCom special general meeting and has agreed to vote in favor of the amalgamation agreement);

    - the absence of legal restraints to the consummation of the amalgamation, including the receipt of any necessary material regulatory clearances; and

    - the number of TyCom common shares with respect to which shareholders have exercised appraisal rights does not exceed 5.6 million TyCom common shares.

    For further details, see "The Amalgamation Agreement--Conditions to the
Amalgamation" beginning on page   .

TERMINATION OF THE AMALGAMATION

    Either TyCom (only upon recommendation of the special committee) or TGN Holdings may terminate the amalgamation agreement if:

    - both parties consent in writing;

    - the amalgamation is not consummated by June 30, 2002 through no fault of the party seeking to terminate the amalgamation; or

    - there are legal restraints preventing the amalgamation.

    TGN Holdings also may terminate the amalgamation agreement if the special committee withdraws, modifies or changes its recommendation of the amalgamation agreement or the amalgamation in a manner adverse to Tyco or TGN Holdings or has resolved to do so.

    All costs and expenses incurred in connection with the amalgamation agreement (other than those in connection with the preparation, printing, mailing and filing of this proxy statement/prospectus, which will be paid by
Tyco) shall be paid by the party incurring such expenses, whether or not the amalgamation is consummated.

    For further details, see "The Amalgamation Agreement--Termination" beginning
on page   .

ACCOUNTING TREATMENT

    The amalgamation will be accounted for at historical costs, with the exception of the acquisition of the minority interest which will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles in the United States.
See "The Amalgamation--Accounting Treatment" on page   .

OPINION OF THE FINANCIAL ADVISOR TO TYCOM'S SPECIAL COMMITTEE

    On October 18, 2001, JPMorgan delivered its opinion to the special committee and the TyCom board of directors to the effect that, as of that date and subject to the matters and assumptions set forth in the opinion, the consideration to be received by the holders of TyCom common shares (other than Tyco, TGN Holdings and their respective subsidiaries) in the amalgamation was fair from a financial point of view to such holders. TyCom shareholders are urged to read the opinion in its entirety. See "The Amalgamation--Opinion of Financial Advisor to the Special Committee" and Annex C.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF TYCOM AND SHAREHOLDERS OF TYCO (PAGE   )

    After the amalgamation, TyCom shareholders will become shareholders of Tyco, and their rights as shareholders will be governed by Tyco's Memorandum of Association and Bye-Laws. There are some differences between the memoranda of association and bye-laws of Tyco and TyCom. However, since Tyco and TyCom are both Bermuda companies, the rights of TyCom shareholders will continue to be governed by Bermuda law after the amalgamation. For a summary of material differences between the rights of Tyco shareholders and TyCom shareholders, see
"Comparison of Rights of Shareholders of TyCom and Tyco" beginning on page   .

                                  RISK FACTORS

    IN EVALUATING THE AMALGAMATION AND THE AMALGAMATION AGREEMENT, TYCOM SHAREHOLDERS SHOULD TAKE INTO ACCOUNT THE FOLLOWING RISK FACTORS:

THE VALUE OF THE AMALGAMATION CONSIDERATION THAT TYCOM SHAREHOLDERS WILL RECEIVE WILL DEPEND ON THE VALUE OF TYCO COMMON SHARES AT THE TIME OF THE AMALGAMATION.

    In the amalgamation, TyCom shareholders (other than Tyco, TGN Holdings and their respective subsidiaries) will receive 0.3133 of a Tyco common share for each of their TyCom common shares. Based on the closing Tyco common share price on the New York Stock Exchange of $49.23 on October 18, 2001, the day the amalgamation agreement was signed, the value of 0.3133 of a Tyco common share was $15.42. The market price for Tyco shares at the time of the amalgamation is likely to be different than the October 18, 2001 price because of market fluctuations. The market value of Tyco common shares fluctuates for many reasons, including changes in the business, operations or prospects of Tyco, regulatory considerations or general market or economic conditions. Because the
0.3133 exchange ratio is fixed, the number of Tyco common shares TyCom shareholders will receive in the amalgamation will not be affected by or adjusted for the price of Tyco common shares at the time of the amalgamation. In particular, TyCom shareholders will not receive a greater number of Tyco common shares if the price per Tyco common share at the time of the amalgamation is less than the October 18, 2001 price of $49.23.

    Consummation of the amalgamation could be delayed past the time of the special general meeting of TyCom shareholders because of regulatory action or for other reasons not currently foreseeable. Consequently, the market value of the Tyco common shares that TyCom shareholders receive in the amalgamation may be higher or lower than the value based on the market price at the time TyCom shareholders vote on the amalgamation. Even if there were a decline in the price of Tyco shares during the period between the special general meeting and the consummation of the amalgamation, TyCom shareholders would not have the opportunity to vote again on the amalgamation, and the amalgamation consideration would not be repriced.

THE OPINION OBTAINED BY THE TYCOM SPECIAL COMMITTEE FROM ITS FINANCIAL ADVISOR SPEAKS AS OF ITS DATE AND DOES NOT REFLECT SUBSEQUENT CHANGES IN CIRCUMSTANCES.

    TyCom shareholders should be aware that the opinion of JPMorgan, financial advisor to the special committee of the TyCom board of directors, which addresses the fairness from a financial point of view of the consideration to be received by TyCom's shareholders (other than Tyco, TGN Holdings and their respective subsidiaries), is based on financial, economic, market and other conditions as they existed as of its date and not at any later time. Changes in such conditions, which are beyond the control of Tyco, TyCom and JPMorgan, and on which the opinion of JPMorgan is based, may alter the value of Tyco or TyCom or their respective share prices following the date of the JPMorgan opinion.

THE AMALGAMATION WILL CONSTITUTE A TAXABLE EXCHANGE FOR TYCOM MINORITY SHAREHOLDERS FOR U.S. FEDERAL INCOME TAX PURPOSES.

    The receipt by TyCom minority shareholders of Tyco common shares pursuant to the amalgamation will constitute a taxable exchange for U.S. federal income tax purposes. A TyCom minority shareholder subject to U.S. federal income tax that exchanges TyCom common shares for Tyco common shares will generally recognize capital gain or loss equal to the difference between such shareholder's adjusted tax basis in his or her TyCom common shares and the fair market value of the Tyco common shares (and any cash in lieu of fractional shares) received in exchange therefor. Such gain or loss will generally be long term capital gain or loss if such shareholder's holding period for his or her TyCom common shares was more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations. Any gain or loss so recognized generally will be from a U.S. source. See "The Amalgamation--Material U.S. Federal Income Tax and Bermuda Tax Consequences." TyCom shareholders are urged to consult their tax advisors concerning the United States federal, state, local and non-United States tax consequences of the amalgamation to them.

FAILURE TO COMPLETE THE AMALGAMATION COULD NEGATIVELY IMPACT TYCOM'S SHARE PRICE AND FUTURE BUSINESS AND OPERATIONS.

    Several conditions must be satisfied or waived in order to complete the amalgamation. These conditions are described under "The Amalgamation Agreement" and in detail in the amalgamation agreement, which is attached to this proxy statement/prospectus as Annex A. The conditions may not be satisfied, and if not satisfied or waived, the amalgamation will not occur or will be delayed.

    If the amalgamation is not completed or is delayed, TyCom may be subject to the following material risks:

    - the price of TyCom common shares may decline to the extent that the current market price of TyCom common shares reflects a market assumption that the amalgamation will be completed; and

    - costs related to the amalgamation, such as legal, accounting and certain financial advisor fees, must be paid even if the amalgamation is not completed.

    Failure to complete the amalgamation could result in Tyco considering other strategic alternatives with respect to TyCom. There is no assurance that any such alternatives will be available or attractive to Tyco in the future. Even if the amalgamation is not consummated, however, Tyco will continue to control TyCom as a majority-owned subsidiary.

                          FORWARD LOOKING INFORMATION

    Certain statements contained in or incorporated by reference into this document are "forward looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks, uncertainties and contingencies, many of which are beyond the control of Tyco and TyCom, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained or incorporated by reference that are not clearly historical in nature are forward looking. When used in this proxy statement/prospectus, the words "anticipate," "believe," "expect," "estimate" and similar expressions are generally intended to identify forward looking statements. Examples of forward looking statements include any statements regarding the timing or benefits of the amalgamation and the value of the Tyco common shares to be received by TyCom shareholders as consideration for the amalgamation, as well as expectations with respect to future sales and other results of operations, operating efficiencies and product expansion. Factors that might affect such forward looking statements include, among other things:

    - the impact of fluctuations in the share price of Tyco common shares;

    - overall economic and business conditions;

    - the demand for Tyco's and TyCom's goods and services;

    - competitive factors in the industries in which Tyco and TyCom compete;

    - the risk factors described above under the heading "Risk Factors";

    - changes in U.S. and non-U.S. government regulations;

    - changes in tax requirements (including tax rate changes, new tax laws and revised tax law interpretations);

    - results of litigation;

    - interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations;

    - economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders;

    - the ability to achieve anticipated synergies in connection with the acquisition of TyCom, Tyco's recent acquisition of Tyco Capital Corporation and other acquisitions;

    - the timing, impact and other uncertainties of future acquisitions by Tyco; and

    - the timing of construction and the successful operation of the TyCom Global Network.

    For additional factors that might affect such forward looking statements with respect to TyCom, see the factors identified under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations--Forward Looking Information" in TyCom's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2001. See "Where You Can Find More Information" on page i.

       SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TYCO AND TYCOM

    The following information is being provided to assist you in analyzing the financial aspects of the amalgamation. The selected financial information for Tyco for the nine months ended June 30, 2001 and 2000 was derived from the unaudited Consolidated Financial Statements included in Tyco's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001. The data presented for Tyco for the nine months ended June 30, 2001 and 2000 are unaudited and, in the opinion of Tyco's management, include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of such data. Tyco's results for the nine months ended June 30, 2001 are not necessarily indicative of the results to be expected for the fiscal year ending September 30, 2001. The selected financial information for Tyco for the fiscal years ended
September 30, 2000, 1999 and 1998 was derived from the audited Consolidated Financial Statements included in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2000. The selected financial information for Tyco for the nine months ended September 30, 1997 was derived from the audited Consolidated Financial Statements included in Tyco's Annual Report on
Form 10-K/A filed on June 26, 2000. The selected financial information for Tyco for the year ended December 31, 1996 was derived from the audited Consolidated Financial Statements included in Tyco's Current Report on Form 8-K filed on
June 3, 1999.

    The selected financial information for TyCom for the nine months ended
June 30, 2001 and 2000 was derived from the unaudited Consolidated Financial Statements included in TyCom's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001. The data presented for TyCom for the nine months ended June 30, 2001 and 2000 are unaudited and, in the opinion of TyCom's management, include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of such data. TyCom's results for the nine months ended June 30, 2001 are not necessarily indicative of the results to be expected for the fiscal year ending September 30, 2001. The selected financial information for TyCom for the years ended September 30, 2000, 1999 and 1998 was derived from the audited Consolidated Financial Statements included in TyCom's Annual Report on Form 10-K for the year ended September 30, 2000. The audited information for the year ended September 30, 1997 and the unaudited information for the year ended September 30, 1996 was derived from TyCom's historical books and records and those of its subsidiaries. The aforementioned selected financial information presents TyCom's consolidated financial position and results of operations as a subsidiary of Tyco prior to TyCom's initial public offering ("IPO") on July 27, 2000, including adjustments necessary for a fair presentation of the business, and as a stand-alone entity subsequent to the IPO. The financial information presented may not be indicative of the results that would have been achieved had TyCom operated as a stand-alone entity.

    The information should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly and other reports filed by Tyco and TyCom with the SEC. See "Where You Can Find More Information" on page i.

           SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TYCO(1)

                                  NINE MONTHS ENDED                                           NINE MONTHS
                                       JUNE 30,              YEAR ENDED SEPTEMBER 30,            ENDED        YEAR ENDED
                                ----------------------   ---------------------------------   SEPTEMBER 30,   DECEMBER 31,
                                 2001(2)      2000(2)     2000(3)     1999(4)     1998(5)     1997(6)(7)      1996(8)(9)
                                ----------   ---------   ---------   ---------   ---------   -------------   ------------
                                     (UNAUDITED)
                                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
  Total revenues..............  $ 26,549.7   $21,126.5   $30,691.9   $22,496.5   $19,061.7     $12,742.5      $14,671.0
  Income (loss) from
    continuing operations.....     3,376.7     2,610.0     4,520.1     1,067.7     1,168.6        (348.5)          49.4
  Income (loss) from
    continuing operations per
    common share(10):
  Basic.......................        1.91        1.55        2.68        0.65        0.74         (0.24)          0.02
  Diluted.....................        1.89        1.52        2.64        0.64        0.72         (0.24)          0.02
  Cash dividends per common
    share (10)................                                    See (11) below.

CONSOLIDATED BALANCE SHEET
  DATA
  (END OF PERIOD):
  Total assets................  $106,892.8               $40,404.3   $32,344.3   $23,440.7     $16,960.8      $14,686.2
  Long-term debt..............    38,036.1                 9,461.8     9,109.4     5,424.7       2,785.9        2,202.4
  Manditorily redeemable
    preference shares.........       260.0                      --          --          --            --             --
  Total shareholders'
    equity....................    31,187.2                17,033.2    12,369.3     9,901.8       7,478.7        7,022.6

--------------------------

(1) On April 2, 1999, October 1, 1998, August 29, 1997 and August 27, 1997, Tyco merged with AMP Incorporated, United States Surgical Corporation, Keystone International, Inc. and Inbrand Corporation, respectively. On July 2, 1997, Tyco, formerly called ADT Limited, merged with Tyco International Ltd., a Massachusetts corporation at the time ("Former Tyco"). These five combinations were accounted for under the pooling of interests method of accounting. As such, the consolidated financial data presented above include the effect of the mergers, except for the period prior to January 1, 1997, which does not include Inbrand due to immateriality.

(2) Income from continuing operations in the nine months ended June 30, 2001 includes a charge of $184.3 million for the write-off of purchased in-process research and development, net charges of $86.9 million, of which $78.8 million is included in cost of sales, for restructuring and other non-recurring items, a charge of $27.9 million for the impairment of long-lived assets, a net gain of $276.6 million on the sale of businesses and investments and a net gain of $64.1 million on the sale of shares of a subsidiary. Income from continuing operations in the nine months ended
    June 30, 2000 includes charges of $99.0 million for the impairment of long-lived assets and a net credit of $81.3 million, of which net charges of $1.0 million is included in cost of sales, for merger, restructuring and other non-recurring items. See Notes 2, 7 and 8 to the Consolidated Financial Statements contained in Tyco's quarterly report on Form 10-Q for the quarterly period ended June 30, 2001, which is incorporated by reference in this document.

(3) Income from continuing operations in the fiscal year ended September 30, 2000 includes a net charge of $176.3 million, of which $1.0 million is included in cost of sales, for restructuring and other non-recurring charges, and charges of $99.0 million for the impairment of long-lived assets. See Notes 12 and 16 to the Consolidated Financial Statements contained in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2000, which is incorporated by reference in this document. Income from continuing operations for the fiscal year ended September 30, 2000 includes a one-time pre-tax gain of $1,760.0 million related to the issuance of common shares by a subsidiary. See Note 15 to the Consolidated Financial Statements contained in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

(4) Income from continuing operations in the fiscal year ended September 30, 1999 includes charges of $1,035.2 million for merger, restructuring and other non-recurring charges, of which $106.4 million is included in cost of sales, and charges of $507.5 million for the impairment of long-lived assets related to the mergers with U.S. Surgical Corporation and AMP and AMP's profit improvement plan. See Notes 12 and 16 to the Consolidated Financial Statements contained in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

(5) Income from continuing operations in the fiscal year ended September 30, 1998 includes charges of $80.5 million primarily related to costs to exit certain businesses in U.S. Surgical Corporation's operations and restructuring charges of $12.0 million related to the continuing operations of U.S. Surgical Corporation. In addition, AMP recorded restructuring charges of $185.8 million in connection with its profit improvement plan and a credit of $21.4 million to restructuring charges representing a revision of estimates related to its 1996 restructuring activities. See Note 16 to the Consolidated Financial Statements contained in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

(6) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. Accordingly, the nine-month transition period ended September 30, 1997 is presented.

(7) Loss from continuing operations in the nine months ended September 30, 1997 includes charges related to merger, restructuring and other non-recurring costs of $917.8 million and impairment of long-lived assets of $148.4 million primarily related to the mergers and integration of ADT, Former Tyco, Keystone, and Inbrand, and charges of $24.3 million for litigation and other related costs and $5.8 million for restructuring charges in U.S. Surgical Corporation's operations. The results for the nine months ended September 30, 1997 also include a charge of $361.0 million for the write-off of purchased in-process research and development related to the acquisition of the submarine systems business of AT&T Corp.

(8) Prior to their respective mergers, ADT, Keystone, U.S. Surgical Corporation and AMP had December 31 fiscal year ends and Former Tyco had a June 30 fiscal year end. The selected consolidated financial data have been combined using a December 31 fiscal year end for ADT, Keystone, Former Tyco, U.S. Surgical Corporation and AMP for the year ended December 31, 1996.

(9) Income from continuing operations in 1996 includes non-recurring charges of $744.7 million related to the adoption of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," $237.3 million related principally to the restructuring of ADT's electronic security services business in the United States and the United Kingdom, $98.0 million to exit various product lines and manufacturing operations associated with AMP's operations and $8.8 million of fees and expenses related to ADT's acquisition of Automated Security (Holdings) plc, a United Kingdom company.

(10) Per share amounts have been retroactively restated to give effect to the mergers with Former Tyco, Keystone, Inbrand, U.S. Surgical Corporation and AMP; a 0.48133 reverse stock split (1.92532 after giving effect to the subsequent stock splits) effected on July 2, 1997; and two-for-one stock splits distributed on October 22, 1997 and October 21, 1999, both of which were effected in the form of a stock dividend.

(11) Tyco has paid a quarterly cash dividend of $0.0125 per common share since July 2, 1997, the date of the Former Tyco/ADT merger. Prior to the merger with ADT, Former Tyco had paid a quarterly cash dividend of $0.0125 per share of common stock since January 1992. ADT had not paid any dividends on its common shares since 1992. U.S. Surgical Corporation paid quarterly dividends of $0.04 per share in the year ended September 30, 1998 and the nine months ended September 30, 1997 and aggregate dividends of $0.08 per share in 1996. AMP paid dividends of $0.27 per share in the first two quarters of the year ended September 30, 1999, $0.26 per share in the first quarter and $0.27 per share in the last three quarters of the year ended September 30, 1998, $0.26 per share in each of the three quarters of the nine months ended September 30, 1997 and aggregate dividends of $1.00 per share in 1996. The payment of dividends by Tyco in the future will depend on business conditions, Tyco's financial condition and earnings and other factors.

            SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TYCOM

                                   NINE MONTHS ENDED
                                       JUNE 30,                        YEAR ENDED SEPTEMBER 30,
                                  -------------------   -------------------------------------------------------
                                    2001       2000     2000(1)      1999       1998     1997(2)       1996
                                  --------   --------   --------   --------   --------   --------   -----------
                                      (UNAUDITED)                                                   (UNAUDITED)
                                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
  Net revenue...................  $1,690.1   $1,952.2   $2,539.7   $1,637.6   $1,281.6   $  375.5      $162.6
  Operating income (loss).......     308.8      372.1      498.6      323.6      262.3     (265.5)       57.0
  Net income (loss).............     259.4      223.9      303.3      163.0      152.0     (156.6)       37.0
  Basic earnings (loss) per
    common share(3).............      0.50       0.50       0.66       0.36       0.34      (0.35)       0.08
  Diluted earnings (loss) per
    common share(3).............      0.50       0.50       0.66       0.36       0.34      (0.35)       0.08
  Cash dividends per common share                        See (4) below

CONSOLIDATED BALANCE SHEET DATA
  (END OF PERIOD):
  Total assets..................  $4,221.6              $4,088.3   $2,392.2   $1,366.8   $1,364.4(5)    $ 53.3
  Long-term debt................     652.5                 653.5      608.2      600.0         --          --
  Shareholders' equity..........   2,184.8               2,161.5      498.5      213.7      676.8(5)      38.0

------------------------

(1) Results for fiscal year 2000 include certain non-recurring costs of $13.1 million ($10.5 million after tax) associated with TyCom's IPO.

(2) Results for fiscal year 1997 include a charge of $361.0 million
    ($220.2 million after tax) for the write-off of purchased in-process research and development related to the acquisition of the submarine systems business of AT&T Corp.

(3) Basic and diluted earnings per common share for fiscal 2000 have been computed by dividing net income by the weighted-average number of common shares outstanding. Basic and diluted earnings per common share prior to fiscal 2000 have been computed by dividing net income for each period by 450,000,000 common shares, which is the number of common shares owned by Tyco immediately prior to the IPO.

(4) Since TyCom's IPO, TyCom has not paid cash dividends.

(5) Unaudited.

                       COMPARATIVE PER SHARE INFORMATION

                                                                          TYCO AND TYCOM       TYCOM
                                                   TYCO        TYCOM        UNAUDITED       EQUIVALENT
                                                HISTORICAL   HISTORICAL     PRO FORMA      UNAUDITED PRO
                                                PER SHARE    PER SHARE     COMBINED PER      FORMA PER
                                                   DATA         DATA      SHARE DATA(1)    SHARE DATA(1)
                                                ----------   ----------   --------------   -------------
AT OR FOR THE NINE MONTHS ENDED JUNE 30, 2001
  (UNAUDITED)
Income from continuing operations per common
  share(2):
  Basic.......................................    $ 1.91        $0.50        $   1.91         $  0.60
  Diluted.....................................      1.89         0.50            1.89            0.59
Cash dividends per common share...............                      See (3) below
Book value per common share...................     16.11         4.20           16.39            5.13

AT OR FOR THE YEAR ENDED SEPTEMBER 30, 2000
Income from continuing operations per
  common share(2):
  Basic.......................................    $ 2.68        $0.66        $   2.66         $  0.83
  Diluted.....................................      2.64         0.66            2.62            0.82
Cash dividends per common share...............                      See (3) below
Book value per common share...................     10.11         4.15           10.49            3.29

------------------------

(1) The Tyco and TyCom unaudited pro forma combined income and book value per common share are based on TyCom shareholders receiving 0.3133 of a Tyco common share for each TyCom common share held. The TyCom equivalent unaudited pro forma per share data are calculated by multiplying the unaudited pro forma combined per share data by 0.3133.

(2) See Notes (2) and (3) to "Selected Consolidated Historical Financial Data of
    Tyco" on page   and Notes (1) and (2) to "Selected Consolidated Historical
    Financial Data of TyCom" on page   for information on certain non-recurring
    items.

(3) See Note (11) to "Selected Consolidated Historical Financial Data of Tyco"
    on page   and see Note (4) to "Selected Consolidated Historical Financial
    Data of TyCom" on page   for information on cash dividends per common share.

                      COMPARATIVE MARKET VALUE INFORMATION

    The following table sets forth:

    - the closing prices per share and aggregate market value of Tyco common shares and of TyCom common shares on the New York Stock Exchange on October 3, 2001, the last trading day prior to the public announcement of
      the proposed amalgamation, and on [            ], 2001; and

    - the equivalent price per share and equivalent market value of TyCom shares, based on the exchange ratio of 0.3133.

                                                    TYCO             TYCOM             TYCOM
                                                 HISTORICAL        HISTORICAL      EQUIVALENT(1)
                                               ---------------   --------------   ---------------
On October 3, 2001
  Closing price per common share.............  $         46.72   $         9.46   $         14.64
  Market value of common shares(2)...........  $90,437,992,431   $4,739,451,486   $ 7,334,626,824
On [      ], 2001
  Closing price per common share.............  $                 $                $
  Market value of common shares(2)...........  $                 $                $

------------------------

(1) Since the exchange ratio in the amalgamation is fixed, the value of the amalgamation consideration that TyCom shareholders will receive will depend on the value of Tyco common shares at the time of the amalgamation. You should obtain current share price quotations for Tyco and TyCom before making any decision about your vote on the amalgamation agreement.

(2) Market value based on 1,935,744,701 Tyco common shares and 500,999,100 TyCom
    common shares outstanding as of October 3, 2001 and [            ] Tyco
    common shares and [            ] TyCom common shares outstanding as of
    [            ], 2001, excluding shares held in treasury or by subsidiaries.
    The number of Tyco common shares outstanding as of October 3, 2001 and
    [            ], 2001 includes 4,035,666 and [            ] shares,
    respectively issuable upon exchange of exchangeable shares of CIT Exchangeco Inc., a wholly-owned subsidiary of Tyco, at 0.6907 of a Tyco common share per exchangeable share.

                     RECENT DEVELOPMENTS OF TYCO AND TYCOM

    On October 18, 2001, Tyco announced that a subsidiary of Tyco has accepted for exchange all shares properly tendered in the offer for the outstanding common shares of Sensormatic Electronics Corporation ("Sensormatic"). Through October 17, 2001, a total of approximately 84 million Sensormatic common shares were tendered in the offer. The exchange ratio for the offer is 0.5189 of a Tyco common share for each Sensormatic common share. Tyco also announced that the offering period had been further extended to November 7, 2001. As soon as practicable after the expiration of the offer and the conversion or redemption of all Sensormatic preferred shares, Sensormatic will be merged into a wholly-owned subsidiary of Tyco. In the merger, stockholders will receive the same consideration of 0.5189 of a Tyco common share per Sensormatic common share as received by stockholders in the offer.

    On October 18, 2001, Tyco announced its results for the fourth quarter of fiscal 2001, the three months ended September 30, 2001. Revenues before non-recurring items and the adoption of Staff Accounting Bulletin No. 101
("SAB 101") for the quarter rose 29% to $10.08 billion compared with last year's $7.80 billion. Diluted earnings per share before non-recurring items, extraordinary items and the adoption of SAB 101 for the fourth quarter fiscal 2001 were $0.86, a 34% increase over earnings of $0.64 per diluted share in the fourth quarter fiscal 2000. After giving effect to such items, revenues for the fourth quarter fiscal 2001 were $10.01 billion compared to $9.57 billion in the fourth quarter fiscal 2000 and diluted earnings per share for the fourth quarter of fiscal 2001 were $0.70 per share, compared to $1.12 diluted earnings per share in the fourth quarter of fiscal 2000. Included in the prior year's $1.12 is $0.59 resulting from a gain on the issuance of shares by a subsidiary.

    The quarterly segment profits and margins for Tyco's Electronics, Healthcare and Specialty Products, Fire and Security Services, and Telecommunications businesses that are presented in the discussion below are operating profits before non-recurring items, goodwill amortization and the adoption of SAB 101. Results for Tyco's Tyco Capital business are pre-tax profits before goodwill amortization.

    Revenues at Tyco Electronics decreased 9% to $2.95 billion and operating profits decreased 6% to $769.5 million; however, operating profits as a percentage of revenues increased from 25% in the fiscal 2000 fourth quarter to 26% in the fiscal 2001 fourth quarter. Revenues at Tyco Healthcare and Specialty Products increased 40% to $2.34 billion and operating profits increased 51% to $609.3 million and increased as a percentage of revenues from 24% in the fiscal 2000 fourth quarter to 26% in the fiscal 2001 fourth quarter. Revenues at Tyco Fire and Security Services increased 36% to $3.12 billion, operating profits increased 51% to $662.3 million and increased as a percentage of revenues from 19% in the fiscal 2000 fourth quarter to 21% in the fiscal 2001 fourth quarter. Revenues at Tyco Telecommunications (TyCom) decreased 71% to $173.2 million, and segment operating profits decreased 35% to $94.0 million; however, segment operating profit as a percentage of revenues increased from 25% in the fiscal 2000 fourth quarter to 54% in the fiscal 2001 fourth quarter. Revenues at Tyco Capital were $1.50 billion and pre-tax earnings were $367.4 million in the fiscal 2001 fourth quarter.

    Tyco's October 18, 2001 press release provided the following additional information with respect to TyCom's business. TyCom's overall revenues decreased due to delays in the timing of third-party systems projects and capacity sales on the TyCom Global Network. At the same time, margins increased due to project completions and certain reduced accruals required due to lower profitability levels for the fiscal year and certain contractual settlements. The shortfall in revenue related to third-party system sales is primarily caused by a deferral of revenue recognition for the C2C project. During the quarter, C2C was required to seek outside financing to fill a funding gap caused by the bankruptcy filing of a major customer of C2C. Full financing for the project is anticipated to be in place during the first fiscal quarter of 2002. On the capacity side, the TyCom Transatlantic system now has 400 gigabits of capacity lit, with nearly 50% of this allocated to customers. TyCom is ahead of schedule on a planned upgrade to 560 gigabits. Capacity sales for the quarter were lower than forecast in part because of timing factors. A $63 million capacity agreement scheduled to close in the quarter instead shifted to the first week of October, and will be recognized in the first fiscal quarter of 2002. Additionally, a $130 million capacity transaction with a major carrier was accounted for as a swap and is not recognized as revenue; however, it will lower the future cash cost of the TyCom Global Network build out. Given current market conditions, TyCom has initiated a series of cost reduction actions intended to bring its cost structures in line with current production expectations.

    On October 18, 2001, Tyco announced that it intends to pay the purchase price for any Liquid Yield Option-TM- Notes due 2020 (Zero Coupon--Senior) it is required to repurchase as of November 17, 2001 entirely in cash.

                         TYCOM SPECIAL GENERAL MEETING

SOLICITATION OF PROXIES

    This proxy statement/prospectus and accompanying proxy card are furnished in connection with the solicitation of proxies by and on behalf of the TyCom board in connection with the special general meeting of shareholders of TyCom to be
held on [      ], 2001 at [            ] at [  ] a.m., Atlantic Time, to
consider and, if thought fit, vote to approve the amalgamation agreement and the transactions contemplated thereby. This proxy statement/prospectus and the accompanying proxy card are being mailed to TyCom shareholders on or about
[            ], 2001.

PURPOSE OF THE TYCOM SPECIAL GENERAL MEETING

    At the special general meeting, TyCom shareholders will consider and, if thought fit, vote to approve the Agreement and Plan of Amalgamation, dated as of October 18, 2001, by and between TyCom and one of Tyco's subsidiaries, TGN Holdings. Approval of the amalgamation agreement will also constitute approval of the amalgamation and the other transactions contemplated by the amalgamation agreement. The amalgamation agreement provides, among other things, that TyCom and TGN Holdings will be amalgamated, resulting in TyCom becoming an indirect, wholly-owned subsidiary of Tyco, and that each outstanding TyCom common share (other than TyCom common shares held by Tyco, TGN Holdings and their respective subsidiaries) will be converted into the right to receive 0.3133 of a Tyco common share (and cash in lieu of fractional shares). Tyco has guaranteed the obligations of TGN Holdings and the amalgamated company under the amalgamation agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF TYCOM

    The TyCom board of directors, taking into account the findings and recommendation of the special committee and the terms and conditions of the amalgamation agreement, the voting agreement and the Tyco guarantee, has determined that the amalgamation and the amalgamation agreement are fair to, and in the best interests of, TyCom's shareholders (excluding Tyco, TGN Holdings and their respective subsidiaries), and, has approved and authorized the amalgamation. The TyCom board recommends that you vote "FOR" approval of the amalgamation agreement. See "The Amalgamation--Recommendation of the Special Committee and TyCom's Board of Directors; Reasons of TyCom and the Special
Committee for the Amalgamation" beginning on page   .

OUTSTANDING VOTING SHARES

    Notice of the special general meeting has been sent to all holders of record
of TyCom's common shares at the close of business on [      ], 2001. On that
date, there were outstanding and entitled to vote 500,999,100 TyCom common shares. Notice will also be mailed to shareholders who become holders of record
of TyCom common shares through [      ], 2001. Any shareholder who does not
receive a copy of the proxy statement/prospectus and accompanying proxy card may obtain a copy at the meeting or by contacting TyCom at (441) 294-8500. All holders of record of TyCom's common shares on the date of the special general meeting will be entitled to attend the special general meeting. A poll will be taken on each proposal to be put to the special general meeting and every holder of a common share will be entitled to one vote per share on each proposal. Two holders of common shares present in person or by proxy and having the right to attend and vote at the special general meeting are required to form a quorum for the transaction of business.

    For admission to the meeting, registered shareholders (those who own shares in their own names) should come to the Registered Shareholders check-in area, where their ownership will be verified. Those who have beneficial ownership of shares held by a bank or broker (often referred to as "holding in street name") should come to the Beneficial Owners check-in area. To be admitted, beneficial owners must bring account statements or letters from their banks or brokers showing that they own TyCom common shares, but they will not be able to vote at the special general meeting. Only holders of record may vote at the special general meeting. Beneficial shareholders should instruct their broker
or bank how to vote on their behalf. Registration will begin at [      ] a.m.,
and the special general meeting will begin at [      ] a.m.

    The affirmative vote of a majority of the outstanding TyCom common shares is required for the approval of the amalgamation agreement. TGN Holdings is entitled to cast approximately 89% of the total votes to be cast at the TyCom special general meeting and has agreed to vote in favor of the amalgamation agreement. Accordingly approval of the amalgamation agreement is assured. Pursuant to Bermuda law, (i) shares represented at the special general meeting whose votes are withheld on any matter, (ii) shares which are represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at the special general meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) and (iii) shares which abstain from voting on any matter are not included in the determination of the shares voting on such matter but are counted for quorum purposes. In accordance with New York Stock Exchange rules, brokers and nominees may not exercise their voting discretion with respect to the approval of the amalgamation agreement. Therefore, if you do not instruct your broker how to vote, your shares will not be voted with respect to approval of the amalgamation agreement. TGN Holdings is entitled to cast approximately 89% of the total votes to be cast at the TyCom special general meeting and has agreed to vote in favor of the amalgamation agreement. Accordingly, approval of the amalgamation agreement is assured, notwithstanding the vote of all other TyCom shareholders.

VOTING YOUR PROXY

    Shares represented by a properly executed proxy will be voted as directed on the proxy card. In the absence of contrary direction from a shareholder, proxies held by the chairman of the special general meeting will be voted "FOR" the approval of the amalgamation agreement.

    A registered shareholder may revoke a proxy by giving written notice of revocation to TyCom's Secretary at TyCom's registered office at any time before it is voted, by submitting a later-dated proxy or by attending the special general meeting and voting in person.

    A proxy card has been enclosed with this document.

    Shareholders should complete and return the proxy card as soon as possible. To be valid, the proxy card must be completed in accordance with the instructions on it.

COSTS OF SOLICITATION

    Tyco will pay the expenses incurred in connection with the preparation, printing, mailing and filing of this proxy statement/prospectus. In addition to the use of the mails, certain directors, officers or employees of TyCom may solicit proxies by telephone or personal contact. Upon request, TyCom will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of common shares.

                                THE AMALGAMATION

BACKGROUND OF THE AMALGAMATION

    On July 26, 2000, TyCom sold 70,300,000 of its common shares at $32.00 per share in a public offering registered under the Securities Act. TyCom's net proceeds from the offering were approximately $2.1 billion, of which $200.0 million was paid as a dividend to Tyco. Immediately following the offering, Tyco held 450.0 million of the outstanding shares of TyCom, constituting 86% of the issued and outstanding shares at the time. Tyco implemented the public offering of TyCom shares to unlock the value of TyCom's business and to be a source of capital to fund expenditures that would result from the development of the TyCom Global Network. Additionally, Tyco expected the TyCom initial public offering would enable TyCom to use its shares for acquisitions related to its business and to provide equity incentive employee benefits for TyCom employees directly tied to the performance of TyCom's business.

    In early 2001, the market prices for shares of all of the participants in the undersea broadband telecommunications industry, including TyCom, had declined substantially from the levels at the time of TyCom's initial public offering. In light of these declining prices, TyCom's board authorized the repurchase of up to $500.0 million of TyCom's common shares. From time to time during the spring and summer of 2001, TyCom repurchased shares under this program, purchasing a total of 19.4 million shares for an aggregate of $270.0 million.

    By the late summer of 2001, TyCom's market price and the market prices of others in the industry had fallen well below the levels of the spring of 2001. Management of Tyco determined that the rationale for holding TyCom as an independent listed company was substantially eroded by this decline in market values. Tyco remained committed to TyCom's business, and management of Tyco therefore began to consider a transaction in which Tyco would acquire all of TyCom's remaining publicly held shares. Subsequently, Tyco engaged Goldman, Sachs & Co. to assist in its consideration of such a transaction. At a meeting of the Board of Directors of Tyco on Monday, October 1, 2001, Tyco's Board of Directors discussed with management the proposed acquisition of the TyCom public shares. The Tyco board discussed various factors relevant to the transaction, and, following these discussions, the Tyco board approved the acquisition of the TyCom public shares in a share for share exchange transaction based on a fixed exchange ratio. The approval was subject to negotiation of transaction terms satisfactory to Tyco management.

    On Wednesday, October 3, 2001, Tyco submitted a written proposal to TyCom's board to acquire the outstanding minority interest in TyCom for consideration consisting of 0.2997 of a Tyco common share per common share of TyCom. Tyco's proposal indicated that it was subject to negotiation of a definitive agreement and necessary regulatory clearances. Tyco's proposal advised the TyCom board that Tyco would not consider a sale of TyCom to a third party.

    On Wednesday, October 3, 2001, at a special meeting by telephone of the TyCom board, the TyCom board determined that is was advisable to form a special committee, consisting of Brenda C. Barnes and Frank P. Doyle, neither of whom is a director, officer or employee of Tyco (or any subsidiary of Tyco other than TyCom) or an officer or employee of TyCom or its subsidiaries, to evaluate and review the Tyco proposal and recommend to the TyCom board what action TyCom should take in response to the proposal. The TyCom board authorized the special committee to review and evaluate the terms and conditions and determine the advisability of the proposal, to negotiate the terms of the proposal or an improved proposal, to determine whether the proposal or any revised proposal was fair to, and in the best interests of, TyCom's public shareholders, and to recommend to the entire TyCom board whether to approve or disapprove the proposal.

    The special committee was also authorized to retain a financial advisor and legal counsel to assist it in reviewing, evaluating and negotiating the terms and conditions of the proposal or any revised proposal and in determining whether the proposal or any revised proposal was fair to, and in the best interests of, TyCom's public shareholders. The special committee engaged Davis Polk & Wardwell as legal counsel and Conyers Dill & Pearman as Bermuda legal counsel. The special committee also retained
J.P. Morgan Securities Inc. ("JPMorgan") to act as financial advisor to the special committee.

    Tyco and TyCom publicly announced Tyco's proposal before the market opened on Thursday, October 4, 2001.

    On Thursday, October 4, 2001, a lawsuit seeking class action status was filed in New York state court, purportedly on behalf of public shareholders of TyCom, against Tyco, TyCom and the TyCom board, in connection with Tyco's proposal. Subsequently, six additional lawsuits were filed in New Jersey and New Hampshire. See "Litigation".

    On Thursday, October 4, 2001, the special committee met by telephone with JPMorgan and Davis Polk & Wardwell to coordinate their activities with respect to the Tyco proposal.

    Over the next week, the special committee's legal and financial advisors requested information from Tyco and TyCom and the special committee's financial advisors conducted due diligence meetings with senior management of Tyco and TyCom and discussed certain public and non-public information with respect to each. The legal and financial advisors were in regular contact with the special committee regarding the financial advisor's due diligence process and the terms of Tyco's proposal.

    On the afternoon of Monday, October 8, 2001, the special committee held a meeting by telephone with Davis Polk & Wardwell and JPMorgan. At the meeting, JPMorgan updated the special committee on the status of its review of both Tyco and TyCom, including conversations with TyCom and Tyco's management. JPMorgan discussed with the special committee the Tyco proposal and the historical trading prices and performance of the TyCom and Tyco common shares. At the meeting, Davis Polk & Wardwell advised the special committee regarding its fiduciary duties and other legal matters with respect to the Tyco proposal.

    On Tuesday and Wednesday, October 9 and 10, 2001, JPMorgan completed its review and analysis of Tyco and TyCom and the Tyco proposal and Davis Polk & Wardwell reviewed a draft of the amalgamation agreement provided by Tyco. Davis Polk & Wardwell updated the special committee on the status of the plaintiffs' lawsuits and the allegations made in the lawsuits.

    On Thursday morning, October 11, 2001, the special committee met with its financial and legal advisors. Davis Polk & Wardwell and Conyers Dill & Pearman advised the special committee on the fiduciary duties of the special committee members and relevant legal considerations resulting from their review and analysis of the Tyco proposal. JPMorgan presented its report to the special committee, which included its analysis and evaluation of Tyco, TyCom and the Tyco proposal. Davis Polk & Wardwell reviewed the key terms of the amalgamation agreement and tax treatment of the amalgamation. After questions and discussion, the special committee discussed the options available to TyCom's public shareholders and the range of possible responses to Tyco's proposal.

    On Thursday afternoon, at the conclusion of the meeting, Mr. Doyle and Ms. Barnes called Mark H. Swartz, Tyco's Executive Vice President and Chief Financial Officer, to discuss Tyco's original offer and presented a number of reasons why the initial exchange ratio proposed by Tyco should be improved. After discussions, Mr. Swartz agreed to consider the special committee's concerns and respond on Friday.

    On Friday, October 12, 2001, Mr. Swartz, Mr. Doyle and Ms. Barnes had several discussions on an increased exchange ratio. During the discussions, Mr. Swartz indicated that Tyco would be willing to increase its offer to 0.3133 of a Tyco share, for each TyCom share, but that Tyco would not be willing to pay a price higher than 0.3133 of a Tyco share. Mr. Doyle informed Mr. Swartz that the special committee would call him Saturday afternoon.

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    On Saturday morning, October 13, 2001, the special committee met by telephone with its financial and legal advisors to consider Tyco's increased offer price. After discussion of the increased proposal, the special committee directed Davis Polk & Wardwell to proceed with negotiations on the transaction agreements including the amalgamation agreement, voting agreement and guarantee. After the meeting, Mr. Doyle advised Mr. Swartz as to the discussions on the increased exchange ratio offer. Mr. Doyle informed Mr. Swartz that the special committee was prepared to proceed with negotiations on the transaction agreements based upon the increased exchange ratio proposed by Tyco. Davis
Polk & Wardwell then sent a mark up of the amalgamation agreement and a proposed voting agreement to Tyco and its counsel, Wilmer, Cutler & Pickering.

    On Monday, October 14, 2001, Davis Polk & Wardwell and Wilmer, Cutler & Pickering discussed the amalgamation agreement and voting agreement.

    On Tuesday morning, October 16, 2001, the special committee met by telephone with its advisors to discuss the status of negotiations of the transaction agreements. Following that meeting, Davis Polk & Wardwell and Wilmer, Cutler & Pickering engaged in further negotiations on the transaction agreements. On Tuesday afternoon, Mr. Doyle and Mr. Swartz discussed issues raised by the transaction agreements.

    On Wednesday morning, October 17, 2001, the special committee again met by telephone with its advisors. Davis Polk & Wardwell updated the special committee on the status of negotiation on the transaction documents. Davis Polk & Wardwell also advised the special committee regarding the status of its discussions with plaintiffs' counsel in certain of the putative class action lawsuits.

    Later that day, Davis Polk & Wardwell and JPMorgan spoke at length with plaintiffs' counsel in certain of the TyCom lawsuits and their experts to hear their views on Tyco's proposal. During this discussion, plaintiffs' counsel and their experts discussed with representatives of JPMorgan the different analyses performed by JPMorgan in its evaluation of TyCom. Plaintiffs' counsel and their experts also presented their views as to the valuation of TyCom and offered a number of reasons why the initial exchange ratio should be improved. Davis
Polk & Wardwell and Wilmer, Cutler & Pickering continued negotiations on the transaction agreements.

    On Thursday afternoon, October 18, 2001, the special committee held a meeting by telephone with its financial advisors and legal counsel. JPMorgan presented its financial analysis to the special committee on the fairness of the consideration to TyCom's shareholders, other than Tyco and its subsidiaries, from a financial point of view, to such holders. JPMorgan delivered its opinion orally, which was later confirmed in writing to the special committee and the TyCom board, to the effect that, subject to certain stated assumptions and qualifications, as of that date, the consideration to be received by the shareholders of TyCom, other than Tyco and its subsidiaries, in the proposed amalgamation was fair, from a financial point of view, to such holders.

    Davis Polk & Wardwell again advised the special committee on its legal duties and responsibilities and then discussed the structure of the transaction, the key terms and conditions of the transaction agreements and the tax treatment of the transaction. Davis Polk & Wardwell reported on the views of plaintiffs' legal and financial advisors in certain of the lawsuits and the memorandum of understanding reached with plaintiffs in two claims.

    After further discussion, the special committee unanimously (i) determined that the amalgamation and the amalgamation agreement are fair to and in the best interests of TyCom's public shareholders, other than Tyco and its subsidiaries, and (ii) recommended that the TyCom board approve the amalgamation and the amalgamation agreement.

    After the special committee meeting, there was a meeting of the TyCom board. All board members were present by telephone and JPMorgan, Davis Polk & Wardwell, and Conyers Dill & Pearman also attended the meeting by telephone. The special committee reported to the TyCom board its analysis

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and considerations in making its determination that the amalgamation and amalgamation agreement are fair to and in the best interests of TyCom's public shareholders. The special committee then recommended that the TyCom board approve the amalgamation and the amalgamation agreement.

    Conyers Dill & Pearman then reviewed the duties of directors and Davis
Polk & Wardwell summarized the key terms and conditions of the transaction and agreements. JPMorgan presented its financial analysis to the TyCom board on the fairness of the consideration to TyCom's shareholders, other than Tyco and its subsidiaries, from a financial point of view, and gave its opinion to the Board that, subject to certain stated assumptions and qualifications, as of that date, the consideration to be received by the shareholders of TyCom, other than Tyco and its subsidiaries, in the proposed amalgamation was fair, from a financial point of view. After further discussion and deliberation, taking into consideration the recommendation of the special committee and the terms and conditions of the transaction agreements, the TyCom board unanimously
(i) determined that the amalgamation and amalgamation agreement are fair to and in the best interest of TyCom and the TyCom shareholders, other than Tyco, TGN Holdings and their respective subsidiaries, (ii) determined that, taking into account the guarantee, it is advisable to enter into the amalgamation agreement and the voting agreement, (iii) approved the amalgamation and the forms of the transaction agreements, (iv) recommended that the shareholders of TyCom approve the amalgamation agreement and directed the amalgamation agreement be submitted to TyCom's shareholders for their approval, and (v) approved the other matters that were necessary to authorize and implement the amalgamation.

    Following the TyCom board meeting, the parties executed and entered into the amalgamation agreement, voting agreement and guarantee.

    On Thursday, October 18, 2001 the defendants and plaintiffs in two of the shareholder lawsuits reached an agreement in principle to settle the lawsuits, which was set forth in a memorandum of understanding entered into on October 19, 2001.

    On Friday morning, October 19, 2001, prior to the opening of the market, Tyco and TyCom jointly issued a press release announcing the transaction.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE TYCOM BOARD; REASONS OF THE TYCOM BOARD AND THE SPECIAL COMMITTEE FOR THE AMALGAMATION

    At a meeting held on October 18, 2001, the special committee unanimously determined that the amalgamation and the amalgamation agreement are fair to and in the best interests of TyCom's public shareholders and recommended that the TyCom board approve the amalgamation and amalgamation agreement. At a separate meeting held on October 18, 2001, the TyCom board unanimously determined that, taking into account the findings and recommendation of the special committee and the terms and conditions of the transaction agreements, the amalgamation and the amalgamation agreement are fair to and in the best interests of TyCom and its shareholders other than Tyco, TGN Holdings and their respective subsidiaries. The TyCom Board unanimously approved and adopted the amalgamation and the amalgamation agreement and recommended that the TyCom's shareholders approve the amalgamation and amalgamation agreement.

    In the course of determining that the amalgamation and the amalgamation agreement are fair to and in the best interest of TyCom's public shareholders, the special committee consulted with its financial and legal advisors and considered a number of factors in making its determination, including but not limited to the following:

        (1) Tyco currently owns approximately 89% of the outstanding common shares of TyCom and TyCom could not pursue a transaction involving a sale of the publicly-held shares of TyCom or any other strategic transaction requiring shareholder approval without Tyco's consent; Tyco had stated in its proposal that it would not consider selling its shares to a third party, and accordingly, the special committee did not propose or consider any alternative form of strategic transaction and limited itself to negotiating a proposal by Tyco to acquire the publicly-traded shares of TyCom, which the special committee considered was fair to, and in the best interests of, TyCom's public shareholders;

        (2) if the special committee declined to approve Tyco's proposal at the time, there was no assurance that there would be another opportunity for the public shareholders of TyCom to receive a premium for their TyCom shares;

        (3) the decline in trading prices for TyCom common shares in the period since its initial public offering; market indices and the historical and current market prices and recent trading activity for the TyCom common shares, Tyco common shares and the equity of businesses comparable to those of TyCom and Tyco, in each case which were provided to the special committee by JPMorgan, and described under "Opinion of Financial Advisor to the Special Committee";

        (4) based on the closing price of Tyco common shares on October 17, 2001, the fact that the exchange ratio of 0.3133 of a share of Tyco to be received per TyCom common share represented a premium over a range of trading prices and averages of TyCom common shares, including a premium of approximately 60.1% over the closing price of TyCom common shares on October 3, 2001, the day immediately prior to the public announcement of the Tyco proposal, a premium of approximately 104.3% over the closing price of TyCom common shares on September 27, 2001, one week prior to the public announcement of the Tyco proposal, and a premium of approximately 49.9% over the closing price of TyCom's common shares one-month prior to the public announcement of the Tyco proposal;

        (5) the offer price is below certain historical trading prices of the TyCom common shares, including the initial public offering price;

        (6) the increase in the exchange ratio from Tyco's original offer and its understanding, based on the negotiations between it and Tyco, that the exchange ratio of 0.3133 represented the highest price Tyco would be willing to pay in acquiring TyCom's publicly-owned shares;

        (7) TyCom's business, financial condition, future prospects, current business strategy and competitive position in its industry, as well as the general industry, economic and stock market conditions;

        (8) TyCom management's outlook, compared to Wall Street's outlook for TyCom, and that TyCom's earnings in the quarter ending September 30, 2001 substantially underperformed Wall Street's earnings estimates for TyCom;

        (9) the premiums achieved in comparable minority public shareholder merger transactions, including transactions where the subsidiary recently underwent an initial public offering;

       (10) the presentation of JPMorgan that involved various valuation analyses of TyCom, and the opinion of JPMorgan to the special committee and the TyCom board to the effect that, as of October 18, 2001 and based upon and subject to the matters stated in the opinion, the consideration to be received by the holders of TyCom common shares (other than Tyco and its subsidiaries) in the proposed amalgamation was fair, from a financial point of view, to such holders, see "Opinion of Financial Advisor to the Special Committee";

       (11) the consideration received by TyCom's public shareholders is taxable for U.S. federal income tax purposes;

       (12) the amalgamation agreement was the product of arm's-length negotiations between the special committee and Tyco, and no member of the special committee was employed by or affiliated with TyCom or Tyco, except as a director of TyCom;

       (13) the lack of any required approval by TyCom's public shareholders to complete the amalgamation given that Tyco currently has sufficient voting power to approve the amalgamation without the affirmative vote of any other shareholder of TyCom and Tyco has agreed to vote its shares to approve the amalgamation agreement, and the belief that Tyco has the ability and desire to complete the amalgamation in a timely manner;

       (14) the terms of the amalgamation agreement and the obligation of Tyco to consummate the amalgamation is subject to a limited number of conditions, including the absence of a material adverse effect condition with respect to Tyco or TyCom for events occurring after the signing of the amalgamation agreement;

       (15) the views of plaintiffs' legal and financial advisors in certain of the TyCom shareholder lawsuits that were filed following Tyco's October 3, 2001 proposal as to the appropriate value to be received in any transaction in which TyCom's public shareholders would receive Tyco common shares;

       (16) the availability of appraisal rights under Bermuda law for TyCom shareholders who may not support the amalgamation if they properly perfect and exercise their appraisal rights, which rights are described under "Rights of Dissenting Shareholders";

       (17) the recognition that, following consummation of the amalgamation, the shareholders of TyCom will no longer be able to participate directly in any increases or decreases in value of TyCom's common shares; the opportunity of TyCom's public shareholders to have an equity participation in Tyco, which includes the performance of TyCom; and the depth of trading liquidity of Tyco's common shares; and

       (18) Tyco's common shares trading prices relative to comparable businesses; Tyco management's outlook for its future performance; and the impact of the transaction on Tyco's estimated future earnings per share.

    In view of the wide variety of factors considered in connection with its evaluation of the amalgamation and the complexity of these matters, the special committee did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with its determination. The special committee relied on the experience and expertise of JPMorgan, its financial advisor, for quantitative analysis of the financial terms of the amalgamation, as described under "Opinion of Financial Advisor to the Special Committee." In addition, the special committee did not undertake to make any specific determination as to whether any particular factor was essential to its ultimate determination, but rather the special committee conducted an overall analysis of the factors described above, including thorough discussions with its legal and financial advisors. In considering the factors described above, individual members of the special committee may have given different weight to different factors or reached different conclusions as to whether a specific factor weighed in favor of or against approving the amalgamation agreement.

    In addition, the special committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the amalgamation to TyCom's public shareholders and to permit the special committee to represent effectively the interests of TyCom's public shareholders including:

    - the special committee consisted entirely of non-employee independent directors who acted to represent solely the interests of the TyCom's public shareholders;

    - the special committee retained and received advice from its independent legal counsel, Davis Polk & Wardwell and Conyers Dill & Pearman; and

    - the special committee was advised by and received the opinion of JPMorgan, its financial advisor.

    The TyCom Board consists of six members, two of whom served on the special committee. At the October 18 meeting of the TyCom board, the special committee, with the participation of representatives of its legal and financial advisors, Davis Polk & Wardwell, Conyers Dill & Pearman and JPMorgan, respectively, reported to the entire TyCom board on its review of the amalgamation agreement and the amalgamation. The TyCom board considered the conclusions and recommendations of the special committee. Furthermore, the TyCom board considered the fact that it received an opinion regarding fairness from JPMorgan together with the other factors enumerated above which were considered by the special committee. The TyCom board believes that these factors support its fairness determination.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

    JPMorgan acted as the financial advisor to the special committee in connection with the amalgamation. The special committee requested JPMorgan, in its role as the financial advisor, to evaluate the fairness, from a financial point of view, of the consideration to be received by the holders of TyCom common shares (other than Tyco and its subsidiaries) in the amalgamation. On October 18, 2001, JPMorgan delivered its opinion to the special committee and the TyCom board, to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by the holders of TyCom common shares (other than Tyco and its subsidiaries) in the amalgamation was fair, from a financial point of view, to such holders.

    THE FULL TEXT OF THE JPMORGAN'S OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY JPMORGAN IN RENDERING ITS OPINION, IS INCLUDED AS ANNEX C. JPMORGAN'S WRITTEN OPINION WAS ADDRESSED TO THE SPECIAL COMMITTEE AND THE TYCOM BOARD, WAS DIRECTED ONLY TO THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF TYCOM COMMON SHARES (OTHER THAN TYCO AND ITS SUBSIDIARIES) IN THE AMALGAMATION AND DID NOT CONSTITUTE A RECOMMENDATION TO ANY TYCOM SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE AMALGAMATION. THE FOLLOWING SUMMARY OF THE MATERIAL PROVISIONS OF JPMORGAN'S OPINION IS QUALIFIED BY REFERENCE TO SUCH OPINION. TYCOM SHAREHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY.

    In arriving at its opinion, JPMorgan, among other things:

    - reviewed the amalgamation agreement;

    - reviewed certain publicly available business and financial information concerning TyCom and Tyco and the industries in which they operate;

    - compared the proposed financial terms of the amalgamation with the publicly available financial terms of certain transactions involving certain companies JPMorgan deemed relevant and the consideration received for such companies;

    - compared the financial and operating performance of TyCom and Tyco with publicly available information concerning certain other companies JPMorgan deemed relevant and the current and historical market prices of TyCom's and Tyco's common shares and certain other publicly traded securities of those other companies;

    - reviewed certain internal financial analyses and forecasts prepared by the management of TyCom relating to its business; and

    - performed other financial studies and analyses and considered other information deemed relevant by JPMorgan.

    In addition, JPMorgan held discussions with certain members of the management of TyCom and Tyco with respect to certain aspects of the amalgamation, the past and current business operations of TyCom and Tyco, the financial condition and future prospects and operations of TyCom and Tyco, the effects of the amalgamation on the financial condition and future prospects of TyCom and Tyco, and certain other matters believed necessary or appropriate to JPMorgan's inquiry. JPMorgan did not receive any forecast from Tyco as to its projected financial performance other than guidance that JPMorgan could rely on Tyco's previously announced earnings estimates for the years 2001 and 2002.

    In rendering its opinion, JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to it by TyCom and Tyco or otherwise reviewed by it, and JPMorgan did not assume any responsibility or liability therefor. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to it. In relying on financial analyses, forecasts and guidance provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of TyCom and Tyco to which such analyses, forecasts or guidance relate. JPMorgan also assumed that the amalgamation would have the tax consequences described in discussions with, and materials furnished to it by, representatives of TyCom, and that the amalgamation and the other transactions contemplated by the amalgamation agreement would be consummated as described in the amalgamation agreement. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the amalgamation will be obtained without any adverse effect on TyCom or Tyco or on the contemplated benefits of the amalgamation.

    The projections furnished to JPMorgan for TyCom were prepared by the management of TyCom. TyCom does not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan's analysis of the amalgamation consideration, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

    JPMorgan's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its opinion. Subsequent developments may affect the written opinion dated October 18, 2001, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan's opinion was limited to the fairness, from a financial point of view, of the consideration to be received by the holders of TyCom common shares (other than Tyco and its subsidiaries) in the proposed amalgamation. JPMorgan expressed no opinion as to the underlying decision by TyCom to engage in the amalgamation. JPMorgan expressed no opinion as to the price at which TyCom's or Tyco's common shares will trade at any future time.

    JPMorgan's opinion noted that it was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of TyCom or any other alternative transaction. Consequently, JPMorgan assumed that such terms were the most beneficial terms from TyCom's perspective that could under the circumstances be negotiated among the parties to such transactions, and JPMorgan expressed no opinion whether any alternative transaction might produce consideration for TyCom's shareholders in an amount in excess of that contemplated in the amalgamation.

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
    In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with delivering its opinion.

ANALYSIS OF TYCOM

    HISTORICAL STOCK PERFORMANCE. JPMorgan reviewed historical trading prices for TyCom's common shares including a summary of trading prices in relation to certain historical averages and prices as of particular dates. This stock price performance review indicated that since TyCom's initial public offering on July 27, 2000, the low and high closing prices for TyCom's common shares were $7.14 and $45.44 per share, respectively, and the closing price on October 3, 2001 was $9.46 per share.

    COMPARABLE PUBLIC COMPANIES ANALYSIS. Using publicly available information JPMorgan compared certain financial and operating information and ratios for TyCom with corresponding financial and operating information and ratios for the following eight telecommunications companies:

    - Asia Global Crossing Ltd.

    - Broadwing Inc.

    - Flag Telecom Holdings Limited

    - Global Crossing Ltd.

    - KPNQwest N.V.

    - Level 3 Communications, Inc.

    - Qwest Communications International Inc.

    - Williams Communications Group, Inc.

    Using the closing prices per share as of October 17, 2001, this analysis indicated that:

    - the ratio of the firm value to estimated 2001 revenues ranged from 0.5x to 5.1x, with a mean of 2.4x and a median of 2.3x; and

    - the ratio of the firm value to estimated 2001 EBITDA ranged from 0.6x to 17.0x, with a mean of 7.5x and a median of 7.4x.

    This analysis indicated a range of implied prices per share of TyCom's common shares of approximately $6.25 to $11.00 value per share by applying a range of 1.75x to 2.75x for the ratio of the firm value to estimated calendar year 2001 revenues. JPMorgan also calculated a range of implied prices per share of TyCom's common shares of approximately $4.50 to $7.75 by applying a range of 6.0x to 9.0x for the ratio of firm value to estimated calendar year 2001 EBITDA, compared to the implied value of the consideration to be received in the amalgamation of $15.14 per share of TyCom common shares, based upon the closing price per share of Tyco common shares on October 17, 2001 of $48.33.

    SELECTED TRANSACTION ANALYSIS. Using publicly available information, JPMorgan examined selected transactions in the telecommunications industry since January 1997. These transactions and the month and year in which each transaction was announced were as follows:

    - Tyco International Ltd./AT&T Submarine Systems, Inc. (April 1997)

    - Global Crossing Ltd./Global Marine Systems Ltd. (April 1999)

    This analysis indicated that:

    - the ratio of transaction value to estimated forward twelve months revenue ranged from 0.9x to 2.3x with a median of 1.6x; and

    - the ratio of transaction value to estimated forward twelve months EBITDA ranged from 6.4x to 9.4x, with a median of 7.9x.

    This analysis indicated a range of implied prices per share of TyCom's common shares of approximately $9.25 to $14.50 value per share by applying a range of 6.5x to 9.5x for the ratio of the transaction value to management's projected fiscal year 2002 EBITDA. JPMorgan compiled consensus analyst estimates and adjusted them for TyCom's actual 2001 performance as provided by TyCom's management, which is referred to herein as the "street sensitivity case." This analysis indicated a range of implied prices per share of TyCom's common shares of approximately $8.50 to $13.50 by applying a range of 6.5x to 9.5x for the ratio of transaction value to estimated fiscal year 2002 EBITDA, compared to the implied value of the consideration to be received in the amalgamation of $15.14 per share of TyCom common shares, based upon the closing price per share of Tyco common shares on October 17, 2001 of $48.33.

    DISCOUNTED CASH FLOW ANALYSIS. JPMorgan performed a discounted cash flow analysis for TyCom using management's projections and also by using the street sensitivity case. JPMorgan calculated a discounted cash flow analysis for TyCom assuming discount rates ranging from 13% to 15%, and estimated terminal multiples of EBITDA in the year 2005 ranging from 6.0x to 9.0x. By using management's projections, this analysis indicated a range of implied prices of TyCom's common shares on a fully-diluted basis of approximately $12.00 to $20.50 value per share. By using the street sensitivity case, this analysis indicated a range of implied prices per share of TyCom's common shares of approximately $3.50 to $8.00 value per share, compared to the implied value of the consideration to be received in the amalgamation of $15.14 per share of TyCom common shares, based upon the closing price per share of Tyco common shares on October 17, 2001 of $48.33.

ANALYSIS OF TYCO

    HISTORICAL STOCK PERFORMANCE. JPMorgan reviewed historical trading prices for Tyco's common shares. This stock price performance review indicated that since TyCom's initial public offering on July 27, 2000, the low and high closing prices for Tyco's common shares were $40.80 and $62.80 per share, respectively, and the closing prices on October 3, 2001 and on October 17, 2001 were $46.72 and $48.33 per share, respectively.

    COMPARABLE PUBLIC COMPANIES ANALYSIS. Using publicly available information JPMorgan compared certain financial and operating information and ratios for Tyco with corresponding financial and operating information and ratios for the following six diversified companies:

    - Emerson Electric Co.

    - General Electric Company

    - Honeywell International Inc.

    - Illinois Tool Works Inc.

    - Minnesota Mining and Manufacturing Company

    - United Technologies Corporation

    Using the closing prices per share on October 17, 2001, this analysis indicated that:

    - the ratio of the firm value to estimated 2001 earnings ranged from 13.6x to 26.2x, with a mean of 19.0x and a median of 18.7x, as compared to the ratio for Tyco of 16.5x;

    - the ratio of the firm value to estimated 2002 earnings ranged from 12.9x to 22.9x, with a mean of 17.4x and a median of 16.9x, as compared to the ratio for Tyco of 14.1x;

    - the ratio of the firm value to estimated 2001 EBITDA ranged from 6.8x to 16.3x, with a mean of 10.2x and a median of 9.8x, as compared to the ratio for Tyco of 11.7x;

    - the ratio of the firm value to estimated 2002 EBITDA ranged from 7.0x to 14.5x, with a mean of 9.6x and a median of 9.2x, as compared to the ratio for Tyco of 9.9x;

    - the ratio of the firm value to estimated 2001 earnings to I/B/E/S estimated five year growth rate ranged from 1.0x to 1.8x, with a mean of 1.4x and a median of 1.5x, as compared to the ratio for Tyco of 1.0x; and

    - the ratio of the firm value to estimated 2002 earnings to I/B/E/S estimated five year growth rate ranged from 0.9x to 1.6x, with a mean of 1.3x and a median of 1.4x, as compared to the ratio for Tyco of 0.8x.

    PRO FORMA ANALYSIS. JPMorgan also analyzed the pro forma effects of the amalgamation on the projected earnings per share of Tyco for fiscal year 2002 based on I/B/E/S median estimates for Tyco and I/B/E/S median estimates and management estimates for TyCom. Incorporating assumptions with respect to recognizing income, issuing shares as a result of the amalgamation and estimated annual synergies to be realized in 2002, this analysis indicated that the amalgamation would be approximately breakeven to earnings per share of Tyco common shares in 2002 under both the I/B/E/S case and the management case.

    The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of an opinion regarding fairness is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

    None of the comparable companies used in the comparable public companies analysis described above is identical to TyCom or Tyco, and none of the comparable transactions used in the comparable transactions analysis described above is identical to the amalgamation. Accordingly, an analysis of publicly traded comparable companies and transactions is not exclusively mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

    As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise the special committee with respect to the amalgamation and deliver an opinion to the special committee and the TyCom board with respect to the amalgamation on the basis of such experience and JPMorgan's familiarity with TyCom.

    For services rendered in connection with the amalgamation and the delivery of its opinion, TyCom has agreed to pay JPMorgan a customary fee. In addition, TyCom has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of

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counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the federal securities laws.

    Certain affiliates of JPMorgan have, from time to time, performed certain financial advisory and other commercial and investment banking services for TyCom and Tyco, for which they received customary compensation, and in the future may continue to perform certain financial advisory and other commercial and investment banking services for TyCom or Tyco, for which they would receive customary compensation including the following services: in July 2001, an affiliate of JPMorgan acted as lead manager for a $1.8 billion offering of senior notes of Tyco; in February 2001, an affiliate of JPMorgan acted as sole lead arranger for a $5.855 billion senior unsecured credit facility of Tyco and as co-manager for a $2.0 billion offering of senior notes of Tyco; in April 2000, an affiliate of JPMorgan acted as bookrunner for a E600 million Eurobond issuance of Tyco; and in January 1999, an affiliate of JPMorgan acted as bookrunner for a $1.2 billion issuance of senior notes. In addition, in July 2000, one of JPMorgan's affiliates acted as senior co-manager of TyCom's initial public offering.

    In addition, in the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities and loans of TyCom or Tyco for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or loans.

REASONS OF TYCO FOR THE AMALGAMATION

    At a meeting held on October 1, 2001, Tyco's Board of Directors determined that the acquisition by Tyco of the publicly held TyCom shares was in keeping with its commitment to the undersea broadband telecommunications business and its strategy for developing that business.

    In reaching its decision to approve the transaction, Tyco's Board of Directors considered the following material factors:

    - the substantial erosion of the rationale for maintaining TyCom as a separate public company resulting from the sustained decline in market prices for shares of companies in the undersea broadband telecommunications industry in general and for shares of TyCom in particular;

    - the ability as a result of the transaction to more fully integrate the business and assets of TyCom into Tyco's other businesses, in particular, Tyco's electronics business;

    - the elimination of the costs and management time associated with maintaining TyCom as a separate public company;

    - the relative ease of allocating capital between TyCom and Tyco's other businesses that will be possible when TyCom is a wholly-owned business;

    - the aggregate amount of Tyco shares to be issued to TyCom shareholders in the transaction; and

    - the Tyco Board's expectation that the TyCom Board would establish a special committee of independent directors to act on behalf of the minority shareholders of TyCom for the purpose of negotiating and determining whether to recommend the transaction to the TyCom board.

INTERESTS OF CERTAIN PERSONS IN THE AMALGAMATION

GENERAL

    The executive officers and directors of TyCom, in their capacity as such, may be deemed to have interests in the amalgamation that are in addition to or different from their interests as shareholders of TyCom generally. The special committee and the TyCom board were aware of these interests and considered them, among other matters, in approving the amalgamation.

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INDEMNIFICATION ARRANGEMENTS

    The amalgamation agreement requires the amalgamated company to provide indemnification and insurance for TyCom's current directors and officers. These provisions are described under "The Amalgamation--Certain Other
Covenants--Indemnification and Insurance" beginning on page   .

TYCOM EQUITY PLANS

    Under the amalgamation agreement, options to purchase TyCom common shares will become exercisable for Tyco common shares at an adjusted exercise price based on the exchange ratio in the amalgamation as described under "The
Amalgamation--Amalgamation Consideration--Stock Options" on page   . The vesting
schedule will not be changed. In the aggregate, TyCom executive officers and non-employee directors currently hold options to purchase 4,873,250 TyCom common shares.

    TyCom restricted shares will be converted into Tyco restricted shares based on the exchange ratio as described under "The Amalgamation--Certain Other
Covenants--Certain Employee Benefits" on page   , and the terms will not
otherwise be changed. In the aggregate, TyCom executive officers currently hold 72,500 TyCom restricted shares.

OTHER TYCOM EMPLOYEE BENEFIT PLANS

    The TyCom Supplemental Executive Retirement Plan and the TyCom Deferred Compensation Plan will be terminated upon consummation of the amalgamation with the account balances of participants transferred to the corresponding Tyco plans. See "The Amalgamation--Certain Other Covenants--Certain Employee
Benefits" on page   . TyCom executive officers participate in these plans.

RELATIONSHIPS OF TYCOM DIRECTORS AND EXECUTIVE OFFICERS WITH TYCO; OWNERSHIP OF
  TYCOM COMMON SHARES

    Mr. L. Dennis Kozlowski is Executive Chairman and a director of TyCom and is Chairman, Chief Executive Officer, President and a director of Tyco. Mr. Mark H. Swartz is Vice President and a director of TyCom and is Executive Vice President, Chief Financial Officer and a director of Tyco. Mr. Neil R. Garvey is President, Chief Executive Officer and a director of TyCom and is an executive officer of Tyco.

    At the close of business on [            ], 2001, the record date for the
TyCom special general meeting, directors and executive officers of TyCom
beneficially owned approximately   TyCom common shares, including shares subject
to TyCom options that were exercisable within 60 days of that date. This
represents approximately   % of the TyCom common shares outstanding on that
date.

COMPENSATION OF TYCOM DIRECTORS

    TyCom's non-employee directors currently receive $50,000 per year for services as director and are granted options to purchase 10,000 TyCom common shares at the closing price on the day before the grant. The options that have been granted to these directors will be treated the same as other TyCom options in the amalgamation as described under "The Amalgamation--Amalgamation
Consideration--Stock Options" on page   .

MATERIAL U.S. FEDERAL INCOME TAX AND BERMUDA TAX CONSEQUENCES

U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following discussion sets forth the material U.S. federal income tax consequences of the exchange of TyCom common shares for Tyco common shares in the amalgamation and the ownership of Tyco common shares. The discussion which follows is based on the U.S. Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative rulings and

                                       33
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pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed in this document.

    The discussion below is for general information only and, except where specifically noted, does not address the effects of any state, local or non-U.S. tax laws. In addition, the discussion below relates to persons who hold TyCom common shares, and will hold Tyco common shares, as capital assets. The tax treatment of a TyCom shareholder may vary depending upon such shareholder's particular situation, and certain shareholders may be subject to special rules not discussed below, including for example, partners of entities classified as partnerships for U.S. federal income tax purposes that hold TyCom common shares or will hold Tyco common shares, insurance companies, tax-exempt organizations, financial institutions, broker-dealers and individuals who received TyCom common shares pursuant to the exercise of employee stock options or otherwise as compensation.

    As used in this section, a "U.S. Holder" means a beneficial owner of TyCom common shares that exchanges TyCom common shares for Tyco common shares and that is, for U.S. federal income tax purposes:

    - a citizen or resident of the U.S.;

    - a corporation, partnership or other entity, other than a trust, created or organized in or under the laws of the U.S. or any political subdivision thereof;

    - an estate whose income is subject to U.S. federal income tax regardless of its source; or

    - a trust if, in general, a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or a trust that has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person.

As used in this section, a non-U.S. Holder is a beneficial owner of TyCom common shares that exchanges TyCom common shares for Tyco common shares and that is not a U.S. Holder.

    CONSEQUENCES OF THE AMALGAMATION

    The receipt by TyCom shareholders of Tyco common shares pursuant to the amalgamation will constitute a taxable exchange for U.S. federal income tax purposes.

    U.S. HOLDERS. Each U.S. Holder that exchanges TyCom common shares for Tyco common shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in its TyCom common shares and the fair market value of the Tyco common shares (and any cash in lieu of fractional shares) received therefor. Such gain or loss will generally be capital gain or loss and will generally be long term capital gain or loss if such U.S. Holder's holding period for its TyCom common shares was more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations. Any gain or loss so recognized generally will be U.S. source income or loss for purposes of computing the U.S. Holders foreign tax credit limitation. Each U.S. Holder that exchanges TyCom common shares for Tyco common shares will have a tax basis in the Tyco common shares equal to their fair market value on the date of the exchange, and such shareholder's holding period for the Tyco common shares will begin on the day following the date of the exchange.

    NON-U.S. HOLDERS. In general, and subject to the discussion below under "--Information Reporting and Backup Withholding," a non-U.S. Holder will not be subject to U.S. federal income or withholding tax on gain realized on the exchange of TyCom common shares for Tyco common shares pursuant to the amalgamation, unless either (1) the gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the U.S. or (2) in the case of gain realized by an individual non-U.S. Holder, the non-U.S. Holder is present in the U.S. for 183 days or more in the

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taxable year of the exchange and certain other conditions are met. In the event that clause (1) in the preceding paragraph applies, such gain generally will be subject to regular U.S. federal income tax in the same manner as if such gain were realized by a U.S. Holder. In addition, if such non-U.S. Holder is a corporation, such gain may be subject to a branch profits tax at a rate of 30%, or a lower rate provided by an applicable income tax treaty. In the event that clause (2), but not clause (1), in the preceding paragraph applies, the gain generally will be subject to tax at a rate of 30%, or such lower rate as may be provided by an applicable income tax treaty.

    OWNERSHIP OF TYCO COMMON SHARES

    U.S. HOLDERS OF TYCO COMMON SHARES

    DISTRIBUTIONS. Distributions made to U.S. Holders of Tyco common shares will be treated as dividends and taxable as ordinary income to the extent that such distributions are made out of Tyco's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of any distribution exceeds Tyco's current and accumulated earnings and profits for a taxable year, the excess will be treated as a tax-free return of capital which reduces such U.S. Holder's tax basis in the Tyco common shares to the extent thereof, and thereafter as capital gain. The U.S. federal income tax treatment described in the immediately preceding sentence applies whether or not such distributions are treated as a return of capital for non-tax purposes. Amounts taxable as dividends generally will be treated as foreign source "passive" income for foreign tax credit purposes. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution by Tyco. U.S. Holders of Tyco common shares that are corporations will not be entitled to claim a dividends-received deduction with respect to distributions by Tyco, because Tyco is not a U.S. corporation.

    DISPOSITION. Gain or loss recognized by a U.S. Holder of Tyco common shares on the sale, exchange or other taxable disposition of Tyco common shares will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized on such sale, exchange or other disposition and such U.S. Holder's adjusted tax basis in the Tyco common shares surrendered. Such gain or loss will be long term capital gain or loss if such U.S. Holder's holding period for its Tyco common shares is more than one year. The deductibility of capital losses is subject to certain limitations. Any gain or loss so recognized generally will be U.S. source income or loss for purposes of computing the U.S. Holder foreign tax credit limitation.

    NON-U.S. HOLDERS OF TYCO COMMON SHARES

    DISTRIBUTIONS AND DISPOSITION. In general, and subject to the discussion below under "--Information Reporting and Backup Withholding," a non-U.S. Holder will not be subject to U.S. federal income or withholding tax on income from distributions with respect to, or gain upon the disposition of, Tyco common shares, unless either (1) the income or gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the U.S. or (2) in the case of gain realized by an individual non-U.S. Holder upon a disposition of Tyco common shares, the non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year of the sale and certain other conditions are met.

    In the event that clause (1) in the preceding paragraph applies, such income or gain generally will be subject to regular U.S. federal income tax in the same manner as if such income or gain, as the case may be, were realized by a U.S. Holder. In addition, if such non-U.S. Holder is a corporation, such income or gain may be subject to a branch profits tax at a rate of 30%, although a lower rate may be provided by an applicable income tax treaty. In the event that clause (2), but not clause (1), in the preceding paragraph applies, the gain generally will be subject to tax at a rate of 30%, or such lower rate as may be provided by an applicable income tax treaty.

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
    INFORMATION REPORTING AND BACKUP WITHHOLDING

    Non-exempt U.S. Holders may be subject to information reporting with respect to the cash proceeds (if any) from the exchange of TyCom common shares for Tyco common stock, and with respect to payments of dividends on, and the proceeds of the disposition of, Tyco common shares. Non-exempt U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding at the rates specified in the Code (currently 30.5%).

    If the TyCom common shares or Tyco common shares are held by a non-U.S. Holder through a non-U.S., and non-U.S. related, broker or financial institution, information reporting and backup withholding generally would not be required. Information reporting and backup withholding may apply if the TyCom common shares or Tyco common shares are held by a non-U.S. Holder through a U.S., or U.S. related, broker or financial institution and the non-U.S. Holder fails to provide appropriate information.

    The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund provided that the required information is provided to the IRS.

    Holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to the exchange of TyCom common shares for Tyco common shares, and with respect to distributions on and dispositions of Tyco common shares.

BERMUDA TAX CONSEQUENCES

    In the opinion of Appleby Spurling & Kempe, attorneys in Bermuda for Tyco, there will be no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of the delivery of Tyco common shares to TyCom shareholders in exchange for TyCom common shares pursuant to the amalgamation. In addition, as of the date hereof, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of capital gains realized on a disposition of Tyco common shares or in respect of distributions by Tyco with respect to Tyco common shares. Furthermore, Tyco has received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 an undertaking that, in the event of there being enacted in Bermuda any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital assets, gain or appreciation or any tax in the nature of an estate or inheritance tax or duty, the imposition of such tax shall not be applicable to Tyco or any of its operations, nor to its common shares nor to obligations of Tyco until the year 2016. This undertaking applies to Tyco common shares. It does not, however, prevent the application of Bermuda taxes to persons ordinarily resident in Bermuda.

    THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF ADOPTION OF THE AMALGAMATION AGREEMENT. TYCOM SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX CONSEQUENCES OF THE AMALGAMATION TO THEM.

ACCOUNTING TREATMENT

    The amalgamation will be accounted for at historical costs, with the exception of the acquisition of the minority interest which will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles in the United States. Accordingly, the cost to acquire the TyCom minority interest in excess of its carrying value will be allocated on a pro rata basis

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to the assets acquired and liabilities assumed based on their fair values, with any excess being allocated to goodwill.

REGULATORY APPROVALS REQUIRED FOR THE AMALGAMATION

    Completion of the amalgamation requires receipt of the consent of the Minister of Finance in Bermuda and the Bermuda Monetary Authority, which is expected to have been obtained upon filing of the required documents following shareholder approval. The parties do not believe there are any other regulatory approvals required to complete the amalgamation.

U.S. FEDERAL SECURITIES LAW CONSEQUENCES

    TyCom shareholders who receive Tyco common shares in the amalgamation can freely transfer such shares, except that persons who are deemed to be "affiliates," as such term is defined under the Securities Act, of TyCom prior to the amalgamation may only sell shares they receive in the amalgamation in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Individuals or entities that control, are controlled by, or are under common control with, TyCom, including directors and executive officers of TyCom, are considered to be affiliates.

    In general, under Rule 145, for one year following the consummation of the amalgamation, TyCom affiliates will be subject to the following restrictions on the public sale of Tyco common shares acquired in the amalgamation:

    - a TyCom affiliate, together with certain related persons, may sell only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act;

    - the number of Tyco common shares a TyCom affiliate may sell, together with certain related persons and certain persons acting in concert, within any three-month period may not exceed the greater of 1% of the outstanding Tyco common shares or the average weekly trading volume of such shares during the four calendar weeks preceding such sale; and

    - a TyCom affiliate may sell only if Tyco remains current with its informational filings with the SEC under the Exchange Act.

    After the end of one year from the consummation of the amalgamation, a TyCom affiliate may sell Tyco common shares received in the amalgamation without such limitations on the manner of sale or volume, provided that Tyco is current with its Exchange Act informational filings and such TyCom affiliate is not then an affiliate of Tyco. Two years after the consummation of the amalgamation, an affiliate of TyCom may sell such Tyco common shares without any restrictions, so long as such affiliate was not an affiliate of Tyco for at least three months prior to such sale.

DELISTING AND DEREGISTRATION OF TYCOM SHARES; CESSATION OF TYCOM PERIODIC
  REPORTING

    If the amalgamation is completed, the TyCom common shares will be delisted from the New York Stock Exchange and the Bermuda Stock Exchange and will be deregistered under the Exchange Act. Upon deregistration, TyCom will no longer be required to make periodic filings of annual and quarterly reports, current reports or proxy statements with the SEC.

STOCK EXCHANGE LISTING

    It is a condition to the amalgamation that the New York Stock Exchange authorize for listing the Tyco common shares to be delivered in connection with the amalgamation. TGN Holdings has agreed

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to cause Tyco to use its reasonable best efforts to obtain approval for listing of the Tyco common shares on the New York Stock Exchange prior to the completion of the amalgamation.

RIGHTS OF DISSENTING SHAREHOLDERS

    At the effective time of the amalgamation, each holder of a TyCom common share certificate (other than Tyco, TGN Holdings and their respective subsidiaries) will no longer have any rights with respect to TyCom common shares, except the right to receive the amalgamation consideration upon surrender of the certificates or, in the case of a dissenting shareholder, the right to be paid the fair value of his or her shares. Under Bermuda law, a dissenting shareholder is entitled to be paid the fair value of his or her shares. In order to exercise appraisal rights, a shareholder must not vote in favor of the amalgamation and must within one month of the giving of notice of the special general meeting apply to the Supreme Court of Bermuda to appraise the fair value of his or her shares. There are no statutory rules prescribing the process of appraisal by the court and it is generally considered that the court will apply the general common law with a view to determining the fair market value of the shares. In the event that a dissenting TyCom shareholder fails to perfect, effectively withdraws or otherwise loses any right to appraisal and payment under Section 106 of the Companies Act of 1981 (Bermuda), as amended, such shareholder will no longer have any right to appraisal thereunder and will be entitled to elect to receive the consideration in the amalgamation. Pursuant to the amalgamation agreement, it is a condition to the obligation of the parties to effect the amalgamation that the number of TyCom common shares with respect to which shareholders have exercised appraisal rights pursuant to Section 106(6) of the Companies Act 1981 (Bermuda), as amended does not exceed 5.6 million TyCom common shares.

    The relevant portion of Section 106 of the Companies Act 1981 (Bermuda), as amended is as follows:

    (6) Any shareholder who did not vote in favour of the amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

    (6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either--

        (a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

        (b)  to terminate the amalgamation in accordance with subsection (7).

    (6B) Where the Court has appraised any shares under subsection (6) and the amalgamation has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

    (6C)  No appeal shall lie from an appraisal by the Court under this section.

    (6D) The costs of any application to the Court under this section shall be in the discretion of the Court.

LITIGATION

    Tyco, TyCom and certain of their directors have been named as defendants in seven substantially similar lawsuits related to Tyco's proposed acquisition of the TyCom shares, each filed on behalf of a purported class consisting of the public shareholders of TyCom. The complaints have been filed in the Supreme Court of the State of New York, the Superior Court of the State of New Jersey, and the Superior Court of the State of New Hampshire. Each alleges that defendants have violated their fiduciary duties and duties of good faith, fair dealing, loyalty and disclosure to the public shareholders

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in connection with the transaction. The complaints seek as relief, among other things, an order enjoining the consummation of the proposed transaction and damages in an unspecified amount. Tyco and TyCom believe that the allegations of the complaints are without merit.

    On October 18, 2001, the defendants and plaintiffs in two of these actions reached an agreement in principle to settle these actions, which was subsequently set forth in a memorandum of understanding entered into on October 19, 2001. In the memorandum of understanding, the special committee acknowledged that the existence of these actions, the desire to address plaintiffs' allegations and the views of plaintiffs' legal and financial advisors were taken into consideration by the special committee in reaching its determination that the amalgamation and the amalgamation agreement are fair to, and in the best interests of, TyCom's shareholders (excluding Tyco, TGN Holdings and their respective subsidiaries) and its determination to recommend that the TyCom board approve the amalgamation agreement and the amalgamation. Tyco, while believing the amalgamation proposal was fair and reasonable, acknowledged that the desirability of addressing plaintiffs' allegations was a factor taken into account along with other factors in increasing the exchange ratio from 0.2997 shares to 0.3133 shares and defendants agreed to provide plaintiff's counsel an opportunity to comment on drafts of this document. The settlement is subject to a number of conditions, including the dismissal, or stay in contemplation of dismissal, of the other actions, the completion of confirmatory discovery by plaintiffs' counsel and the negotiation and execution of definitive settlement documents. If the settlement is approved by the court, plaintiff's counsel intends to apply for an award of attorney's fees and expenses. Defendants have agreed not to oppose such an application up to an aggregate amount of $750,000 in fees and $25,000 in expenses, to be paid by Tyco in the amount awarded by the court.

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
                           THE AMALGAMATION AGREEMENT

GENERAL

    This section describes the material provisions of the amalgamation agreement, the voting agreement and Tyco's guarantee of obligations of TGN Holdings and the amalgamated company under the amalgamation agreement and the voting agreement. This description is not complete, and shareholders are encouraged to read the full text of the amalgamation agreement, the related Tyco guarantee and the voting agreement which are attached as Annex A and Annex B to this document. In addition, important information about the amalgamation agreement and the amalgamation is provided in the previous section entitled "The
Amalgamation" beginning on page   .

THE AMALGAMATION

    At the effective time of the amalgamation, upon the terms and subject to the conditions of the amalgamation agreement and the applicable provisions of the Companies Act 1981 (Bermuda), as amended, the amalgamation of TGN Holdings and TyCom and their continuance as one company shall become effective.

EFFECTIVE TIME

    Unless the amalgamation agreement is terminated as described below, after the satisfaction or waiver of the closing conditions set forth in the amalgamation agreement (or at such time as TGN Holdings and TyCom may agree), TGN Holdings and TyCom will file amalgamation documentation with the Registrar of Companies of Bermuda, as prescribed by the Companies Act 1981 (Bermuda), as amended. The effect of this filing is that TGN Holdings and TyCom will continue as the amalgamated company under the name of TyCom Ltd. as an indirect wholly-owned subsidiary of Tyco.

AMALGAMATION CONSIDERATION

GENERAL

    As a result of the amalgamation, all TyCom common shares outstanding immediately prior to the amalgamation, except as described below under "--Cancellation," will be converted into the right to receive 0.3133 of a Tyco common share and cash in lieu of any fractional share as described below under "--Fractional Tyco Shares."

THE EXCHANGE RATIO; ADJUSTMENTS TO EXCHANGE RATIO

    The exchange ratio is fixed at 0.3133 of a Tyco common share for each TyCom common share outstanding immediately prior to the amalgamation (other than shares held by Tyco, TGN Holdings or their respective subsidiaries). If, prior to the effective time of the amalgamation, there is a stock split, reverse stock split or distribution of any assets, securities, cash or other property (other than cash dividends on the Tyco common shares on customary record and payment dates in an amount not greater than $0.0125 per share per quarter) or any reorganization, recapitalization, reclassification, readjustment, split up, combination or exchange of shares or other like event with respect to Tyco common shares and TyCom common shares, the exchange ratio and any other amounts payable pursuant to the amalgamation agreement will be adjusted appropriately. In the event Tyco engages in any merger or other corporate transaction after the date of the amalgamation agreement and prior to the effective time of the amalgamation that results in the conversion of Tyco common shares into cash or any other asset, security or other property prior to the effective time of the amalgamation, Tyco will make appropriate provisions to ensure that each holder of a TyCom common share will receive consideration in the amalgamation that is equivalent to the consideration such holder would have received in the merger or other corporate transaction, assuming for this purpose that the amalgamation occurred immediately prior to the consummation of such merger or other corporate transaction.

FRACTIONAL TYCO SHARES

    A TyCom shareholder will not receive a fraction of a Tyco common share in the amalgamation. A TyCom shareholder who would otherwise have been entitled to a fraction of a Tyco common share will instead receive a cash payment (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the "average share price" of Tyco common shares. For this purpose, "average share price" means the average of the "daily per share prices" for the five trading days ending on the fourth trading day prior to the effective time of the amalgamation. "Daily per share price" for any trading day means the volume-weighted average of the per share selling prices on the NYSE of Tyco common shares for that day, as reported by Bloomberg Financial Markets (or if such service is unavailable a service providing similar information selected by TGN Holdings and TyCom).

STOCK OPTIONS AND RESTRICTED SHARES

    The amalgamation agreement provides that, upon the consummation of the amalgamation, each outstanding option to purchase TyCom common shares:

    - will be exercisable for that number of whole Tyco common shares equal to the product of the number of TyCom common shares issuable upon exercise of such option immediately prior to the consummation of the amalgamation multiplied by the exchange ratio, rounded to the nearest whole number of Tyco common shares, and the per share exercise price for the Tyco common shares issuable upon exercise of TyCom options will be equal to the quotient determined by dividing the exercise price per TyCom common share at which such options were exercisable immediately prior to the consummation of the amalgamation by the exchange ratio, rounded to the nearest whole cent; and

    - will otherwise be subject to the same terms and conditions as were applicable to such option immediately prior to the consummation of the amalgamation.

    The amalgamation agreement provides that outstanding TyCom restricted shares will be converted into restricted Tyco common shares under Tyco's long-term incentive plan based on the exchange ratio. The restricted TyCom common shares will otherwise be subject to the same terms and conditions as were applicable to such restricted TyCom common shares immediately prior to the consummation of the amalgamation.

    The amalgamation agreement includes an acknowledgement by TyCom and TGN Holdings that the amalgamation will not be a "change of control" with respect to any TyCom options or TyCom restricted shares.

CANCELLATION

    Each TyCom common share held by any of TyCom's subsidiaries and each share owned by Tyco, TGN Holdings or any of their respective subsidiaries immediately prior to the effective time of the amalgamation will be cancelled and retired without payment of any consideration.

EXCHANGE OF TYCOM COMMON SHARES

    Promptly after the consummation of the amalgamation, the amalgamated company will instruct the designated exchange agent to mail to each holder of record of TyCom common shares a letter of transmittal and instructions as to how to surrender certificates for TyCom common shares in exchange for Tyco common shares and payment for any fractional Tyco common shares. If you hold TyCom common shares through a bank, broker or other nominee, such nominee will be responsible for effecting the exchange. TYCOM SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

    Holders of certificates previously representing TyCom common shares will not be paid dividends or distributions on the Tyco common shares and will not be paid cash in lieu of a fractional Tyco common share until such certificates are surrendered to the exchange agent for exchange. When such certificates are surrendered, any unpaid dividends declared by Tyco after the consummation of the amalgamation and any cash in lieu of a fractional Tyco common share will be paid without interest. For all other corporate purposes, certificates that represented TyCom common shares prior to the consummation of the amalgamation will represent, from and after the consummation of the amalgamation, the number of Tyco common shares and cash in respect of fractional Tyco shares into which such TyCom common shares are actually converted in the amalgamation.

    The exchange agent will deliver Tyco common shares in exchange for lost, stolen or destroyed certificates if the owner of such certificates signs an affidavit of loss, theft or destruction, as appropriate. The amalgamated company also may, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that might be made against Tyco, TGN Holdings, the amalgamated company or the exchange agent with respect to alleged lost, stolen or destroyed certificates.

REPRESENTATIONS AND WARRANTIES

    TyCom and TGN Holdings have made certain customary mutual representations and warranties in the amalgamation agreement about themselves and their respective subsidiaries, as well as, in the case of TGN Holdings, Tyco. The representations and warranties of TGN Holdings have been unconditionally guaranteed by Tyco.

CONDUCT OF BUSINESS BY TYCOM

    TyCom has agreed that, prior to the consummation of the amalgamation, TyCom will conduct its business, and will cause the businesses of its subsidiaries to be conducted, only in the ordinary course of business and in a manner consistent with past practice.

CERTAIN OTHER COVENANTS

CERTAIN EMPLOYEE BENEFITS

    TyCom will terminate all contributions to its employee stock purchase plan as of November 30, 2001 or, if earlier, the day prior to the effective time of the amalgamation, and all TyCom common shares purchased through the TyCom employee stock purchase plan shall be treated as all other TyCom common shares. For more information on the treatment of all TyCom common shares as a result of the amalgamation see the descriptions above under "--Exchange Ratio" and "--Exchange of TyCom Common Shares."

    As of the consummation of the amalgamation (or as soon thereafter as administratively feasible), TyCom's supplemental executive retirement plan will be terminated, and all account balances for participants will be transferred to Tyco's supplemental executive retirement plan. Otherwise, the account balances for participants will be subject to the same terms and conditions as were applicable under such plan immediately prior to the consummation of the amalgamation.

    As of the consummation of the amalgamation, TyCom's deferred compensation plan will be terminated, and all account balances and outstanding deferral and distribution elections of participants will be transferred to, and become balances in or elections under, Tyco's deferred compensation plan, subject to the same terms and conditions as were applicable under such retirement plans immediately prior to the consummation of the amalgamation.

NOTIFICATION OF CERTAIN MATTERS

    TyCom and TGN Holdings will each give each other prompt notice of the occurrence or nonoccurrence of any event which would reasonably be expected to cause any representation or warranty contained in the amalgamation agreement to be materially untrue or inaccurate, or any failure of TyCom or TGN Holdings, as the case may be, to comply with or satisfy any covenant, condition or agreement contained in the amalgamation agreement.

PUBLIC ANNOUNCEMENTS

    TGN Holdings and TyCom will consult with each other before issuing (and in the case of TGN Holdings, before Tyco issues) any press release or making any written public statement with respect to the amalgamation or the amalgamation agreement and will not issue any press release or make any public statement with respect to the amalgamation or the amalgamation agreement without the prior consent of the other party, which consent will not be unreasonably withheld, except as required by law or the regulations of the SEC or the New York Stock Exchange.

INDEMNIFICATION AND INSURANCE

    The memorandum of association and bye-laws of the amalgamated company will contain the same indemnification provisions as are currently set forth in TyCom's Memorandum of Association and Bye-laws, and such provisions will not be amended, modified or otherwise repealed in any manner that would adversely affect the rights thereunder of individuals who were directors, officers, employees or agents of TyCom at the consummation of the amalgamation unless otherwise required by law.

    After the consummation of the amalgamation, the amalgamated company will, and the amalgamated company will cause Tyco to, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director or officer of TyCom or any of its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the amalgamation agreement or otherwise with respect to any acts or omissions occurring at or prior to the consummation of the amalgamation.

    Following the amalgamation, the amalgamated company will, and the amalgamated company will cause Tyco to, honor and fulfill in all respects TyCom's obligations under the indemnification agreements and employment agreements with TyCom's directors and officers existing at or before the consummation of the amalgamation.

    In addition, the amalgamated company will, and the amalgamated company will cause Tyco to, provide, for a period of not less than six years after the consummation of the amalgamation (or the applicable statute of limitations, if longer), TyCom's current directors and officers that are currently covered with an insurance and indemnification policy that provides coverage for events occurring at or prior to the consummation of the amalgamation that is no less favorable than TyCom's existing policy and with third party insurers of a similar or better A.M. Best rating or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the amalgamated company will not be required to pay an annual insurance premium in excess of 200% of the annual premium currently paid by TyCom for such insurance, but in such case will purchase as much coverage as possible for such amount.

TYCO COMMON SHARES

    Tyco has guaranteed that it will take all actions necessary to enable TGN Holdings to deliver Tyco common shares to the TyCom shareholders in the amalgamation. Tyco also has guaranteed that it will prepare and submit a listing application for listing of the shares issuable in the amalgamation on the New York Stock Exchange and use its reasonable best efforts to obtain approval for such listing prior to the effective time of the amalgamation.

FURTHER ACTION

    The parties to the amalgamation agreement will use all reasonable best efforts to, and TGN Holdings will cause Tyco to use its reasonable best efforts to: take, or cause to be taken, all appropriate actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the amalgamation; to obtain all consents, approvals, authorizations and orders necessary for consummation of the amalgamation; and to defend any litigation, proceeding or investigation and to have lifted any order that restricts consummation of the amalgamation.

AGREEMENTS WITH RESPECT TO AFFILIATES

    Prior to the effectiveness of the registration statement, TyCom will identify to TGN Holdings all persons who are anticipated to be "affiliates" of TyCom for purposes of Rule 145 under the Securities Act at the time of the special general meeting of the TyCom shareholders. TyCom will use its reasonable best efforts to cause each person identified as an "affiliate" to deliver to TGN Holdings prior to the date of the TyCom special general meeting a written agreement in connection with restrictions on "affiliates" under Rule 145, in a form mutually agreeable to TyCom and TGN Holdings.

CONDITIONS TO THE AMALGAMATION

CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE AMALGAMATION

    The obligations of TyCom and TGN Holdings to effect the amalgamation are subject to the satisfaction at or prior to the effective time of the following conditions:

    1. EFFECTIVENESS OF REGISTRATION STATEMENT. The registration statement of which this document is a part has become effective under the Securities Act, and the SEC has not issued any stop order suspending the effectiveness of such registration statement, nor shall any proceedings for that purpose be pending before or threatened by the SEC;

    2. SHAREHOLDER APPROVAL. The TyCom shareholders have approved and adopted the amalgamation agreement (TGN Holdings is entitled to vote approximately 89% of the total votes to be cast at the special general meeting and has agreed to vote in favor of the amalgamation agreement);

    3. LEGAL ACTIONS. No governmental, regulatory or administrative authority, or any court or tribunal has enacted, issued, or entered any law, regulation, rule, code, executive order, injunction, judgment, decree, or other order that makes the consummation of the amalgamation illegal or otherwise prohibits the consummation of the amalgamation;

    4. LISTING. The New York Stock Exchange has authorized for listing the Tyco common shares to be delivered by TGN Holdings in connection with the amalgamation; and

    5. APPRAISAL RIGHTS. The number of TyCom shares with respect to which shareholders have exercised appraisal rights does not exceed 5.6 million TyCom common shares.

ADDITIONAL CONDITIONS TO OBLIGATION OF TGN HOLDINGS

    The obligations of TGN Holdings to effect the amalgamation are also subject to the following conditions:

    1. REPRESENTATIONS AND WARRANTIES. Except as set forth in the amalgamation agreement, the representations and warranties of TyCom in the amalgamation agreement that are qualified by reference to a material adverse effect must be true and correct in all respects, and the representations and warranties that are not so qualified must be true and correct in all material respects, on and as of the date of the consummation of the amalgamation (except for representations and warranties made as of a particular date, which shall be true and correct as of such date), with the same force and effect as if made on and as of the date of the consummation of the amalgamation, and TGN Holdings has received a certificate to such effect signed by an officer of TyCom; and

    2. AGREEMENTS AND COVENANTS. TyCom has performed or complied in all material respects with all agreements and covenants required by the amalgamation agreement to be performed or complied with by it on or prior to the date of the consummation of the amalgamation, and TGN Holdings has received a certificate to such effect signed by an officer of TyCom.

ADDITIONAL CONDITIONS TO OBLIGATION OF TYCOM

    The obligation of TyCom to effect the amalgamation is also subject to the following conditions:

    1. REPRESENTATIONS AND WARRANTIES. Except as set forth in the amalgamation agreement, the representations and warranties of TGN Holdings contained in the amalgamation agreement that are qualified by reference to material adverse effect must be true and correct in all respects, and the representations and warranties that are not so qualified must be true and correct in all material respects, on and as of the date of the consummation of the amalgamation (except for representations and warranties made as of a particular date, which shall be true and correct as of such date), with the same force and effect as if made on and as of the date of the consummation of the amalgamation, and TyCom has received a certificate to such effect signed by an officer of TGN Holdings; and

    2. AGREEMENTS AND COVENANTS. TGN Holdings has performed or complied in all material respects with all agreements and covenants required by the amalgamation agreement to be performed or complied with by them on or prior to the consummation of the amalgamation, and TyCom has received a certificate to such effect signed by an officer of TGN Holdings.

TERMINATION

GROUNDS FOR TERMINATION

    The amalgamation agreement may be terminated at any time prior to the consummation of the amalgamation, notwithstanding the approval of the amalgamation agreement by the TyCom shareholders:

    1. by mutual written consent duly authorized by the Boards of Directors of TGN Holdings and (only upon recommendation by the special committee) TyCom;

    2. by either TGN Holdings or (only upon recommendation by the special committee) TyCom, if a governmental authority shall have enacted, issued, promulgated, enforced or entered any law, regulation, rule, code, executive order, injunction, judgment decree or other order that restrains, enjoins or otherwise prohibits the amalgamation and such action has become final and non-appealable;

    3. by either TGN Holdings or (only upon recommendation by the special committee) TyCom, if the amalgamation has not been consummated by June 30, 2002; provided, however, that this right to terminate the amalgamation agreement is not available to any party whose failure to fulfill any obligation under the amalgamation agreement has been the cause of, or resulted in, the failure of the amalgamation to be consummated; or

    4. by TGN Holdings, if the special committee withdraws, modifies or changes its recommendation of the amalgamation agreement or the amalgamation in a manner adverse to Tyco or TGN Holdings or has resolved to do so.

FEES AND EXPENSES

    All costs and expenses incurred in connection with the amalgamation agreement and the amalgamation (other than those in connection with the preparation, printing, mailing and filing of this proxy statement/prospectus, which will be paid by TGN Holdings) shall be paid by the party incurring such expenses, whether or not the amalgamation is consummated.

AMENDMENT AND WAIVER; PARTIES IN INTEREST

    The parties to the amalgamation agreement may amend the amalgamation agreement with the prior written approval of the special committee at any time prior to the consummation of the amalgamation. However, after approval of the amalgamation agreement by the TyCom shareholders, the amalgamation agreement cannot be amended without further approval of shareholders if shareholder approval of such amendment is required by law.

    At any time prior to the consummation of the amalgamation, any party to the amalgamation agreement may extend the time for the performance of any of the obligations or other acts by the other, waive any inaccuracies in the representations and warranties contained in the amalgamation agreement or in any document delivered pursuant to the amalgamation agreement, or waive compliance with any of the agreements or conditions contained in the amalgamation agreement. However, no extension or waiver by TyCom shall be effective without the prior written approval of the special committee. Any such extension or waiver will be valid only if set forth in writing by the party or parties granting such extension or waiver.

    The amalgamation agreement is binding upon and inures solely to the benefit of the parties thereto, and nothing in the amalgamation agreement, express or implied, confers upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of the amalgamation agreement, including, without limitation, by way of subrogation, other than certain indemnification, employment and insurance obligations of TGN Holdings, the amalgamated company and Tyco following the consummation of the amalgamation, which are intended for the benefit of certain specified officers and directors of TyCom and may be enforced by such individuals, and rights of shareholders to conversion and delivery of shares, which are intended to be for the benefit of holders of such shares.

VOTING AGREEMENT

    TGN Holdings has agreed in a voting agreement to vote all TyCom common shares it controls in favor of the amalgamation and against any competing transaction, and has granted the members of the special committee a proxy to so vote the shares. TGN Holdings has also agreed not to transfer its shares, except to an affiliate that agrees to be bound by the voting agreement.

GUARANTEE

    Tyco has fully and unconditionally guaranteed the representations, warranties, covenants, agreements and other obligations of TGN Holdings and the amalgamated company under the amalgamation agreement and the voting agreement.

                   COMPARATIVE PER SHARE PRICES AND DIVIDENDS

TYCO

    Tyco common shares are listed and traded on the New York Stock Exchange, the London Stock Exchange and the Bermuda Stock Exchange. The following table sets forth the high and low sales prices per Tyco common share on the New York Stock Exchange, as reported by Bloomberg Financial Markets, and the dividends paid on such shares for the quarterly periods presented below. The price and dividends for Tyco common shares have been restated to reflect a two-for-one stock split distributed on October 21, 1999, which was effected in the form of a stock dividend.

                                                              TYCO COMMON SHARES      DIVIDEND PER
                                                              -------------------        COMMON
                                                                HIGH       LOW           SHARE
                                                              --------   --------   ----------------
FISCAL 2000:
First Quarter...............................................  $53.8750   $23.0625   $         0.0125
Second Quarter..............................................   53.2500    32.0000             0.0125
Third Quarter...............................................   51.3750    41.0000             0.0125
Fourth Quarter..............................................   59.1875    45.5625             0.0125

FISCAL 2001:
First Quarter...............................................  $58.8750   $44.5000   $         0.0125
Second Quarter..............................................   63.2100    41.4000             0.0125
Third Quarter...............................................   59.3000    40.1500             0.0125
Fourth Quarter..............................................   55.2900    39.2400             0.0125

FISCAL 2002:
First Quarter (through October 22, 2001)....................  $49.4800   $44.7000                 --

    See "Selected Consolidated Historical Financial Data of Tyco and
TyCom--Comparative Market Value Information" on page   for recent Tyco common
share price information. Shareholders are urged to obtain current market quotations. See also "Risk Factors--The value of the amalgamation consideration that TyCom shareholders will receive will depend on the value of Tyco common
shares at the time of the amalgamation" on page   .

TYCOM

    TyCom's common shares are listed and traded on the New York Stock Exchange and the Bermuda Stock Exchange. The following table sets forth the high and low sales prices per TyCom common share, on the New York Stock Exchange, as reported by Bloomberg Financial Markets, for the quarterly periods presented below.

                                                              TYCOM COMMON SHARE
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
FISCAL 2000:
Fourth Quarter (July 27, 2000(1) through September 30,
  2000).....................................................  $  46.25   $  32.75

FISCAL 2001:
First Quarter...............................................  $  38.50   $  19.00
Second Quarter..............................................     31.55       9.45
Third Quarter...............................................     20.15       9.50
Fourth Quarter..............................................     17.20       7.14

FISCAL 2002:
First Quarter (through October 22, 2001)....................  $  15.31   $   7.35

    See "Selected Consolidated Historical Financial Data of Tyco and
TyCom--Comparative Market Value Information" on page   for recent TyCom common
share price information. Shareholders are urged to obtain current market quotations.

------------------------

(1) Date of TyCom's IPO.

             COMPARISON OF RIGHTS OF SHAREHOLDERS OF TYCOM AND TYCO

    TyCom is a Bermuda company, and the rights of TyCom's shareholders are governed by TyCom's Memorandum of Association, Bye-Laws, and the laws of Bermuda. Upon consummation of the amalgamation, TyCom's shareholders will become shareholders of Tyco. The rights of Tyco shareholders are governed by Tyco's Memorandum of Association, Bye-Laws, and Bermuda law.

    The following is a summary of material differences between the rights of a TyCom shareholder and the rights of a Tyco shareholder arising from differences between the governing instruments of the two companies. This summary is not intended to be complete and is qualified in its entirety by reference to the applicable corporate laws of Bermuda and to the TyCom Memorandum of Association and TyCom Bye-Laws and to the Tyco Memorandum of Association and Tyco Bye-Laws.

    Copies of TyCom's Memorandum of Association and Bye-Laws and of Tyco's Memorandum of Association and Bye-Laws have been filed with the SEC and will be sent to shareholders of TyCom upon request. See "Where You Can Find More Information" on page i.

      BERMUDA LAW AND CURRENT GOVERNING              BERMUDA LAW AND CURRENT GOVERNING
             DOCUMENTS OF TYCOM                              DOCUMENTS OF TYCO
---------------------------------------------  ---------------------------------------------
                                 AUTHORIZED CAPITAL SHARES

-  3,000,000,000 common shares                 -  2,500,000,000 common shares
-   600,000,000 preference shares              -   125,000,000 preference shares

                                     PREFERENCE SHARES

-  The TyCom Bye-Laws authorize TyCom to       -  The Tyco Bye-Laws authorize Tyco to issue
   issue up to 600,000,000 preference shares   up to 125,000,000 preference shares of the
   of par value of U.S.$1.00 per share. No        nominal value of U.S. $1.00 each. One such
   preference shares have been issued.            share has been designated a special voting
                                                  preference share, which share provides
                                                  voting rights in Tyco with respect to
                                                  approximately 4,300,000 currently
                                                  outstanding exchangeable shares of CIT
                                                  Exchangeco Inc., a subsidiary of Tyco,
                                                  equivalent on a per share basis to the
                                                  voting rights of 0.6907 of a Tyco common
                                                  share. Each such exchangeable share is
                                                  exchangeable for 0.6907 of a Tyco common
                                                  share.

-  The preference shares may be issued in      -  Same.
   more than one series which may be
   designated and to which may be attached
   such rights and restrictions as the TyCom
   Board of Directors may determine.

      BERMUDA LAW AND CURRENT GOVERNING              BERMUDA LAW AND CURRENT GOVERNING
             DOCUMENTS OF TYCOM                              DOCUMENTS OF TYCO
---------------------------------------------  ---------------------------------------------
                          SPECIAL GENERAL MEETING OF SHAREHOLDERS

-  TyCom shareholders holding at least 10% of  -  Same.
   the paid-up capital of TyCom entitled to vote may require TyCom to call a special general meeting. The Court has a residual power to order a meeting to be held if it is impracticable to call or conduct a meeting of TyCom in accordance with the TyCom Bye-laws or Bermuda law.

-  Under Bermuda law, if an annual general     -  Same.
   meeting is not held within three months of
   the due date or any required number of
   directors is not elected at such meeting,
   the Registrar of Companies, any creditor
   or shareholder may apply to the Bermuda
   Supreme Court for the winding up of the
   company. On such application, the Court
   may order the company to be wound up or
   sanction the holding of a general meeting
   to put the affairs of the company in
   order.

-  The TyCom Bye-laws provide that the TyCom   -  The Tyco Bye-laws provide that the Tyco
   Board of Directors may, whenever it thinks     Board of Directors may call a special
   fit, and shall, on the requisition in          general meeting of Tyco shareholders
   writing of shareholders holding such a         whenever it judges it necessary.
   number of shares as is prescribed by, and
   made in accordance with, the Companies
   Acts, call a special general meeting of
   TyCom shareholders.

      BERMUDA LAW AND CURRENT GOVERNING              BERMUDA LAW AND CURRENT GOVERNING
             DOCUMENTS OF TYCOM                              DOCUMENTS OF TYCO
---------------------------------------------  ---------------------------------------------
                                           QUORUM

-  The presence, in person or by proxy, of     -  Same.
   any two TyCom shareholders at a
   shareholders meeting generally constitutes
   a quorum.
                                       VOTING RIGHTS

-  Any proposal at a general meeting may be    -  Same.
   decided by a show of hands of the
   shareholders present in person unless a
   poll is demanded. Where a poll is
   demanded, a shareholder is entitled to one
   vote for each TyCom common share held by
   the shareholder.

-  The TyCom Bye-laws contain no such          -  The Tyco Bye-laws provide that a Tyco
   provisions.                                    shareholder will lose voting rights:

                                               (1)  for the period the shareholder fails to
                                                    comply with a notice from Tyco
                                                    requesting specified information
                                                    regarding such person's interest in Tyco
                                                    shares, plus an additional 90 days;

                                               (2)  if such shareholder fails after notice
                                               by Tyco to make a takeover offer in
                                                    accordance with the City Code on
                                                    Takeovers and Mergers issued by the
                                                    Panel on Takeovers and Mergers in the
                                                    United Kingdom as applied by or in
                                                    accordance with the Tyco Bye-laws;

                                               (3)  upon notice by the Tyco Board of
                                                    Directors, for a period of 180 days if
                                                    such shareholder acquires 3% or more of
                                                    Tyco's issued share capital of any class
                                                    and fails to notify Tyco of such
                                                    acquisition within two days; or

                                               (4)  upon notice by the Tyco Board of
                                                    Directors, for a period of 180 days if
                                                    such shareholder holds 3% or more of
                                                    Tyco's issued share capital of any class
                                                    and fails to notify Tyco of a change in
                                                    the shareholder's interests amounting to
                                                    1% or more of the share capital of any
                                                    class.

                               NOTICE OF SHAREHOLDER MEETINGS

   -  Under the TyCom Bye-laws, at least 20    -  Under Bermuda law and the Tyco Bye-laws,
   clear days' notice must be given of any     at least 5 days' notice must be given of any
   shareholders meeting.                          shareholders meeting.

      BERMUDA LAW AND CURRENT GOVERNING              BERMUDA LAW AND CURRENT GOVERNING
             DOCUMENTS OF TYCOM                              DOCUMENTS OF TYCO
---------------------------------------------  ---------------------------------------------
                           SHAREHOLDER NOMINATIONS AND PROPOSALS

-  Any TyCom shareholder may nominate a        -  Any Tyco shareholder may nominate a
   director for election by notice to TyCom.   director for election by notice to Tyco. To
   To be timely, such a notice must be given      be timely, such a notice must be given to
   to the Secretary of TyCom not less than 60     the Secretary of Tyco not less than six
   and not more than 180 days before the date     and not more than 28 clear days before the
   of the relevant general meeting. Under         date of the relevant general meeting.
   Bermuda law, only TyCom shareholders           Under Bermuda law, only Tyco shareholders
   holding not less than 5% of the total          holding not less than 5% of the total
   voting rights or 100 or more shareholders      voting rights or 100 or more shareholders
   in number may require a proposal be            in number may require a proposal be
   submitted to an annual general meeting.        submitted to an annual general meeting.
   Generally, to be timely, notice of such a      Generally, to be timely, notice of such a
   proposal must be received by TyCom not         proposal must be received by Tyco not less
   less than six weeks before the annual          than six weeks before the annual general
   general meeting. The TyCom Board can waive     meeting. The Tyco Board can waive these
   these requirements regarding shareholder       requirements regarding shareholder
   proposals.                                     proposals, and the staff of the SEC has
                                                  taken the position that the SEC's proxy
                                                  rules may require Tyco to include in its
                                                  proxy materials proposals of shareholders
                                                  who do not satisfy these requirements.

                              SHAREHOLDERS' PREEMPTIVE RIGHTS

-  Bermuda law does not confer preemptive      -  Same.
   rights on shareholders, in respect of the
   issue of additional securities of a
   Bermuda company, but would permit such
   rights to be conferred by a company's
   bye-laws. The TyCom Bye-laws do not
   provide for any such preemptive rights.

                                     DERIVATIVE ACTIONS

-  TyCom shareholders may not generally        -  Same.
   initiate an action for a wrongdoing to the
   company. In certain limited circumstances,
   however, TyCom shareholders may proceed in
   a derivative action.

-  The Bermuda courts would ordinarily follow  -  Same.
   English precedent, which permits a
   shareholder to commence a derivative
   action only if:

(1)  the act complained of is alleged to be
     beyond the corporate power of the
     company or to be illegal;

      BERMUDA LAW AND CURRENT GOVERNING              BERMUDA LAW AND CURRENT GOVERNING
             DOCUMENTS OF TYCOM                              DOCUMENTS OF TYCO
---------------------------------------------  ---------------------------------------------
   (2)  the act complained of is alleged to
        constitute a fraud against the
        minority shareholders by the majority
        shareholders who have used their
        controlling position to prevent the
        company from taking action against
        the wrongdoers;

   (3)  an act requires approval by a greater
        percentage of the company's
        shareholders than actually approved
        it; or

   (4)  there is an absolute necessity to
        waive the general rule that a
        shareholder may not bring a
        derivative action so that the
        company's memorandum of association
        or bye-laws are not violated.

-  Under Bermuda law, a shareholder who        -  Same.
   complains that the affairs of a company
   are being or have been conducted in a
   manner oppressive or prejudicial to some
   of the shareholders, including himself,
   may petition the court for relief, and the
   court has wide discretion to grant relief
   if it is satisfied that the complaint is
   so justified and that: (1) to wind up the
   company would unfairly prejudice those
   shareholders, but (2) the facts otherwise
   would justify a winding-up order on just
   and equitable grounds.

-  Traditionally, such relief has been         -  Same.
   granted in relatively limited
   circumstances.

                                     BOARD OF DIRECTORS

-  The TyCom Bye-laws provide that the number  -  The Tyco Bye-laws provide that the number
   of directors may be determined by the       of directors may be determined by the
   shareholders in a general meeting,             shareholders in a general meeting,
   provided that there shall be no more than      provided that there are at least two
   fifteen and not less than three directors.     directors.

-  Bermuda law would permit a classified       -  Same.
   Board of Directors, but the TyCom Bye-laws
   do not provide for one.

-  The TyCom Bye-laws do not require that a    -  The Tyco Bye-laws require that a director
   director be a shareholder.                  be a shareholder.

      BERMUDA LAW AND CURRENT GOVERNING              BERMUDA LAW AND CURRENT GOVERNING
             DOCUMENTS OF TYCOM                              DOCUMENTS OF TYCO
---------------------------------------------  ---------------------------------------------
                                    REMOVAL OF DIRECTORS

-  A director of TyCom may be removed from     -  A director of Tyco may be removed from
   office, with or without cause, by the          office, with or without cause, by the
   shareholders at a special general meeting      shareholders at a special general meeting
   or by written resolution signed by not         or by written resolution signed by all the
   less than 80% of the other directors. The      other directors. The Tyco Bye-laws
   TyCom Bye-laws authorize the TyCom Board       authorize the Tyco Board of Directors to
   of Directors to fill any vacancy in the        fill any vacancy in the Tyco Board of
   TyCom Board of Directors and authorize the     Directors and authorize the remaining
   remaining Directors to act notwithstanding     Directors to act notwithstanding any
   any vacancy. A director so appointed holds     vacancy. A director so appointed holds
   office until the next annual general           office until the next annual general
   meeting.                                       meeting.

                    AMENDMENTS TO MEMORANDUM OF ASSOCIATION AND BYE-LAWS

-  Under Bermuda law, a company may alter its  -  Same.
   memorandum of association by resolution
   passed at a general meeting of
   shareholders of which due notice has been given and, where required, with the consent of the Minister of Finance. Such a resolution requires an affirmative vote of a majority of the votes cast and need not be recommended by the Board of Directors.

-  Holders of at least 20% of any class of     -  Same.
   the company's share capital may apply to
   the Bermuda Supreme Court to annul any
   alteration. Upon such application, the
   alteration will not have effect until it
   is confirmed by the Court.

-  The TyCom Bye-laws may only be amended by   -  Same.
   the TyCom Board and such amendment becomes
   effective only after confirmation by the
   TyCom shareholders.

-  The TyCom Bye-laws provide that, if TyCom   -  Same.
   has two or more classes of shares, the
   rights attached to any class of shares,
   unless otherwise provided by the terms of
   such class, may be varied either by the
   consent in writing of the holders of
   three-fourths of the shares of the class,
   or by a resolution passed at a separate
   meeting of the holders of such class of
   shares by holders of three-fourths of the
   shares of such class voting at such
   separate meeting. Certain procedural rules
   of such a separate meeting differ from the
   rules of a TyCom general meeting.

      BERMUDA LAW AND CURRENT GOVERNING              BERMUDA LAW AND CURRENT GOVERNING
             DOCUMENTS OF TYCOM                              DOCUMENTS OF TYCO
---------------------------------------------  ---------------------------------------------
-  Pursuant to Bermuda law, holders of at      -  Same.
   least 10% of a class of shares in a
   company in which the share capital is
   divided into different classes may apply
   to the Bermuda Supreme Court to annul any
   variation in the rights attached to the
   class of shares. Upon such application,
   the variation will not have effect until
   it is confirmed by the Court.

                                      SHARE PURCHASES

-  Generally, TyCom may purchase its shares    -  Same.
   for cancellation, unless, on the date on
   which the purchase is to be effected,
   there are reasonable grounds for believing
   that TyCom is, or after the purchase would
   be, unable to pay its liabilities as they
   become due and subject to certain
   statutory requirements as to the funds
   from which payment in respect of such
   purchase may be made.

-  A subsidiary of TyCom also may purchase     -  Same.
   TyCom shares. TyCom shares owned by a
   subsidiary of TyCom may be voted on all
   matters on which shareholders are entitled
   to vote and are counted for quorum
   purposes.

-  Bermuda law permits TyCom to constitute     -  Same.
   and issue preference shares which are
   redeemable at the option of either the
   company or the holder.

      BERMUDA LAW AND CURRENT GOVERNING              BERMUDA LAW AND CURRENT GOVERNING
             DOCUMENTS OF TYCOM                              DOCUMENTS OF TYCO
---------------------------------------------  ---------------------------------------------
           SALE, LEASE OR EXCHANGE OF ASSETS, AMALGAMATIONS, SHARE ACQUISITIONS,
                        BUSINESS COMBINATIONS AND RELATED PROVISIONS

-  Under Bermuda law, a company's              -  Same.
   shareholders are not generally required to
   approve a sale, lease or exchange of all
   or substantially all of a company's
   property and assets. Bermuda law does
   require, however, that shareholders
   approve certain forms of mergers and
   reconstructions. A compromise or
   arrangement in connection with a scheme
   for the reconstruction of the company on
   terms which include the transfer of all or
   part of the undertaking or the property of
   the company to another company requires
   the approval of a majority in number
   representing three-fourths in value of the
   shareholders or class of shareholders, as
   the case may be, present and voting either
   in person or by proxy at the meeting, and
   the sanction of the Bermuda Supreme Court.

-  Pursuant to Bermuda law, an amalgamation    -  Pursuant to Bermuda law, an amalgamation
   of two or more companies requires Board     of two or more companies requires Board
   approval and the approval of the               approval and the approval of the
   shareholders of each company by a              shareholders of each company by a
   three-fourths majority vote, unless the        three-fourths majority vote, unless the
   bye-laws otherwise provide. TyCom's            bye-laws otherwise provide. Tyco's
   Bye-laws changed the shareholder approval      Bye-laws contain no such provision. For
   requirement to a simple majority vote. For     purposes of approval of an amalgamation,
   purposes of approval of an amalgamation,       all shares, whether or not otherwise
   all shares, whether or not otherwise           entitled to vote, carry the right to vote.
   entitled to vote, carry the right to vote.     A separate vote of a class of shares is
   A separate vote of a class of shares is        required if the rights of such class would
   required if the rights of such class would     be altered by virtue of the amalgamation.
   be altered by virtue of the amalgamation.

-  The TyCom Bye-laws contain no such          -  The Tyco Bye-laws permit the Tyco Board to
   provisions.                                    make applicable to Tyco certain rules of
                                                  the City Code on Takeovers and Mergers
                                                  issued by the Panel on Takeovers and
                                                  Mergers in the United Kingdom.

      BERMUDA LAW AND CURRENT GOVERNING              BERMUDA LAW AND CURRENT GOVERNING
             DOCUMENTS OF TYCOM                              DOCUMENTS OF TYCO
---------------------------------------------  ---------------------------------------------
-  Not applicable                              -  The City Code on Takeovers and Mergers
                                                  requires any person or group acting in
                                                  concert which acquires shares that,
                                                  together with shares previously owned by
                                                  it, have 30% or more of the voting power
                                                  of a company, to make an offer to purchase
                                                  all equity shares of the company and any
                                                  of the company's voting non-equity capital
                                                  shares of the type held by such person or
                                                  group. The offer price must not be less
                                                  than the highest price paid in the
                                                  preceding 12 months for shares of the same
                                                  class by such person or anyone in such
                                                  group and must be made in cash or include
                                                  a cash alternative.

-  Not applicable.                             -  If a person or group owns 30% or more of
                                               the Tyco shares, and the Tyco Board
                                                  determines that an offer under the City
                                                  Code is not expedient or the person or
                                                  group is required to make such an offer
                                                  but fails to do so, the Tyco Board may by
                                                  notice require such a person or group to
                                                  make an offer which:

                                               (1)  includes all shares of every class of
                                               share capital of Tyco and, if the Tyco Board
                                                    so requires, all securities of Tyco
                                                    convertible into Tyco shares;

                                               (2)  is in cash or includes a cash
                                                    alternative;

                                               (3)  is made within 30 days of the Tyco
                                                    Board's notice;

                                               (4)  remains open for at least 14 days after
                                                    the offer becomes unconditional;

                                               (5)  requires payment to be made within 21
                                                    days after the offer becomes
                                                    unconditional; and

                                               (6)  is at a price not less than the highest
                                                    price paid in the preceding 12 months
                                                    for shares of the same class by the
                                                    person or any member of the group, or if
                                                    the price is unavailable or
                                                    inappropriate, then at a price fixed by
                                                    the Tyco Board. The purchase price for
                                                    convertible securities must be on terms
                                                    the Tyco Board considers fair and
                                                    reasonable.

      BERMUDA LAW AND CURRENT GOVERNING              BERMUDA LAW AND CURRENT GOVERNING
             DOCUMENTS OF TYCOM                              DOCUMENTS OF TYCO
---------------------------------------------  ---------------------------------------------
     -  Not applicable.                        -  The Rules Governing Substantial
                                               Acquisitions of Shares issued by the Takeover
                                                  Panel provide, subject to certain
                                                  exceptions, that a person or group acting
                                                  in concert may not acquire in a period of
                                                  seven days shares representing 10% of more
                                                  of the voting shares of a company if those
                                                  shares, when aggregated with shares of the
                                                  company already held by the person or
                                                  group, would carry more than 15%, but less
                                                  than 30%, of the total voting rights of
                                                  the company. The Tyco Board may require
                                                  compliance with these rules and may
                                                  require any person or group to dispose of
                                                  any Tyco shares acquired in violation of
                                                  these rules. Under the Tyco Bye-laws, any
                                                  person who acquires an interest in 3% or
                                                  more of the issued share capital of any
                                                  class of Tyco is required to notify Tyco
                                                  of that interest and of any change in that
                                                  person's interest amounting to 1% or more
                                                  of the issued capital of any class. Any
                                                  such notification must be made within two
                                                  business days after the relevant event. In
                                                  determining the percentage interest of any
                                                  person for these and similar purposes,
                                                  interests of persons acting in concert may
                                                  be aggregated.

               REQUIRED PURCHASE AND SALE OF SHARES; SHORT FORM AMALGAMATION

-  Pursuant to Bermuda law, if a scheme or     -  Same.
   contract involving the transfer of shares
   or any class of shares in a Bermuda
   company to another company has, within
   four months after the making of the offer
   in this regard by the transferee company,
   been approved by the holders of not less
   than 90% in value of the shares or class
   of shares for which the offer of such
   approval being obtained, the transferee
   company may give notice to any dissenting
   shareholder that it desires to acquire his
   or her shares. Such transferee company
   will then be entitled and bound to acquire
   such shares on the terms on which
   shareholders that approved such scheme or
   contract transferred their shares, unless
   the Bermuda Supreme Court orders otherwise
   upon application by the dissenting
   shareholder.

      BERMUDA LAW AND CURRENT GOVERNING              BERMUDA LAW AND CURRENT GOVERNING
             DOCUMENTS OF TYCOM                              DOCUMENTS OF TYCO
---------------------------------------------  ---------------------------------------------
-  Under Bermuda law, within one month of the  -  Same.
   transfer of 90% in value of a Bermuda
   company's shares or any class of shares to
   another company under a scheme or
   contract, the transferee company is
   required to notify the holders of the
   remaining shares of such transfer. Within
   three months of the giving of such notice,
   any remaining holder of shares may require
   the transferee company to acquire his or
   her shares on the same terms as provided
   for in the scheme or contract, or upon
   such terms as may be agreed, or upon such
   terms as the Bermuda Supreme Court may
   determine upon application of the
   transferee company or the shareholder.

-  Under Bermuda law, a holder or holders of   -  Same.
   not less than 95% of the shares of any
   class of shares in a Bermuda company may
   give notice to the remaining shareholders
   or class of shareholders of the intention
   to acquire their shares, on the terms set
   out in the notice. Bermuda law provides
   that when such notice is given the
   acquiring holder or holders shall be
   entitled and bound to acquire the shares
   of the remaining shareholders on the terms
   set out in the notice, unless the
   remaining shareholders exercise statutory
   appraisal rights.

-  Under Bermuda law, an amalgamation is only  -  Same.
   permitted without a shareholder vote when it is between a parent company and its wholly-owned subsidiary or between two or more wholly-owned subsidiaries.

                                     DISSENTERS' RIGHTS

-  Under Bermuda law, a properly dissenting    -  Same.
   shareholder who did not vote in favour of
   an amalgamation and who is not satisfied
   that he or she has been offered fair value
   for his or her shares may apply to the
   court to appraise the fair value of his or
   her shares. If the court appraised value
   is greater than the value received or to
   be received in the amalgamation, the
   company must pay the court appraised value
   to the dissenting shareholder within one
   month of the appraisal, unless it decides
   to terminate the amalgamation.

      BERMUDA LAW AND CURRENT GOVERNING              BERMUDA LAW AND CURRENT GOVERNING
             DOCUMENTS OF TYCOM                              DOCUMENTS OF TYCO
---------------------------------------------  ---------------------------------------------
-  Bermuda law additionally provides a right   -  Same.
   of appraisal in respect of the situations
   discussed under "Required Purchase and
   Sale of Shares; Short-Form Amalgamation"
   above.

                          SHAREHOLDER CONSENT IN LIEU OF MEETINGS

-  Pursuant to Bermuda law, action by written  -  Same.
   consent of shareholders is permitted where the written resolution is signed by all of the shareholders, or all the shareholders of the relevant class of shares, who would be entitled to attend and vote at a meeting, with the exception of a resolution to remove an auditor or a director before the expiration of his or her term of office.

                               FIDUCIARY DUTIES OF DIRECTORS

-  Directors of a Bermuda company have         -  Same, except that the Tyco Bye-laws
   fiduciary duties to the company. Pursuant   preclude a director from voting on any
   to Bermuda law, every director and officer     material contract with the company in
   of a company must, in exercising his or        which the director has an interest,
   her powers and discharging his or her          subject to certain limited exceptions.
   duties, act honestly and in good faith
   with a view to the best interests of the
   company and exercise the care, diligence
   and skill that a reasonably prudent person
   would exercise in comparable
   circumstances. Bermuda law and the TyCom
   Bye-laws also generally require a director
   who is interested in any material contract
   with the company to disclose the nature of
   that interest. The TyCom Bye-laws allow a
   director who has disclosed his interest to
   vote on any such contract.

-  Bermuda courts have not interpreted the     -  Same.
   fiduciary obligation of a director in a
   transaction that would be a "change of
   control" as necessarily requiring that the
   director seek to obtain the highest value
   reasonably available for the shareholders
   of the company.

      BERMUDA LAW AND CURRENT GOVERNING              BERMUDA LAW AND CURRENT GOVERNING
             DOCUMENTS OF TYCOM                              DOCUMENTS OF TYCO
---------------------------------------------  ---------------------------------------------
                         INDEMNIFICATION OF OFFICERS AND DIRECTORS

-  Bermuda law permits a company to indemnify  -  Same.
   its officers and employees with respect to any loss arising or liability attaching to such person by virtue of any rule of law concerning any negligence, default, breach of duty, or breach of trust of which the officer or employee may be guilty in relation to the company or any of its subsidiaries, provided that the company may not indemnify an officer or employee against any liability arising out of his or her fraud or dishonesty.

-  The TyCom Bye-laws provide that every       -  The Tyco Bye-laws provide that every
   director, secretary and other officer of    director, secretary and other officer of Tyco
   TyCom shall be indemnified by TyCom for        shall be indemnified by Tyco by reason of
   all liabilities, losses, damages or            any contract entered into, or any act or
   expenses arising out of the actual or          thing done, by such officer in the
   purported execution or discharge of his or     discharge of his or her duties, to the
   her duties or otherwise in relation to or      extent permitted by Bermuda law.
   in connection with his or her duties,
   powers or office, to the extent permitted
   by Bermuda law.

-  Bermuda law also permits a company to       -  Same.
   indemnify an officer against liability
   incurred in defending any civil or
   criminal proceedings in which judgment is
   given in his or her favour or in which he
   or she is acquitted, or when the Bermuda
   Supreme Court grants relief to such
   officer. The Court may relieve an officer
   from liability for negligence, default,
   breach of duty or breach of trust if it
   appears to the Court that such officer has
   acted honestly and reasonably and, in all
   the circumstances, ought fairly to be
   excused.

                                     DIRECTOR LIABILITY

-  Bermuda law permits a company to exempt an  -  Bermuda law permits a company to exempt an
   officer from loss or liability in              officer from loss or liability in
   circumstances where it is permissible for      circumstances where it is permissible for
   the company to indemnify such officer, as      the company to indemnify such officer, as
   indicated above. The TyCom Bye-laws            indicated above. The Tyco Bye-laws exclude
   exclude the liability of any officer of        the liability of any officer of Tyco for
   TyCom for any error of judgement,              any error of judgement, omission, default
   omission, default or oversight in relation     or oversight in relation to the execution
   to the execution of his or her duties, so      of his or her duties, except in respect of
   long as he has acted honestly and in good      willful negligence, willful default, fraud
   faith with a view to the best interest of      or dishonesty.
   TyCom.

      BERMUDA LAW AND CURRENT GOVERNING              BERMUDA LAW AND CURRENT GOVERNING
             DOCUMENTS OF TYCOM                              DOCUMENTS OF TYCO
---------------------------------------------  ---------------------------------------------
                                         DIVIDENDS

-  Bermuda law provides that a company may     -  Same, except that the Tyco Bye-laws
   not declare a dividend, or make a           provide that dividends may only be paid out
   distribution out of contributed surplus,       of profits available for the purpose.
   if there are reasonable grounds for
   believing that the company is, or after
   such payment would be, unable to pay its
   liabilities as they become due, or if the
   realizable value of the company's assets
   would thereby be less than the aggregate
   of its liabilities and its issued share
   capital and share premium accounts. The
   TyCom Bye-laws provide that the TyCom
   Board of Directors may from time to time
   declare dividends.

                                 LEGAL MATTERS

    The validity of the Tyco common shares to be issued to TyCom shareholders in connection with the amalgamation will be passed upon by Appleby Spurling & Kempe, Hamilton, Bermuda, Bermuda counsel to Tyco. Michael L. Jones, secretary of Tyco, is a partner of Appleby Spurling & Kempe.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Tyco as of September 30, 2000 and 1999, and for each of the three years in the period ended September 30, 2000, included in Tyco's Annual Report on Form 10-K filed on December 21, 2000, and incorporated by reference in this document, have been audited by PricewaterhouseCoopers, independent accountants, as set forth in their report included therein. In its report, that firm states that with respect to a certain subsidiary its opinion is based upon the report of other independent accountants, namely Arthur Andersen LLP (as it relates to the consolidated balance sheet of AMP Incorporated and its subsidiaries as of September 30, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for the year ended September 30, 1998). The consolidated financial statements and financial statement schedule referred to above have been incorporated herein in reliance on said reports given on the authority of such firms as experts in auditing and accounting.

    The consolidated balance sheets as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity and cash flows of The CIT Group, Inc. and its subsidiaries for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

    The consolidated financial statements and financial statement schedule of TyCom as of September 30, 2000 and 1999, and for each of the three years in the period ended September 30, 2000, included in TyCom's Annual Report on Form 10-K filed on December 21, 2000, and incorporated by reference in this document, have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                          FUTURE SHAREHOLDER PROPOSALS

    TyCom does not currently expect to hold a 2002 Annual General Meeting of Shareholders, unless the amalgamation agreement is terminated. Proposals of TyCom shareholders to be included in the proxy statement to be mailed to all TyCom shareholders entitled to vote at the 2002 Annual General Meeting of Shareholders were to be received at TyCom's principal executive offices not later than September 17, 2001. In addition, under TyCom's Bye-laws, nominations for director or other business proposals to be addressed at the meeting by a shareholder are to be received not later than November 30, 2001. However, if the amalgamation agreement is terminated and the 2002 Annual General Meeting is held more than 30 days after February 28, 2002, shareholder nominations or business proposals will be timely if received no later than the 10th day after public announcement of the meeting date.

                                                                         ANNEX A

                       AGREEMENT AND PLAN OF AMALGAMATION

                                 BY AND BETWEEN

                               TGN HOLDINGS, LTD.

                                      AND

                                   TYCOM LTD.

                                   INCLUDING

                                   GUARANTEE

                                       OF

                            TYCO INTERNATIONAL LTD.

                          dated as of October 18, 2001

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                   --------
Article 1 THE AMALGAMATION.......................................................     A-4

  Section 1.1        The Amalgamation............................................     A-4
  Section 1.2        Effective Time..............................................     A-4
  Section 1.3        Effects of the Amalgamation.................................     A-4
                     Memorandum of Association; Bye-Laws; Directors and
  Section 1.4        Officers....................................................     A-4

Article 2 CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES.....................     A-5

  Section 2.1        Conversion of Securities....................................     A-5
  Section 2.2        Exchange of Certificates....................................     A-6
  Section 2.3        No Further Ownership Rights in TyCom Common Shares..........     A-8
  Section 2.4        Shares of Dissenting Shareholders...........................     A-8
  Section 2.5        Stock Options; Restricted Shares............................     A-8

Article 3 Representations and Warranties of TyCom................................     A-8
  Section 3.1        Organization and Qualification; Subsidiaries................     A-9
  Section 3.2        Capitalization..............................................     A-9
  Section 3.3        Authority Relative to this Agreement........................    A-10
  Section 3.4        No Conflict; Required Filings and Consents..................    A-10
  Section 3.5        SEC Filings; Financial Statements...........................    A-11
  Section 3.6        Brokers.....................................................    A-11
  Section 3.7        Opinion of Financial Advisor................................    A-12

Article 4 Representations and Warranties of TGN..................................    A-12

  Section 4.1        Organization and Qualification..............................    A-12
  Section 4.2        Capitalization of Guarantor.................................    A-12
  Section 4.3        Authority Relative to this Agreement........................    A-13
  Section 4.4        No Conflict; Required Filings and Consents..................    A-13
  Section 4.5        SEC Filings; Financial Statements...........................    A-14
  Section 4.6        Brokers.....................................................    A-15
  Section 4.7        No Undisclosed Material Liabilities.........................    A-15
  Section 4.8        Compliance with Laws and Court Orders.......................    A-15
  Section 4.9        Litigation..................................................    A-15
  Section 4.10       Absence of Certain Changes or Events........................    A-16

Article 5 Conduct of Business Pending the Amalgamation...........................    A-16

  Section 5.1        Conduct of TyCom............................................    A-16

Article 6 Additional Agreements..................................................    A-16

  Section 6.1        Proxy Statement/Prospectus; Registration Statement..........    A-16
  Section 6.2        TyCom Shareholders Meeting..................................    A-17
  Section 6.3        Access to Information; Confidentiality......................    A-18
  Section 6.4        Stock Options; Restricted Shares; Other Benefit Plans.......    A-18
  Section 6.5        Notification of Certain Matters.............................    A-19
  Section 6.6        Public Announcements........................................    A-19
  Section 6.7        Indemnification and Insurance...............................    A-20
  Section 6.8        Tyco Common Shares..........................................    A-21
  Section 6.9        Further Action; Reasonable Best Efforts.....................    A-21

  Section 6.10       Agreements with respect to Affiliates.......................    A-22

Article 7 Conditions to the Amalgamation.........................................    A-22

  Section 7.1        Conditions to the Obligations of Each Party.................    A-22
  Section 7.2        Conditions to the Obligations of TGN........................    A-22
  Section 7.3        Conditions to the Obligations of TyCom......................    A-23

Article 8 Termination, Amendment and Waiver......................................    A-23

  Section 8.1        Termination.................................................    A-23
  Section 8.2        Effect of Termination.......................................    A-24
  Section 8.3        Fees and Expenses...........................................    A-24
  Section 8.4        Amendment...................................................    A-24
  Section 8.5        Waiver......................................................    A-24

Article 9 Miscellaneous..........................................................    A-25

  Section 9.1        Notices.....................................................    A-25
  Section 9.2        Severability................................................    A-26
  Section 9.3        Entire Agreement; Assignment................................    A-26
  Section 9.4        Parties in Interest.........................................    A-26
  Section 9.5        Specific Performance........................................    A-26
  Section 9.6        Governing Law; Venue........................................    A-27
  Section 9.7        Waiver of Jury Trial........................................    A-27
  Section 9.8        Headings....................................................    A-27
  Section 9.9        Counterparts................................................    A-27
  Section 9.10       Performance of Guarantee....................................    A-27

                       AGREEMENT AND PLAN OF AMALGAMATION

    AGREEMENT AND PLAN OF AMALGAMATION, dated as of October 18, 2001, ("AGREEMENT") by and between TGN Holdings, Ltd., a Bermuda company ("TGN") and a wholly-owned subsidiary of Tyco International Ltd., a Bermuda company ("GUARANTOR"), and TyCom Ltd., a Bermuda company ("TYCOM").

                              W I T N E S S E T H:

    WHEREAS, TGN and TyCom desire TyCom and TGN to amalgamate (the "AMALGAMATION"), upon the terms and subject to the conditions herein set forth, whereby each issued and outstanding common share, U.S. $0.25 par value per share, of TyCom ("TYCOM COMMON SHARES"), not owned by TGN, will be converted into the right to receive 0.3133 of a common share, U.S. $0.20 par value, of Guarantor ("TYCO COMMON SHARES");

    WHEREAS, TGN owns an aggregate of 444,419,353 TyCom Common Shares and Guarantor, through TGN, has proposed to the Board of Directors of TyCom ("BOARD") that TGN acquire the remaining issued and outstanding TyCom Common Shares;

    WHEREAS, TGN and TyCom intend to treat the conversion of TyCom Common Shares into Tyco Common Shares in the Amalgamation as a taxable purchase of TyCom Common Shares for United States federal income tax purposes;

    WHEREAS, a special committee of the Board consisting of Brenda C. Barnes and Frank P. Doyle, who are independent directors, (the "SPECIAL COMMITTEE") has
(i) determined that the Amalgamation and this Agreement are fair to, and in the best interests of, TyCom's shareholders (excluding Guarantor, TGN and their respective subsidiaries) and (ii) recommended that the Board approve this Agreement and the Amalgamation;

    WHEREAS, the Board, taking into account the findings and recommendation of the Special Committee and the terms and conditions of this Agreement, the Guarantee and the Voting Agreement, (i) has determined that the Amalgamation and this Agreement are fair to, and in the best interests of, TyCom and TyCom's shareholders (excluding Guarantor, TGN and their respective subsidiaries),
(ii) has approved and declared the advisability of this Agreement and the Amalgamation and (iii) has resolved to recommend that the shareholders of TyCom (other than Guarantor, TGN and their respective subsidiaries) approve this Agreement;

    WHEREAS, the Board of Directors of TGN has approved and declared the advisability of this Agreement and the Amalgamation, and the shareholders of TGN have approved this Agreement and the Amalgamation; and

    WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to TyCom's willingness to enter into this Agreement, TGN and TyCom are entering into a voting agreement (the "VOTING AGREEMENT") pursuant to which, among other things, TGN has agreed to vote all of its TyCom Common Shares in favor of the approval of the above-described Amalgamation and adoption of this Agreement.

    WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to TyCom's willingness to enter into this Agreement, Guarantor has agreed to execute a Guarantee, pursuant to which it will, among other things, fully and unconditionally guarantee all the representations, warranties, covenants, agreements and other obligations of TGN and the Amalgamated Company under this Agreement and under the Voting Agreement (the "GUARANTEE").

    NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties hereto agree as follows:

        DEFINITIONS:

        "ACTION" is defined in Section 6.9(b).

        "ADJUSTED OPTION" is defined in Section 6.4(a).

        "AFFILIATE" means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such Person; provided, however, that, for the purposes of this Agreement, an "Affiliate" of the Guarantor or of TGN shall not include TyCom and an "Affiliate" of TyCom shall not include the Guarantor or TGN.

        "AGREEMENT" is defined in the preamble.

        "AMALGAMATED COMPANY" is defined in Section 1.1.

        "AMALGAMATING COMPANIES" is defined in the preamble.

        "AMALGAMATION" is defined in the recitals.

        "AVERAGE SHARE PRICE" is defined in Section 2.2(e).

        "BLUE SKY LAWS" is defined in Section 3.4(b).

        "BOARD" is defined in the recitals.

        "CERTIFICATES" is defined in Section 2.2(c).

        "CLOSING" is defined in Section 1.2.

        "CODE" is defined in Section 2.2(f).

        "COMPANIES ACT" is defined in the Section 1.1.

        "COVERED PERSON" is defined in Section 6.7(c).

        "DAILY PER SHARE PRICE" is defined in Section 2.2(e).

        "D&O INSURANCE" is defined in Section 6.7(d).

        "EFFECTIVE TIME" is defined in Section 1.2.

        "EXCHANGE ACT" is defined in Section 3.4(b).

        "EXCHANGE AGENT" is defined in Section 2.2(a).

        "EXCHANGE FUND" is defined in Section 2.2(b).

        "EXCHANGE RATIO" is defined in Section 2.1(b).

        "GAAP" is defined in Section 3.5(b).

        "GOVERNMENTAL AUTHORITY" is defined in Section 3.4(b).

        "GUARANTEE" is defined in the recitals.

        "GUARANTOR" is defined in the preamble.

        "INDEMNIFIED PARTIES" is defined in Section 6.7(b).

        "J.P. MORGAN" is defined in Section 3.6.

        "LAW" is defined in Section 3.4(a).

        "MATERIAL ADVERSE EFFECT" is defined in Section 3.1(c).

        "NYSE" is defined in Section 2.2(e).

        "ORDER" is defined in Section 7.1(c).

        "PARENT PERMITS" is defined in Section 4.8.

        "POST-1998 TYCO SEC DOCUMENTS" is defined in Section 4.5(a).

        "PROXY STATEMENT/PROSPECTUS" is defined in Section 6.1(a).

        "REGISTRAR" is defined in Section 1.2.

        "REGISTRATION STATEMENT" is defined in Section 6.1(a).

        "REPRESENTATIVES" is defined in Section 6.3(a).

        "RULE 145" is defined in Section 6.10.

        "SECURITIES ACT" is defined in Section 3.4(b).

        "SEC" is defined in Section 3.2(b).

        "SPECIAL COMMITTEE" is defined in the recitals.

        "SUBSIDIARY" is defined in Section 3.1(b).

        "TGN" is defined in the preamble.

        "TYCO COMMON SHARES" is defined in the recitals.

        "TYCO SHARE OPTIONS" is defined in Section 4.2(a).

        "TYCO PREFERENCE SHARES" is defined in Section 4.2(a).

        "TYCO SEC DOCUMENTS" is defined in Section 4.2(b).

        "TYCOM" is defined in the preamble.

        "TYCOM AFFILIATE LETTER" is defined in Section 6.10.

        "TYCOM COMMON SHARES" is defined in the recitals.

        "TYCOM DEFERRED COMPENSATION PLAN" is defined in Section 6.4(f).

        "TYCOM ESPP" is defined in Section 6.4(d).

        "TYCOM LTIP" is defined in Section 2.5.

        "TYCOM PREFERRED SHARES" is defined in Section 3.2(a).

        "TYCOM RESTRICTED SHARES" is defined in Section 2.5.

        "TYCOM SEC DOCUMENTS" is defined in Section 3.2(b).

        "TYCOM SERP" is defined in Section 6.4(e).

        "TYCOM SHAREHOLDERS MEETING" is defined in Section 6.2.

        "TYCOM SHARE OPTION" is defined in Section 2.5.

        "TYCOM SHARE OPTION PLANS" is defined in Section 2.5.

        "VOTING AGREEMENT" is defined in the recitals.

        "2001 GUARANTOR BALANCE SHEET" is defined in Section 4.7.

                                   ARTICLE 1
                                THE AMALGAMATION

    SECTION 1.1  THE AMALGAMATION.

    Upon the terms and subject to the conditions herein set forth, and in accordance with the Companies Act 1981 (Bermuda), as amended (the "COMPANIES ACT"), TyCom and TGN shall make the appropriate filings with the Registrar of Companies in Bermuda, and TyCom and TGN shall be amalgamated at the Effective Time (as hereinafter defined). Following the Amalgamation, the separate corporate existences of TyCom and TGN shall cease, and the resulting company shall operate under the name of TyCom Ltd. (the "AMALGAMATED COMPANY") and shall continue to exist as a company incorporated and governed by the laws of Bermuda.

    SECTION 1.2  EFFECTIVE TIME.

    The Amalgamation shall be consummated by filing with the Registrar of Companies of Bermuda (the "REGISTRAR") a duly executed and verified application for registration of the Amalgamated Company and such other documents as are required by the Companies Act. The Amalgamation shall be effective on the date shown in the Certificate of Amalgamation issued by the Registrar and at the time of such issuance (the "EFFECTIVE TIME"). Prior to the filing referred to in this
Section 1.2, a closing (the "CLOSING") shall be held, which shall take place at the offices of Wilmer, Cutler & Pickering, 2445 M Street, NW, Washington, DC 20037, at 12:01 p.m. (EST), on the first business day on which each of the conditions set forth in Article 7 shall have been (and continues to be) fulfilled or waived (if permissible under applicable law), or at such other time and place as TGN and TyCom may agree.

    SECTION 1.3  EFFECTS OF THE AMALGAMATION.

    At the Effective Time, the effect of the Amalgamation shall be as provided in the applicable provisions of the Companies Act and as set forth in this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

    (a) the amalgamation of TGN and TyCom and their continuance as one company shall become effective;

    (b) the property of TGN and TyCom shall become the property of the Amalgamated Company;

    (c) the Amalgamated Company shall continue to be liable for the obligations of each of TGN and TyCom;

    (d) an existing cause of action, claim or liability to prosecution shall be unaffected;

    (e) a civil, criminal or administrative action or proceeding pending by or against TGN or TyCom may be continued to be prosecuted by or against the Amalgamated Company; and

    (f) a conviction against, or ruling, order or judgment in favor of or against TGN or TyCom may be enforced by or against the Amalgamated Company.

    SECTION 1.4  MEMORANDUM OF ASSOCIATION; BYE-LAWS; DIRECTORS AND OFFICERS.

    (a) At the Effective Time, the Memorandum of Association of TyCom, as in effect immediately prior to the Effective Time, shall be the Memorandum of Association of the Amalgamated Company until thereafter changed or amended as provided therein or by applicable law.

    (b) The Bye-Laws of TyCom, as in effect immediately prior to the Effective Time, shall be the Bye-laws of the Amalgamated Company until thereafter changed or amended as provided therein or as provided by applicable law.

    (c) The Board of Directors of the Amalgamated Company shall consist of not less than three (3) directors to be designated by Guarantor, who shall serve until their respective successors are duly elected and qualified. The names of each of the individuals to serve as the initial directors of the Amalgamated Company are as follows, and their addresses are as set forth for TGN in
Section 9.1 of this Agreement:

    (i) L. Dennis Kozlowski;

    (ii) Mark H. Swartz; and

   (iii) Neil R. Garvey.

    (d) The officers of TyCom immediately prior to the Effective Time shall be the officers of the Amalgamated Company until their respective successors are duly elected and qualified.

                                   ARTICLE 2
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

    SECTION 2.1  CONVERSION OF SECURITIES.

    As of the Effective Time, by virtue of the Amalgamation and without any action on the part of TGN, TyCom, Guarantor or the holders of any of the following securities:

    (a) All TyCom Common Shares held by any of TyCom's Subsidiaries or held by the Guarantor, TGN or any of their respective Subsidiaries shall be cancelled and cease to exist without any payment in respect thereof and no Tyco Common Shares or other consideration shall be delivered in exchange therefor.

    (b) Each TyCom Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(a) and subject to Section 2.4) shall be cancelled and cease to exist and shall be converted into the right to receive 0.3133 (the "EXCHANGE RATIO") of a validly issued and fully paid Tyco Common Share.

    (c) Each ordinary share, par value U.S. $1.00, of TGN that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of the Amalgamated Company by virtue of the Amalgamation and without any action on the part of TGN or any holder of any ordinary shares of TGN.

    (d) The Exchange Ratio and any other relevant amounts and terms in this Agreement shall be appropriately adjusted to reflect fully the effect of: any stock split, reverse split, or distribution of any assets, securities, cash or other property (other than cash dividends on the Tyco Common Shares on customary record and payment dates and in an amount not greater than $0.0125 per share per quarter) or any reorganization, recapitalization, reclassification, readjustment, split up, combination or exchange of shares, or other like event, in each case with respect to Tyco Common Shares or TyCom Common Shares, in any case occurring after the date hereof and prior to the Effective Time or with a record date after the date hereof and prior to the Effective Time. In the event Guarantor engages in any merger or other corporate transaction after the date of this Agreement and prior to the Effective Time that results in the conversion of Tyco Common Shares into cash or any other asset, security or other property prior to the Effective Time, TGN shall cause Guarantor to make appropriate provisions to ensure that each holder of a TyCom Common Share will receive consideration in the Amalgamation that is equivalent to the consideration such holder would have received in the merger or other corporate transaction, assuming for this purpose that the Amalgamation occurred immediately prior to the consummation of such merger or other corporate transaction.

    SECTION 2.2  EXCHANGE OF CERTIFICATES.

    (a) Exchange Agent. Prior to the Effective Time. TGN shall select a bank or trust company reasonably acceptable to TyCom to act as the exchange agent (the "EXCHANGE AGENT") in the Amalgamation.

    (b) Exchange Fund. As necessary, from time to time following the Effective Time, the Amalgamated Company shall, and shall, if necessary, cause Guarantor to, make available to the Exchange Agent, for exchange in accordance with this
Article 2, (i) the Tyco Common Shares required for the exchange of TyCom Common Shares into the Tyco Common Shares pursuant to Section 2.1(b), (ii) an amount of cash sufficient to permit the Exchange Agent to make the necessary payments of cash in lieu of fractional Tyco Common Shares in accordance with
Section 2.2(e) and (iii) any dividends or distributions payable pursuant to
Section 2.2(d) (such cash in lieu of fractional shares and Tyco Common Shares, together with any dividends or distributions with respect thereto, are hereinafter collectively referred to as the "EXCHANGE FUND").

    (c) Exchange Procedures. Promptly after the Effective Time, the Amalgamated Company shall instruct the Exchange Agent to mail to each holder of record, as of the Effective Time, of a certificate or certificates ("CERTIFICATES"), which immediately prior to the Effective Time represented outstanding TyCom Common Shares, whose shares were converted into the right to receive Tyco Common Shares pursuant to Section 2.1(b), (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as the Amalgamated Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Tyco Common Shares, cash in lieu of fractional shares and dividends or distributions payable pursuant to Section 2.2. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor solely that number of whole Tyco Common Shares into which their TyCom Common Shares were converted at the Effective Time pursuant to Section 2.1 (which may, but only consistent with the Companies Act, be delivered in uncertificated form pursuant to Guarantor's direct registration system), cash in lieu of fractional shares that such holders have the right to receive pursuant to Section 2.2(e) and any dividends or distributions payable pursuant to Section 2.2(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the whole number of Tyco Common Shares into which such TyCom Common Shares shall have been so converted and the right to receive an amount in cash in lieu of any fractional shares in accordance with Section 2.2(e) and any dividends or distributions payable pursuant to Section 2.2(d). No interest will be paid or accrued on any cash in lieu of fractional Tyco Common Shares or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of TyCom Common Shares that is not registered in the transfer records of TyCom, the proper whole number of Tyco Common Shares (which may, but only consistent with the Companies Act, be delivered in uncertificated form pursuant to Guarantor's direct registration system) may be issued to a transferee if the Certificate representing such TyCom Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

    (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Tyco Common Shares with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the Tyco Common Shares represented thereby until the holders of record of such Certificates shall surrender such Certificates in accordance with Section 2.2(c). Subject to applicable law, following surrender of any such Certificates in accordance with Section 2.2(c), the Exchange Agent shall deliver that whole number of Tyco

Common Shares issued in exchange therefor, (which may, but only consistent with the Companies Act, be delivered in uncertificated form pursuant to Guarantor's direct registration system), without interest, at the time of such surrender, cash in lieu of fractional Tyco Common Shares pursuant to Section 2.2(e), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Tyco Common Shares and, at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender with respect to such whole Tyco Common Shares.

    (e) Fractional Shares. No certificate or scrip representing less than one Tyco Common Share shall be issued in the Amalgamation upon the surrender for exchange of Certificates, and such fractional Tyco Common Shares will not entitle the owner thereof to vote or to any rights of a holder of Tyco Common Shares. In lieu of any such fractional Tyco Common Shares, each holder of Certificates who would otherwise have been entitled to a fraction of a Tyco Common Share in exchange for such Certificate (after taking into account all Certificates delivered by such holder) pursuant to this Section shall receive from the Exchange Agent a cash payment in lieu of such fractional Tyco Common Share, determined by multiplying (A) the fractional share interest to which such holder would otherwise be entitled by (B) the Average Share Price. For purposes of this Agreement, "AVERAGE SHARE PRICE" means the average of the Daily Per Share Prices for the five consecutive trading days ending on the fourth trading day prior to and not including the date of the Effective Time. "DAILY PER SHARE PRICE" for any trading day means the volume-weighted average of the per share selling prices on the New York Stock Exchange ("NYSE") of Tyco Common Shares for that day, as reported by Bloomberg Financial Markets (or if such service is unavailable, a service providing similar information selected by TGN and TyCom).

    (f) Required Withholding. The Exchange Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, and from any dividends or distributions payable pursuant to
Section 2.2(d), to any holder or former holder of TyCom Common Shares such amounts as are required to be deducted or withheld therefrom with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or under any provision of state, local or foreign tax law or under any other applicable law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

    (g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, solely that whole number of Tyco Common Shares into which TyCom Common Shares represented by such Certificates were converted pursuant to Section 2.1 (which may, but only consistent with the Companies Act, be issued in uncertificated form pursuant to Guarantor's direct registration system), cash in lieu of fractional Tyco Common Shares, if any, as may be required pursuant to Section 2.2(e) and any dividends or distributions payable pursuant to Section 2.2(d); provided, however, that TGN may, in its discretion and as a condition precedent to the delivery of any Tyco Common Shares, cash and other distributions, require such person to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Guarantor, TGN, the Amalgamated Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    (h) No Liability. Notwithstanding anything to the contrary in this
Section 2.2, neither the Exchange Agent, Guarantor, the Amalgamated Company nor their respective affiliates shall be liable to a holder of Tyco Common Shares or TyCom Common Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of TyCom Common Shares for one year after the Effective Time shall be delivered to the Amalgamated Company, upon demand, and any holders of TyCom Common Shares who have not theretofore complied with the provisions of this Section 2.2 shall thereafter look only to the Amalgamated Company for (and the Amalgamated Company Common Shares, any cash in lieu of fractional Tyco Common Shares to which they are entitled pursuant to
Section 2.2(e) and any dividends or other distributions with respect to Tyco Common Shares to which they are entitled pursuant to Section 2.2(d), in each case, without any interest thereon.

    SECTION 2.3  NO FURTHER OWNERSHIP RIGHTS IN TYCOM COMMON SHARES.

    All Tyco Common Shares issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.2(d) and Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to TyCom Common Shares, and there shall be no further registration of transfers on the records of the Amalgamated Company of TyCom Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Amalgamated Company for any reason, they shall be canceled and exchanged as provided, and in accordance with the procedures set forth, in this Article 2.

    SECTION 2.4  SHARES OF DISSENTING SHAREHOLDERS.

    Notwithstanding anything in this Agreement to the contrary, in connection with the Amalgamation (if it becomes effective), holders of TyCom Common Shares shall have rights pursuant to Section 106 of the Companies Act, provided such holders comply with the provisions of such Section. In the event any such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the Companies Act, such holder shall no longer have any right thereunder. For the purposes of determining the right of a holder of TyCom Common Shares to make application for an appraisal pursuant to
Section 106(6) of the Companies Act, the date of the giving of the notice therein referred to shall be the date that such notice shall be deemed served pursuant to Bye-law 126.2 of the Bye-laws of TyCom.

    SECTION 2.5  STOCK OPTIONS; RESTRICTED SHARES.

    At the Effective Time, (i) all options or rights to purchase TyCom Common Shares (a "TYCOM SHARE OPTION") then outstanding under the TyCom Ltd. Long-Term Incentive Plan (the "TYCOM LTIP") or the TyCom Ltd. Founders' Share Option Program (collectively, the "TYCOM SHARE OPTION PLANS") and (ii) all restricted TyCom Common Shares granted or awarded under the TyCom Share Option Plans (the "TYCOM RESTRICTED SHARES") shall be treated in accordance with Section 6.4 of this Agreement. TGN and TyCom acknowledge that the Amalgamation is not a "Change of Control" for purposes of the TyCom Share Option Plans or any other TyCom employee benefit plan.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF TYCOM

    Except for any matter, fact or circumstance known as of the date of this Agreement by Guarantor or any of its Subsidiaries, TyCom represents and warrants to TGN that:

    SECTION 3.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

    (a) Except as set forth in Section 3.1 of the TyCom Disclosure Schedule, each of TyCom and each Subsidiary of TyCom is duly organized, validly existing and in good standing (to the extent the concept of good standing exists in the applicable jurisdiction) under the laws of its jurisdiction and has the requisite corporate or other power and authority and all necessary governmental approvals to own,

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lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Amalgamation or otherwise prevent or materially delay TyCom from performing its obligations under this Agreement and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    (b) "SUBSIDIARY" means, with respect to any person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such person (provided, however, when references are made herein to Subsidiaries of Guarantor or TGN (except in the introductory clause of this Article 3), Subsidiary shall exclude TyCom and its Subsidiaries).

    (c) "MATERIAL ADVERSE EFFECT," when used in connection with TyCom or any of its Subsidiaries or Guarantor, TGN or any of their respective Subsidiaries, as the case may be, means any change, effect, development or circumstance that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of TyCom and its Subsidiaries or TGN, Guarantor and their respective Subsidiaries, as the case may be, in each case taken as a whole.

    SECTION 3.2  CAPITALIZATION.

    (a) The authorized share capital of TyCom consists of 3,000,000,000 TyCom Common Shares and 600,000,000 preference shares, par value $1.00 per share (the "TYCOM PREFERRED SHARES"). As of October 16, 2001, (i) 520,390,000 TyCom Common Shares were issued and 500,999,100 were outstanding, all of which are validly issued, fully paid and nonassessable, and none of which has been issued in violation of preemptive or similar rights, (ii) 19,390,900 TyCom Common Shares were held by subsidiaries of TyCom and (iii) 29,561,424 TyCom Common Shares were reserved for existing option and restricted share grants and 22,261,619 TyCom Common Shares were reserved for future option and restricted share grants pursuant to the TyCom Share Option Plans. As of October 16, 2001, there were no outstanding TyCom Preferred Shares.

    (b) Except (i) as set forth in Section 3.2(a), (ii) for changes resulting from the exercise of TyCom Share Options which were outstanding and exercisable as of October 16, 2001 (or were outstanding as of October 16, 2001 and became exercisable in accordance with their terms thereafter) or (iii) for changes resulting from the grant of stock based compensation or options to directors or employees pursuant to arrangements in existence as of the date of this Agreement, there are no outstanding (x) capital shares or voting securities of TyCom, (y) securities of TyCom convertible into or exchangeable for capital shares or voting securities of TyCom or (z) options, warrants or other rights to acquire from TyCom or other obligations of TyCom to issue or sell, any capital shares, voting securities or securities convertible into or exchangeable for capital shares or voting securities of TyCom.

    (c) Except as set forth in Section 3.2 of the TyCom Disclosure Schedule or in any of the reports, schedules, forms, statements, registration statements, proxy statements and other documents filed by TyCom with the Securities and Exchange Commission ("SEC") since March 10, 2000 and prior to the date of this Agreement, including those incorporated by reference and not superseded by other TyCom SEC documents (the "TYCOM SEC DOCUMENTS"), there are no obligations, contingent or otherwise, of TyCom or any of its Subsidiaries to repurchase, redeem or otherwise acquire any TyCom Common Shares or the capital stock of any Subsidiary. Except as set forth in Section 3.2 of the TyCom Disclosure Schedule, or in any of the TyCom SEC Documents, all of the outstanding capital shares (other than directors' qualifying shares) of each of TyCom's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares and a de minimis number of shares owned by employees of such Subsidiaries) are owned by TyCom or another TyCom Subsidiary free and clear of all material security interests, liens, claims, pledges, limitations on TyCom's voting rights, charges or other encumbrances of any nature whatsoever. Except as set forth in Section 3.1, this Section 3.2, Section 3.2 of the TyCom Disclosure Schedule or the TyCom SEC Documents and except for this Agreement, there are no options, warrants or other rights to acquire from TyCom's Subsidiaries, or other obligation of TyCom's Subsidiaries, to issue or sell capital shares of, or other equity interests in, TyCom's Subsidiaries.

    SECTION 3.3  AUTHORITY RELATIVE TO THIS AGREEMENT.

    TyCom has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Amalgamation. The execution and delivery of this Agreement by TyCom, the consummation by TyCom of the Amalgamation and the performance by TyCom of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of TyCom and no other corporate proceedings are necessary to authorize this Agreement or to consummate the Amalgamation (other than the approval and adoption of this Agreement by the shareholders of TyCom and the filing and recordation of appropriate amalgamation documents as required by Bermuda Law). This Agreement has been duly executed and delivered by TyCom and, assuming the due authorization, execution and delivery of this Agreement by TGN and the Guarantee by Guarantor, this Agreement constitutes a valid and binding obligation of TyCom, enforceable against TyCom in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy and similar laws or by general principles of equity (whether considered in a proceeding in equity or at law). The Board has approved this Agreement and the Amalgamation.

    SECTION 3.4  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement by TyCom does not, and the performance by TyCom of its obligations hereunder will not, (i) conflict with or violate the Memorandum of Association or Bye-laws of TyCom or, (ii) assuming that all consents, approvals, authorizations and other actions described in
Section 3.4(b) have been obtained and all filings and obligations described in
Section 3.4(b) have been made, conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("LAW") applicable to TyCom or any of its Subsidiaries or by which any property or asset of TyCom or any of its Subsidiaries is bound or affected or (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of TyCom or any of its Subsidiaries or to a loss of any benefit to which TyCom or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon TyCom of any of its Subsidiaries or any license, franchise, permit, certificate, approval or similar authorization affecting, or relating in any way to, the assets or business of TyCom or any of its Subsidiaries except, with respect to clause (iii), for any such conflicts or violations, which would not prevent or materially delay consummation of the Amalgamation or otherwise prevent TyCom from performing its material obligations under this Agreement, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    (b) The execution and delivery of this Agreement by TyCom does not, and the performance by TyCom of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body (a "GOVERNMENTAL AUTHORITY"), except: (i) for compliance with applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT"), state securities or "blue sky" laws ("BLUE SKY LAWS"), state takeover laws, the NYSE and the Bermuda Stock Exchange,
(ii) for the filing with the Registrar of Companies in Bermuda of an application for registration of the Amalgamation and appropriate documents with the relevant authorities of other states in which TyCom or any of its Subsidiaries is qualified to do business,
(iii) for receipt of consent from the Minister of Finance in Bermuda and the Bermuda Monetary Authority, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Amalgamation or otherwise prevent TyCom from performing its material obligations under this Agreement, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    SECTION 3.5  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) TyCom has filed with the SEC all periodic and other reports required to be filed with the SEC since March 10, 2000 and, taking into account any amendments and supplements filed prior to the date of this Agreement, each of the TyCom SEC Documents, as of its filing date (or if amended and superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. Except as set forth in the TyCom SEC Documents and taking into account any amendments and supplements filed prior to the date of this Agreement, such TyCom SEC Documents, did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of and at the time of the circumstances under which they were made, not misleading. None of TyCom's Subsidiaries is required to file with the SEC periodic reports pursuant to the Exchange Act.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the TyCom SEC Documents were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the TyCom SEC Documents), and each fairly presents in all material respects, the consolidated financial position of TyCom and its consolidated subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that for purposes of the foregoing representation, the unaudited interim financial statements (i) should be read in conjunction with TyCom's consolidated financial statements contained in TyCom's Form 10-K filed in 2000, and
(ii) were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

    SECTION 3.6  BROKERS.

    Except for J.P. Morgan Securities Inc. ("J.P. MORGAN"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Amalgamation based upon arrangements made by or on behalf of the Special Committee. TyCom has heretofore furnished to TGN and Guarantor a complete and correct copy of all agreements between TyCom and J.P. Morgan pursuant to which such firm would be entitled to any payment relating to the Amalgamation.

    SECTION 3.7  OPINION OF FINANCIAL ADVISOR.

    The Special Committee has received the opinion of J.P. Morgan to the effect that, as of the date of this Agreement, the consideration to be received in the Amalgamation by the shareholders of TyCom (other than the Guarantor, TGN and their respective subsidiaries) is fair to such holders from a financial point of view. A copy of the written opinion to the foregoing effect will be delivered to Guarantor as promptly as practicable after the date hereof.

                                   ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF TGN

    TGN represents and warrants to TyCom that:

    SECTION 4.1  ORGANIZATION AND QUALIFICATION.

    Each of TGN and Guarantor and each of their respective Subsidiaries is duly organized, validly existing and in good standing (to the extent the concept of good standing exists in the applicable jurisdiction) under the laws of its jurisdiction and has the requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Amalgamation or otherwise prevent TGN or Guarantor from performing its material obligations under this Agreement and the Guarantee and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    SECTION 4.2  CAPITALIZATION OF GUARANTOR.

    (a) As of the date of this Agreement, the authorized share capital of Guarantor consists of 2,500,000,000 Tyco Common Shares and 125,000,000 Preference Shares, par value $1.00 per share ("TYCO PREFERENCE SHARES"). As of October 16, 2001 (i) 1,996,071,860 Tyco Common Shares were issued and 1,979,313,919 were outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and none of which have been issued in violation of preemptive or similar rights, (ii) one Tyco Preference Share has been designated as a Special Voting Preference Share and is validly issued, fully paid and non-assessable and not issued in violation of preemptive or similar rights, (iii) no more than 16,751,941 Tyco Common Shares and no Tyco Preference Shares were held by subsidiaries of Guarantor and (iv) no Subsidiaries of Guarantor, other than TGN and Subsidiaries of TyCom, hold any TyCom Common Shares. Included within Guarantor's issued and outstanding Tyco Common Shares, as of October 16, 2001, are 4,035,632 Tyco Common Shares representing the assumed exchange of 5,842,864 exchangeable shares (at 0.6907 of a Tyco Common Share per exchangeable share). Exchangeable shares of CIT Exchangeco, Inc., a wholly-owned subsidiary of Tyco Capital Corporation (formerly "The CIT Group, Inc."), were issued by Tyco Capital Corporation prior to its acquisition by Guarantor in June 2001. As of October 16, 2001, no more than 132,125,386 Tyco Common Shares were reserved for issuance upon exercise of stock options issued under Guarantor's stock option plans ("TYCO SHARE OPTIONS").

    (b) As of the date of this Agreement, except (i) as set forth in
Section 4.2(a), (ii) for changes resulting from the exercise of Tyco Share Options which were outstanding and exercisable as of October 16, 2001 (or were outstanding as of October 16, 2001 and became exercisable in accordance with their terms thereafter), (iii) for securities of Guarantor or its Subsidiaries convertible into or exchangeable for capital shares or voting securities of Guarantor to the extent disclosed in any of the reports, schedules, forms, statements, registration statements, proxy statements and other documents filed by Guarantor with the SEC since September 30, 2000 and prior to the date of this Agreement, including those incorporated by reference and not superseded by other Tyco SEC Documents, (the "TYCO SEC DOCUMENTS") and the conversion or exchange thereof, (iv) securities to be issued in connection with a merger or other acquisition transaction with respect to which a registration statement has been filed with the SEC as of the date hereof and (v) for other rights to acquire immaterial (individually or in the aggregate) amounts of Tyco Common Shares and changes to the extent resulting from the exercise thereof, there are no outstanding (x) capital shares or voting securities of Guarantor,
(y) securities of Guarantor convertible into or exchangeable for capital shares or voting securities of Guarantor or (z) options, warrants or other rights to acquire from Guarantor or other obligations of

Guarantor to issue or sell, any capital shares, voting securities or securities convertible into or exchangeable for capital shares or voting securities of Guarantor. Except as set forth in any of the Tyco SEC Documents, as of the date of this Agreement there are no outstanding obligations, contingent or otherwise, of Guarantor or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Tyco Common Shares or the capital shares of any Subsidiary.

    (c) The Tyco Common Shares to be delivered pursuant to this Agreement have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable, and the issuance thereof is not subject to any preemptive or other similar right.

    (d) Except as set forth in any of the Tyco SEC Documents, all of the outstanding capital shares of each of Guarantor's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Guarantor or another Subsidiary of Guarantor free and clear of all material security interests, liens, claims, pledges, limitations on Guarantor's voting rights, charges or other encumbrances of any nature whatsoever. Except as set forth in Section 4.1, this Section 4.2, Section 4.2 of the TGN Disclosure Schedule or the Tyco SEC Documents filed prior to the date of this Agreement, there are no options, warrants or other rights to acquire from Guarantor's Subsidiaries or other obligation of Guarantor's Subsidiaries to issue or sell any capital shares of, or other equity interests in, Guarantor's Subsidiaries.

    SECTION 4.3  AUTHORITY RELATIVE TO THIS AGREEMENT.

    Each of TGN and Guarantor has all necessary corporate power and authority to execute and deliver this Agreement and the Guarantee, respectively, to perform its obligations hereunder and thereunder and to consummate the Amalgamation. The execution and delivery of this Agreement by TGN and the Guarantee by Guarantor, the consummation by TGN of the Amalgamation and the performance by TGN of its obligations hereunder and by Guarantor of its obligations under the Guarantee have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of TGN or Guarantor are necessary to authorize this Agreement or the Guarantee or to consummate the Amalgamation (other than the filing and recordation of appropriate amalgamation documents as required by Bermuda Law). This Agreement has been duly and validly executed and delivered by TGN and the Guarantee has been duly and validly executed and delivered by Guarantor and, assuming the due authorization, execution and delivery by TyCom of this Agreement, this Agreement constitutes a valid and binding obligation of TGN and the Guarantee constitutes a valid and binding obligation of Guarantor enforceable against TGN and Guarantor, respectively, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy and similar laws or by general principles of equity (whether considered in a proceeding in equity or at law).

    SECTION 4.4  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement by TGN and of the Guarantee by Guarantor do not, and the performance by TGN of its obligations hereunder and by Guarantor of its obligations under the Guarantee will not, (i) conflict with or violate the Memorandum of Association or Bye-laws of either TGN or Guarantor,
(ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.4(b) have been obtained and all filings and obligations described in Section 4.4(b) have been made, conflict with or violate any Law applicable to TGN, Guarantor or any of their respective Subsidiaries or by which any property or asset of any of them is bound or affected and (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of TGN, Guarantor or any of their respective Subsidiaries or to a loss of any benefit to which TGN, Guarantor or any of their respective Subsidiaries is entitled under any provision of any agreement or other instrument binding upon TGN, Guarantor or any of their respective Subsidiaries or any license, franchise, permit, certificate, approval or similar authorization affecting, or relating in any way to, the assets or business of TGN, Guarantor or any of their respective Subsidiaries except, with respect to clause (iii), for any such conflicts or violations, which would not prevent or materially delay consummation of the Amalgamation or otherwise prevent TGN and Guarantor from performing their material obligations under this Agreement and the Guarantee, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    (b) The execution and delivery of this Agreement by TGN and the Guarantee by Guarantor do not, and the performance by TGN of its obligations hereunder and by Guarantor of its obligations under the Guarantee will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, state takeover laws, the NYSE and the Bermuda Stock Exchange, (ii) for filing with the Registrar of Companies in Bermuda of an application for registration of the Amalgamation and appropriate documents with the relevant authorities of other states in which, Guarantor, TGN or any of their respective Subsidiaries is qualified to do business, (iii) for receipt of consent from the Minister of Finance in Bermuda and the Bermuda Monetary Authority, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Amalgamation or otherwise prevent TGN or Guarantor from performing their material obligations under this Agreement and the Guarantee, respectively, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    SECTION 4.5  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Guarantor has filed with the SEC all reports, schedules, forms, statements and other documents (including all exhibits thereto) required to be filed with the SEC since September 30, 1998 (the "POST-1998 TYCO SEC DOCUMENTS"). Taking into account any amendments and supplements filed prior to the date of this Agreement, each of the Post-1998 Tyco SEC Documents as of its filing date (or if amended and superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied as to the form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. Except as set forth in the Post-1998 Tyco SEC Documents and taking into account any amendments and supplements filed prior to the date of this Agreement, such Post-1998 Tyco SEC Documents did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of and at the time of the circumstances under which they were made, not misleading. Except for TyCom and Tyco Capital Corporation, none of Guarantor's Subsidiaries is required to file with the SEC periodic reports pursuant to the Exchange Act.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Post-1998 Tyco SEC Documents were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Post-1998 Tyco SEC Documents), and each fairly presents in all material respects, the consolidated financial position of Guarantor and its consolidated subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that for purposes of the foregoing representation, the unaudited interim financial statements
(i) should be read in conjunction with Guarantor's consolidated financial statements contained in Guarantor's Form 10-K filed in 2000, and (ii) were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

    SECTION 4.6  BROKERS.

    Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Amalgamation based upon arrangements made by or on behalf of TGN or Guarantor.

    SECTION 4.7  NO UNDISCLOSED MATERIAL LIABILITIES.

    As of the date of this Agreement and except as set forth in the Tyco SEC Documents, neither Guarantor nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in Guarantor's unaudited balance sheet (including any related notes thereto) as of June 30, 2001 included in Guarantor's Quarterly Report on Form 10-Q for the fiscal period ended June 30, 2001 (the "2001 GUARANTOR BALANCE SHEET"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2001 Guarantor Balance Sheet, so long as such liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,
(c) incurred since June 30, 2001 in the ordinary course of business, so long as such liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) incurred in connection with this Agreement or the Amalgamation or the other transactions contemplated hereby, so long as such liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (e) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    SECTION 4.8  COMPLIANCE WITH LAWS AND COURT ORDERS.

    As of the date of this Agreement, Guarantor, TGN and their respective Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental or regulatory authorities necessary for the lawful conduct of their respective businesses, except where the failure to so hold would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (the "PARENT PERMITS"). Guarantor, TGN and their respective Subsidiaries are in compliance with the terms of the Parent Permits, except as disclosed in the Tyco SEC Documents and where the failure so to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, the Guarantor, TGN and each of their respective Subsidiaries is in compliance with, and to the knowledge of Guarantor and TGN is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except as disclosed in the Tyco SEC Documents and for failures to comply or violations that have not had, and would not individually or in the aggregate reasonably be expected to have, a Material Adverse Effect.

    SECTION 4.9  LITIGATION.

    As of the date of this Agreement, except as set forth in the Tyco SEC Documents or arising out of the transactions contemplated by this Agreement, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Guarantor and TGN threatened against or affecting, the Guarantor, TGN, any of their respective Subsidiaries, or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that materially adversely effects the ability of TGN to perform timely the obligations or consummate the transactions contemplated by this Agreement and, in the case of the Guarantor, the Guarantee.

    SECTION 4.10  ABSENCE OF CERTAIN CHANGES OR EVENTS.

    As of the date of this Agreement, Guarantor has not, since June 30, 2001, suffered any Material Adverse Effect.

                                   ARTICLE 5
                  CONDUCT OF BUSINESS PENDING THE AMALGAMATION

    SECTION 5.1  CONDUCT OF TYCOM.

    TyCom agrees that, between the date of this Agreement and the Effective Time, unless TGN shall otherwise agree in writing, TyCom will, and will cause its Subsidiaries to, conduct the businesses of TyCom and the Subsidiaries only in, and TyCom and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice.

                                   ARTICLE 6
                             ADDITIONAL AGREEMENTS

    SECTION 6.1  PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

    (a) As promptly as practicable after the execution of this Agreement, TyCom shall, and TGN shall cause Guarantor to, jointly prepare and file with the SEC a proxy statement/prospectus (the "PROXY STATEMENT/PROSPECTUS") and TGN shall cause Guarantor to prepare and file with the SEC a registration statement on Form S-4 (or on such other form as shall be appropriate) (together with all amendments, schedules and exhibits thereto, the "REGISTRATION STATEMENT") under the Securities Act with respect to the Tyco Common Shares issuable in the Amalgamation. TyCom shall, and TGN shall cause Guarantor to, cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act, the Securities Act and the rules and regulations thereunder. TGN shall cause Guarantor to use its reasonable best efforts, and TyCom will cooperate with Guarantor, to have the Registration Statement declared effective by the SEC as promptly as practicable. TGN shall also cause Guarantor to take all actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under the applicable state securities laws in connection with the issuance of Tyco Common Shares in connection with the Amalgamation and TGN will cause Guarantor to pay all expenses incident thereto. TyCom shall furnish to Guarantor all information concerning TyCom and the holders of capital shares of TyCom as may be reasonably requested in connection with any such action. The Registration Statement shall include as a part thereof the Proxy Statement/Prospectus which will be mailed to the shareholders of TyCom as promptly as practicable after the effectiveness of the Registration Statement. TyCom shall, and TGN shall cause Guarantor to, furnish all information concerning it required to be included in the Registration Statement. TGN agrees that the Registration Statement, and each amendment or supplement thereto, at the time it is filed or becomes effective, and at the time that the Proxy Statement/Prospectus which forms a part thereof is mailed to the shareholders of TyCom, will not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Guarantor in reliance upon and in conformity with written information concerning TyCom furnished to Guarantor by TyCom for use in the Registration Statement. TGN agrees that it will cause Guarantor to comply with the provisions of the preceding sentence. TyCom agrees that the information provided by it for inclusion in the Registration Statement and each amendment or supplement thereto will not, as of the time it is filed or becomes effective and at the time that the Proxy Statement/Prospectus which forms a part thereof is mailed to shareholders of TyCom, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) TyCom shall, and TGN shall cause Guarantor to, notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any other filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Amalgamation or any other filing. Neither Guarantor nor TyCom will file any amendment or supplement to, nor will either engage in any correspondence with the SEC or its staff with respect to the Registration Statement and the Proxy Statement/Prospectus without the prior approval of the other, which shall not be unreasonably withheld or delayed.

    (c) TGN will, and will cause Guarantor to, advise TyCom, promptly after Guarantor receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Tyco Common Shares issuable in connection with the Amalgamation for offering or sale in any jurisdiction, or any request by the SEC or the NYSE for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    (d) If at any time prior to the vote of shareholders of TyCom at the TyCom Shareholders Meeting, any information relating to TyCom, the Guarantor or TGN, or any of their respective affiliates, officers or directors, should be discovered by TyCom, the Guarantor or TGN which should be set forth in an amendment or supplement to either of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the entity which discovers such information shall promptly notify the others and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of TyCom. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement, the Proxy Statement/Prospectus or any other filing, TyCom will, and TGN will cause Guarantor to, as the case may be, promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials and/or mailing to shareholders of TyCom, such amendment or supplement.

    (e) Subject to Section 6.2, the Proxy Statement/Prospectus shall include
(i) the Special Committee's determination that the Amalgamation and this Agreement are fair to, and in the best interests of, TyCom's shareholders (excluding Guarantor, TGN and their respective subsidiaries) and recommendation that the Board approve this Agreement and the Amalgamation and (ii) taking into account the findings and recommendation of the Special Committee and the terms and conditions of this Agreement, the Guarantee and the Voting Agreement, the Board's (x) determination that the Amalgamation and this Agreement are fair to, and in the best interests of, TyCom and TyCom's shareholders (excluding Guarantor, TGN and their respective subsidiaries), (y) approval of the Amalgamation and (z) recommendation that the shareholders of TyCom (other than Guarantor, TGN and their respective Affiliates) approve this Agreement.

    SECTION 6.2  TYCOM SHAREHOLDERS MEETING.

    TyCom shall establish a record date for, duly call, give notice of, convene and hold a special general meeting of the TyCom shareholders ("TYCOM SHAREHOLDERS MEETING") as promptly as practicable for the purpose of voting upon the approval of this Agreement, and TyCom shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to TyCom's shareholders and to hold the TyCom Shareholders Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act. TyCom shall solicit from its shareholders proxies in favor of approval of this Agreement and shall take all other reasonable action necessary or advisable to secure the vote or consent of its shareholders in favor of such approval. Notwithstanding the foregoing, the Special Committee or the Board may, at any time prior to the TyCom Shareholders Meeting and in accordance with its fiduciary duties to TyCom's shareholders as advised by counsel, withdraw, modify or change any recommendation or declaration regarding this Agreement or the Amalgamation. Notwithstanding anything in this Agreement to the contrary, no action by the Board permitted by this Section 6.2 shall constitute a breach of this Agreement by TyCom. Nothing in this Section 6.2 shall affect TyCom's obligation to seek the consent of its shareholders as contemplated by
Section 6.1 (regardless of whether the recommendation of the Special Committee or the Board shall have been withdrawn, modified or changed).

    SECTION 6.3  ACCESS TO INFORMATION; CONFIDENTIALITY.

    (a) From the date of this Agreement to the Effective Time, each of TGN and TyCom shall, and TGN shall cause Guarantor to: (i) provide to the other (and to the other's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "REPRESENTATIVES")) access at reasonable times upon prior notice to its officers, employees, agents, properties, offices and other facilities and to its books and records and
(ii) furnish promptly such information concerning its business, properties, contracts, assets, liabilities and personnel as the other or its Representatives may reasonably request.

    (b) Each party agrees to, and TGN shall cause Guarantor to, and each of the foregoing shall cause its Representatives to: (i) treat and hold as confidential all information relating to the other and its Subsidiaries, (ii) in the event that any of the foregoing or any of its Representatives becomes legally compelled to disclose any such information, provide the other with prompt written notice of such requirement so that the other may seek a protective order or other remedy or waive compliance with this Section 6.3(b), and (iii) in the event that such protective order or other remedy is not obtained, or the other waives compliance with this Section 6.3(b), furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by any of the foregoing or any of its Representatives. The parties agree and acknowledge that remedies at law for any breach of their obligations under this Section 6.3 are inadequate and that in addition thereto such persons shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

    (c) No investigation pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

    SECTION 6.4  STOCK OPTIONS; RESTRICTED SHARES; OTHER BENEFIT PLANS.

    (a) At the Effective Time, the Amalgamated Company shall, and shall cause its Affiliates and Guarantor to, take all necessary actions to provide that all TyCom Share Options will continue to have, and be subject to, the same terms and conditions set forth in the relevant TyCom Share Option Plan and applicable award agreement immediately prior to the Effective Time; except that, (i) each TyCom Share Option will be exercisable for that number of whole Tyco Common Shares equal to the product of the number of TyCom Common Shares that were issuable upon exercise of the TyCom Share Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of Tyco Common Shares, and (ii) the per share exercise price for the Tyco Common Shares issuable upon exercise of such TyCom Share Option will be equal to the quotient determined by dividing the exercise price per TyCom Common Share at which such TyCom Share Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent (each such TyCom Share Option, as modified, an "ADJUSTED OPTION").

    (b) The Amalgamated Company shall cause Guarantor to take all corporate action necessary to reserve for issuance as of or as soon as administratively practicable after the Effective Time a sufficient number of Tyco Common Shares for delivery upon exercise of the Adjusted Options and to deliver to holders of Adjusted Options upon the exercise of such options Tyco Common Shares registered pursuant to the Securities Act and listed on the NYSE.

    (c) At the Effective time, the Amalgamated Company shall, and shall cause its Affiliates and Guarantor to, take all necessary action to provide that all TyCom Restricted Shares (i) will be converted into restricted Tyco Common Shares under the Tyco International Ltd. Long Term Incentive Plan on the basis of the Exchange Ratio and (ii) will continue to have, and be subject to, the same terms and conditions as were applicable under the TyCom LTIP immediately prior to the Effective Time.

    (d) TyCom shall terminate all contributions to the TyCom Ltd. Employee Stock Purchase Plan (the "TYCOM ESPP") as of November 30, 2001 or, if earlier, the day prior to the Effective Date. All TyCom Common Shares purchased through the TyCom ESPP shall be treated as all other TyCom Common Shares.

    (e) As of the Effective Time or as soon as administratively feasible thereafter, the TyCom Ltd. Supplemental Executive Retirement Plan (the "TYCOM SERP") will be terminated and the Amalgamated Company shall, and shall cause its Affiliates and Guarantor to, take all necessary action to provide that all account balances of participants in the TyCom SERP will be transferred to, and become balances in, the Tyco International (US) Inc. Supplemental Executive Retirement Plan subject to the same terms and conditions as were in effect under the TyCom SERP immediately prior to the Effective Time.

    (f) As of the Effective Time, the TyCom Deferred Compensation Plan (the "TYCOM DEFERRED COMPENSATION PLAN") will be terminated and the Amalgamated Company shall, and shall cause its Affiliates and Guarantor to, take all necessary action to provide that all account balances and outstanding deferral and distribution elections of participants in the TyCom Deferred Compensation Plan will be transferred to, and become balances in or elections under, the Tyco Deferred Compensation Plan subject to the same terms and conditions as were in effect under the TyCom Deferred Compensation Plan immediately prior to the Effective Time.

    SECTION 6.5  NOTIFICATION OF CERTAIN MATTERS.

    TyCom shall give prompt notice to TGN, and TGN shall, and shall cause Guarantor to, give prompt notice to TyCom, of (a) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and
(b) any failure of TyCom or TGN, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    SECTION 6.6  PUBLIC ANNOUNCEMENTS.

    TGN and TyCom shall, and TGN shall cause Guarantor to, consult with the other before issuing (and in the case of TGN, before Guarantor issues) any press release or making any written public statement with respect to the Amalgamation or this Agreement and TGN and TyCom shall not, and

TGN shall not permit Guarantor to, issue any such press release or make any such public statement without the prior consent of the other, which shall not be unreasonably withheld; provided, however, that TyCom and Guarantor may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law (including, without limitation, Rules 165 and 425 under the Securities Act and Rule 14a-12 under the Exchange Act) or the rules and regulations of the NYSE but only if it has used all reasonable efforts to consult with the other before issuing such press release or making such public statement.

    SECTION 6.7  INDEMNIFICATION AND INSURANCE.

    (a) The Memorandum of Association and the Bye-laws of the Amalgamated Company shall contain all the provisions with respect to exculpation and indemnification set forth in TyCom's Memorandum of Association and Bye-laws on the date hereof, which provisions shall not be amended, modified or otherwise repealed in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at or prior to the Effective Time were directors, officers, employees or agents of TyCom, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

    (b) The Amalgamated Company shall, and shall cause Guarantor to, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director or officer of TyCom or any of its Subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (i) arising out of or pertaining to the transactions contemplated by this Agreement or (ii) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) (x) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Amalgamated Company, (y) after the Effective Time, the Amalgamated Company shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; provided, however, that the Indemnified Parties shall be required to reimburse the Amalgamated Company for such payments in the circumstances and to the extent required by TyCom's Memorandum of Association and Bye-laws as in effect on the date hereof, any applicable contract or agreement or applicable law and (iii) the Amalgamated Company will cooperate in the defense of any such matter (it being understood that the Amalgamated Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld)). The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Party with respect to whom such a conflict exists (or group of such Indemnified Parties who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

    (c) The Amalgamated Company shall, and cause shall Guarantor to, honor and fulfill in all respects the obligations of TyCom pursuant to any indemnification agreements and employment agreements (the parties under such agreements being referred to as the "COVERED PERSONS") with TyCom's directors and officers existing at or before the Effective Time.

    (d) In addition, the Amalgamated Company shall, and shall cause Guarantor to, provide, for a period of not less than the greater of six years after the Effective Time or any applicable statute of limitations, TyCom's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O INSURANCE") that is no less favorable than the existing policy and with third party insurers of a similar or better A.M. Best rating or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Amalgamated Company shall not, and shall cause the Guarantor not to, be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by Guarantor for such insurance, but in such case shall purchase as much such coverage as possible for such amount. In the event any claim is made against TyCom's current directors and officers that is covered, in whole or in part, or potentially so covered by insurance, neither the Amalgamated Company nor Guarantor shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition of that claim. All rights to indemnification and advancement of expenses now existing in favor of the present directors or officers of TyCom as provided in TyCom's Memorandum of Association Bye-Laws or otherwise in effect on the date hereof shall remain in effect after the Amalgamation.

    (e) This Section 6.7 shall survive the consummation of the Amalgamation at the Effective Time, is intended to benefit TyCom, the Amalgamated Company, the Indemnified Parties and the Covered Persons, shall be binding on the Amalgamated Company and all successors and assigns of the Amalgamated Company and is for the benefit of and shall be enforceable by the Indemnified Parties and the Covered Persons. If the Amalgamated Company or any of their respective successors or assigns (i) consolidates with or mergers into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any individual, corporation or any other entity, in each such case, proper provision shall be made so that the successors and assigns of the Amalgamated Company, shall assume the obligations of the Amalgamated Company set forth in this Section 6.7(e).

    SECTION 6.8  TYCO COMMON SHARES.

    (a) TGN shall take, and shall cause Guarantor to take, all action necessary to enable TGN to deliver to the Exchange Agent the Tyco Common Shares to be delivered to the holders of TyCom Common Shares in the Amalgamation.

    (b) TGN shall, and shall cause Guarantor to, promptly prepare and submit to the NYSE, a listing application covering the Tyco Common Shares issuable in the Amalgamation, and shall, and shall cause Guarantor to, use its reasonable best efforts to obtain, prior to the Effective Time, approval for listing of such Tyco Common Shares, subject to official notice of issuance.

    SECTION 6.9  FURTHER ACTION; REASONABLE BEST EFFORTS.

    (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall, and TGN shall cause Guarantor to, use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Amalgamation, including making all filings with Governmental Authorities necessary to consummate the Amalgamation and using its reasonable best efforts to obtain all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, certificates, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts as are necessary for the consummation of the Amalgamation and to fulfill the conditions to the Amalgamation. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or the Voting Agreement, the proper officers and directors of each of the parties hereto shall use their, and TGN shall cause Guarantor to use its, reasonable best efforts to take all such action.

    (b) Each of the parties hereto agrees to, and TGN shall cause Guarantor to, cooperate and use its reasonable best efforts to defend any litigation, suit, claim, action, proceeding or investigation (an "ACTION"), including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Amalgamation, including by vigorously pursuing all available avenues of administrative and judicial appeal.

    SECTION 6.10  AGREEMENTS WITH RESPECT TO AFFILIATES.

    TyCom shall deliver to TGN, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "TYCOM AFFILIATE LETTER") identifying all persons who are, at the time of the TyCom Shareholders Meeting, anticipated to be "affiliates" of TyCom for purposes of Rule 145 under the Securities Act ("RULE 145"). TyCom shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the TyCom Affiliate Letter to deliver to TGN prior to the Effective Time a written agreement in connection with restrictions on affiliates under Rule 145, in a form mutually agreeable to TyCom and TGN.

                                   ARTICLE 7
                         CONDITIONS TO THE AMALGAMATION

    SECTION 7.1  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.

    The obligations of TyCom and TGN to consummate the Amalgamation are subject to the satisfaction or waiver (where permissible under applicable law) of the following conditions:

    (a) REGISTRATION STATEMENT EFFECTIVE. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for that purpose shall be pending before or threatened by the SEC.

    (b) SHAREHOLDER APPROVAL. The Amalgamation and this Agreement shall have been approved and adopted by the requisite affirmative vote of the respective shareholders of TyCom in accordance with Bermuda Law and TyCom's Memorandum of Association and Bye-Laws.

    (c) NO ORDER. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that is then in effect and has the effect of making the Amalgamation illegal or otherwise prohibiting consummation of the Amalgamation; provided, however, that each of the parties to this Agreement shall use its reasonable best efforts to cause any such Law to be vacated or lifted.

    (d) ALL GOVERNMENTAL FILINGS AND CONSENTS. All governmental consents, orders and approvals legally required for the consummation of the Amalgamation and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not have a Material Adverse Effect.

    (e) NYSE LISTING. The Tyco Common Shares to be issued in the Amalgamation shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    (f) APPRAISAL RIGHTS. The number of TyCom Common Shares with respect to which shareholders of TyCom (excluding Guarantor, TGN and their respective Affiliates) have exercised rights pursuant to Section 106(6) of the Companies Act shall not exceed 5,600,000 TyCom Common Shares.

    SECTION 7.2  CONDITIONS TO THE OBLIGATIONS OF TGN.

    The obligations of TGN to consummate the Amalgamation are subject to the satisfaction or waiver (where permissible under applicable law) of the following additional conditions:

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of TyCom contained in this Agreement that is qualified by reference to a Material Adverse Effect shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except that such representations and warranties that address matters only as of a particular date shall remain true and correct as of such date. Each of the representations and warranties of TyCom contained in this Agreement that is not qualified by reference to a Material Adverse Effect shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, except that such representations and warranties that address matters only as of a particular date shall remain true and correct as of such date. TGN shall have received a certificate of an authorized officer of TyCom to these effects.

    (b) AGREEMENTS AND COVENANTS. TyCom shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and TGN shall have received a certificate of an authorized officer of TyCom to these effects.

    SECTION 7.3  CONDITIONS TO THE OBLIGATIONS OF TYCOM.

    The obligations of TyCom to consummate the Amalgamation are subject to the satisfaction or waiver (where permissible under applicable law) of the following additional conditions:

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of TGN contained in this Agreement that is qualified by reference to a Material Adverse Effect shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except that such representations and warranties that address matters only as of a particular date shall remain true and correct as of such date. Each of the representations and warranties of TGN contained in this Agreement that is not qualified by reference to a Material Adverse Effect shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, except that such representations and warranties that address matters only as of a particular date shall remain true and correct as of such date. TyCom shall have received a certificate of an authorized officer of TGN to these effects.

    (b) AGREEMENTS AND COVENANTS. TGN shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the Voting Agreement, and Guarantor shall have performed or complied in all material respects with all agreements and covenants required by the Guarantee, in each case, to be performed or complied with by such Person on or prior to the Effective Time, and TyCom shall have received a certificate of an authorized officer of TGN and Guarantor to that effect.

                                   ARTICLE 8
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.1  TERMINATION.

    This Agreement may be terminated and the Amalgamation may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of this Agreement by the shareholders of TyCom:

    (a) by mutual written consent duly authorized by the Boards of Directors of each of TGN and (only upon recommendation of the Special Committee) TyCom;

    (b) by either TGN or (only upon recommendation of the Special Committee) TyCom if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law restraining, enjoining or otherwise prohibiting the Amalgamation and such Law shall have become final and nonappealable;

    (c) by TGN or (only upon recommendation of the Special Committee) TyCom if the Effective Time shall not have occurred on or before June 30, 2002; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement or, the Voting Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such time; or

    (d) by TGN if the Special Committee withdraws, modifies or changes its recommendation of this Agreement or the Amalgamation in a manner adverse to Guarantor or TGN or shall have resolved to do any of the foregoing.

    SECTION 8.2  EFFECT OF TERMINATION.

    In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (a) as set forth in Section 8.3 and
(b) nothing herein shall relieve any party from liability for any breach hereof prior to the date of such termination. The provisions of Section 9.6 and
Section 9.7 shall survive any termination hereof pursuant to Section 8.1.

    SECTION 8.3  FEES AND EXPENSES.

    Except as otherwise provided in Section 6.1(a), all costs and expenses incurred in connection with this Agreement and the Amalgamation shall be paid by the party incurring such expenses, whether or not any Amalgamation is consummated.

    SECTION 8.4  AMENDMENT.

    This Agreement may be amended by the parties hereto at any time prior to the Effective Time with the prior written approval of the Special Committee; provided, however, after approval of this Agreement by the shareholders of TyCom, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

    SECTION 8.5  WAIVER.

    At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein; provided, however, that no extension or waiver by TyCom pursuant to this Section 8.5 shall be effective without the prior written approval of the Special Committee. Any such extension or waiver must be set forth in an instrument in writing signed by the party or parties to be bound thereby.

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                                   ARTICLE 9
                                 MISCELLANEOUS

    SECTION 9.1  NOTICES.

    All notices and other communications given or made by one party to the other pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

      if to TGN, to:

      TGN Holdings, Ltd.

      The Zurich Centre, Second Floor

      90 Pitts Bay Road

      Pembroke, HM 08

      Bermuda

      Attention: President

      with a copy (which shall not constitute notice) to:

      Tyco International (US) Inc.

      One Tyco Park
      Exeter, NH 03833
      Attention: Chief Corporate Counsel
      Telecopy: (603) 778-7700

      and

      Wilmer, Cutler & Pickering
      2445 M Street, N.W.
      Washington, D.C. 20037

      Attention: Meredith Cross
      Telecopy: (202) 663-6363

      if to TyCom, to:

      TyCom Ltd.

      Crown House

      4 Par la Ville Road

      Hamilton, HM 08

      Bermuda

      Attention: Chief Executive Officer
      with a copy (which shall not constitute notice) to:

      c/o TyCom (US) Inc.
      10 Park Avenue
      Morristown, NJ 07960

      Attention: General Counsel
      Telecopy: (973) 753-3393

      and

      Davis Polk & Wardwell

      450 Lexington Avenue

      New York, New York 10017

      Attention: Phillip Mills

      Telecopy: (212) 450-4800

    SECTION 9.2  SEVERABILITY.

    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Amalgamation is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Amalgamation be consummated as originally contemplated to the fullest extent possible.

    SECTION 9.3  ENTIRE AGREEMENT; ASSIGNMENT.

    This Agreement and the Voting Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise, except that any or all of the rights of TGN hereunder may be assigned to Guarantor or any direct or indirect wholly owned subsidiary of Guarantor and except for any assignment as a result of the Amalgamation; provided that its assignment shall not relieve the assigning party of its obligations hereunder and thereof.

    SECTION 9.4  PARTIES IN INTEREST.

    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 2.1,
Section 2.2 and Section 6.8 (which are for the benefit of holders of TyCom Common Shares may be enforced by them) and Section 6.7 (which is intended to be for the benefit of the Indemnified Parties and Covered Persons, and may be enforced by such Indemnified Parties and Covered Persons).

    SECTION 9.5  SPECIFIC PERFORMANCE.

    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

    SECTION 9.6  GOVERNING LAW; VENUE

    This Agreement shall be governed by, and construed in accordance with, the laws of Bermuda, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of such country. In the event that any legal proceedings are instituted concerning the interpretation or enforcement of this Agreement, exclusive venue over such proceedings shall be vested in the courts of Bermuda.

    SECTION 9.7  WAIVER OF JURY TRIAL.

    Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Amalgamation. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Amalgamation, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.7

    SECTION 9.8  HEADINGS.

    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 9.9  COUNTERPARTS.

    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 9.10  PERFORMANCE OF GUARANTEE.

    TGN shall cause Guarantor to perform all of its obligations under the Guarantee.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                           TGN HOLDINGS, LTD.

                                           By:    /s/ Glen J. Miskiewicz
                                                  ----------------------------------------
                                           Name:  Glen J. Miskiewicz
                                           Title: President

                                           TYCOM LTD.

                                           By:    /s/ Frank P. Doyle
                                                  ----------------------------------------
                                           Name:  Frank P. Doyle
                                           Title: Member, Special Committee

                                   GUARANTEE

    Tyco International Ltd. ("Guarantor") irrevocably guarantees each and every representation, warranty, covenant, agreement and other obligation of TGN and the Amalgamated Company, and/or any of their respective permitted successors and assigns (and where any such representation or warranty is made to the knowledge of TGN, such representation or warranty shall be deemed made to the knowledge of Guarantor) contained in the Agreement and/or the Voting Agreement, and the full and timely performance of their respective obligations under the provisions of the Agreement and the Voting Agreement. This is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this Guarantee is full and unconditional, and no release or extinguishment of TGN's or the Amalgamated Company's obligations or liabilities (other than in accordance with the terms of the Agreement or the Voting Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this Guarantee, as well as any provision requiring or contemplating performance by Guarantor. For the avoidance of doubt, Guarantor acknowledges and agrees that this Guarantee shall survive the termination of the Agreement with respect to those provisions of the Agreement identified in Section 8.2 thereof and the termination of the Voting Agreement with respect to those provisions of the Voting Agreement identified in
Section 6 thereof.

    Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Agreement.

    Guarantor hereby waives, for the benefit of TyCom, (i) any right to require TyCom as a condition of payment or performance by Guarantor, to proceed against TGN or the Amalgamated Company or pursue any other remedy whatsoever and
(ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to TGN or the Amalgamated Company.

    Without limiting in any way the foregoing, Guarantor covenants and agrees to take all action to enable TGN and the Amalgamated Company to adhere to the provisions of Section 2.1(d), Section 2.2(b), Section 6.1, Section 6.7 and
Section 6.9, and each provision of the Agreement and the Voting Agreement which requires an act or omission on the part of Guarantor or any of its subsidiaries to enable TGN or the Amalgamated Company, as the case may be, to comply with their respective obligations under the Agreement or the Voting Agreement, as the case may be.

    The provisions of Article 9 of the Agreement are incorporated herein, mutatis mutandis, except that notices and other communications hereunder to Guarantor shall be delivered to Tyco International Ltd., The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, Attn: Chief Corporate Counsel, Telecopy no. (441) 295-9647, Confirm No. (441) 292-8674 (with a copy as provided therefor in Section 9.1).

    As a condition and inducement to TyCom's willingness to enter into the Agreement, Guarantor has agreed to execute this Guarantee. Guarantor understands that TyCom is relying on this Guarantee in entering into the Agreement and may enforce this Guarantee as if TyCom were a party hereto and as if Guarantor were a party to the Agreement and the Voting Agreement. The Guarantor agrees that irreparable damage would occur in the event any provision of the Agreement or the Guarantee were not performed in accordance with the terms thereof and hereof and that TyCom shall be entitled to specific performance of the terms hereof in addition to any other remedy of law or in equity.

Guarantor will make proper provision so that the successors and assigns of Guarantor shall assume the obligations of Guarantor set forth in this Guarantee.

                                           TYCO INTERNATIONAL LTD.

                                           By:    /s/ MARK H. SWARTZ
                                                  ----------------------------------------
                                           Name:  Mark H. Swartz
                                           Title: Executive Vice President and
                                                  Chief Financial Officer

                                           Date:  October 18, 2001

                                                                         ANNEX B

                                VOTING AGREEMENT

    This Voting Agreement (the "AGREEMENT") dated as of October 18, 2001 by and between TGN Holdings, Ltd., a Bermuda company ("TGN"), and an indirect, wholly-owned subsidiary of Tyco International Ltd. ("GUARANTOR"), a Bermuda company, and TyCom Ltd., a Bermuda company ("TYCOM").

    WHEREAS, TGN and TyCom are concurrently with the execution and delivery of this Agreement entering into an Agreement and Plan of Amalgamation (the "AMALGAMATION AGREEMENT") pursuant to which TyCom will amalgamate with TGN (the "AMALGAMATION") on the terms and conditions set forth therein;

    WHEREAS, TGN owns and has the right to vote the Shares (as hereinafter defined) which represent the requisite vote for the approval of the Amalgamation Agreement and the Amalgamation; and

    WHEREAS, in order to induce TyCom to enter into the Amalgamation Agreement, TyCom has requested TGN, and TGN has agreed, to enter into this Agreement pursuant to which TGN agrees to vote in favor of the Amalgamation Agreement and the Amalgamation as owner of the Shares (as defined below).

    NOW, THEREFORE, the parties hereto agree as follows:

    Section 1. DEFINITIONS. Capitalized terms used and not defined herein shall have the meaning assigned to such terms in the Amalgamation Agreement.

    Section 2. AGREEMENT TO VOTE. TGN irrevocably agrees to vote all TyCom Common Shares (as hereinafter defined) that TGN is entitled to vote at the time of any vote at any annual or special general meeting of the shareholders of TyCom, and at any adjournment thereof, (a) in favor of the adoption of the Amalgamation Agreement and each of the transactions contemplated thereby, including the Amalgamation, and (b) against (i) any proposal made in opposition to or in competition with the Amalgamation and the transactions contemplated by the Amalgamation Agreement, including the Amalgamation, (ii) any amalgamation, scheme of arrangements, merger, reorganization, consolidation, share exchange, business combination, sale of assets, recapitalization, liquidation, winding up, extraordinary dividend or distribution, significant share repurchase or other similar transaction with or involving TyCom, other than the Amalgamation Agreement and the transactions contemplated thereby, including the Amalgamation, or (iii) any other action the consummation of which would reasonably be expected to impede, frustrate, interfere with, impair, delay or prevent consummation of the transactions contemplated by the Amalgamation Agreement, including the Amalgamation.

    Section 3.  PROXY.

    (a) If requested by the Special Committee, TGN shall (subject to Section 6 of this Agreement) irrevocably grant to, and appoint individually each member of the Special Committee (the "GRANTEES") TGN's proxy and attorney-in-fact, for and in the name, place and stead of TGN, to vote all TyCom Common Shares Beneficially Owned (as hereinafter defined) by TGN or execute and deliver a proxy to vote such shares, (i) in favor of the adoption of the Amalgamation and the Amalgamation Agreement and approval of the terms thereof and each of the other transactions contemplated by the Amalgamation Agreement; (ii) against any other matter referred to in Section 2(b) hereof, and (iii) in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any general meeting of the shareholders of TyCom.

    (b) TGN represents and warrants to TyCom that any proxies heretofore given in respect of any or all of its Shares are revocable, and that any such previous proxies are hereby revoked.

    (c) TGN hereby affirms that its agreement to grant the proxy set forth in this Section 3 is given in connection with, and in consideration of, the execution of the Amalgamation Agreement by TyCom, and that such proxy is given to secure the performance of the duties of TGN under this Agreement. TGN hereby further affirms that the proxy is coupled with an interest and may not be revoked except upon termination of this Agreement pursuant to Section 6 of this Agreement. TGN hereby ratifies and confirms all that such proxy may lawfully do or cause to be done by virtue hereof. Subject to Section 6 of this Agreement, the proxy contained herein is intended to be irrevocable in accordance with the Bermuda law.

    Section 4. REPRESENTATIONS AND WARRANTIES OF TGN. TGN hereby represents and warrants to TyCom that:

    (a) OWNERSHIP OF SHARES. TGN is the sole Beneficial Owner, and sole owner of record, of 444,419,353 common shares (the "SHARES"), par value U.S. $0.25 per share, of TyCom (the "TYCOM COMMON SHARES"). TGN has good and marketable title to the Shares, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). TGN has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Section 2 hereof with no limitations, qualifications or restrictions on such rights. Without limiting the foregoing, none of the Shares is subject to any voting trust or other agreement, proxy (except as provided in Section 2 and Section 3 hereof) or other arrangement with respect to the voting of such Shares. TGN has not committed or omitted to take any action if such action or omission could restrict or otherwise affect TGN's legal power, authority and right to vote all the Shares as provided in Section 2 hereof. TGN has not entered into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares. Except for the Shares, TGN does not Beneficially Own any (x) capital shares or voting securities of TyCom, (y) securities of TyCom convertible into or exchangeable for capital shares or voting securities of TyCom or (z) options or other rights to acquire from TyCom any capital shares, voting securities or securities convertible into or exchangeable for capital shares or voting securities of TyCom. "BENEFICIALLY OWNED" or "BENEFICIAL OWNERSHIP" with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the 1934 Act, disregarding the phrase "within 60 days" in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing (except for any common shares of TyCom held by any Subsidiaries of TyCom). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "Group" within the meaning of Section 13(d) of the 1934 Act and the rules promulgated thereunder. "Beneficial Owner" with respect to any securities means a Person that has Beneficial Ownership of such securities.

    (b) CORPORATE AUTHORIZATION. TGN has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution and delivery of this Agreement by TGN and the performance by TGN of its obligations hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of TGN are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by TGN and, assuming the due authorization, execution and delivery by TyCom of this Agreement, this Agreement constitutes a valid and binding obligation of TGN enforceable against TGN, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy and similar laws or by general principles of equity (whether considered in a proceeding in equity or at law).

    (c) NON-CONTRAVENTION. The execution and delivery of this Agreement by TGN does not, and the performance by TGN of its obligations hereunder will not, (i) conflict with or violate the Memorandum of Association or Bye-laws of TGN, (ii) conflict with or violate any Law applicable to TGN or any of its Subsidiaries,
(iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of TGN or any of its Subsidiaries or to a loss of any benefit to which TGN or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon TGN or any of its Subsidiaries, and (iv) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

    (d) TYCOM'S RELIANCE. TGN understands and acknowledges that TyCom is entering into the Amalgamation Agreement in reliance upon TGN's execution, delivery and performance of this Agreement. TGN acknowledges that the agreement to vote in Section 2 and the agreement to grant the proxy in Section 3 hereof is granted in consideration of the execution and delivery of the Amalgamation Agreement by TyCom.

    Section 5. TGN COVENANT AS TO THE SHARES. TGN shall not without the prior written consent of TyCom, directly or indirectly (a) except for the agreement to vote pursuant to Section 2 hereof and the agreement to grant the proxy under
Section 3 hereof, each of which are contemplated by the Amalgamation Agreement, grant any proxies or enter into any voting trust or other agreement or arrangement limiting or affecting TGN's legal power, authority or right to vote the Shares as provided in Section 2 hereof, or (b) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement; provided, however, TGN shall be able to transfer the Shares to any Affiliate that agrees to be bound by the terms of this Agreement and to execute a new proxy on the terms set forth in Section 3 hereof.

    Section 6.  TERMINATION.

    (a) This Agreement may be terminated (i) by mutual written consent duly authorized by the Boards of Directors of each of TGN and (only upon recommendation of the Special Committee) TyCom; (ii) upon termination of the Amalgamation Agreement, or (iii) at the Effective Time.

    (b) In the event of the termination of this Agreement pursuant to Section 6, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (a) as set forth in Section 7 and (b) nothing herein shall relieve any party from liability for any breach hereof prior to the date of such termination. The provisions of Sections 7, 11, 12, 13 and 14 will survive any termination of this Agreement pursuant to Section 6.

    Section 7. EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

    Section 8.  NOTICES.

    All notices and other communications given or made by one party to the other pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

       if to TGN, to:

       TGN Holdings, Ltd.

       The Zurich Centre, Second Floor
       90 Pitts Bay Road
       Pembroke, HM 08
       Bermuda
       Attention: President

       with a copy (which shall not constitute notice) to:

       Tyco International (US) Inc.
       One Tyco Park
       Exeter, NH 03833
       Attention: Chief Corporate Counsel
       Telecopy: (603) 778-7700

       and

       Wilmer, Cutler & Pickering
       2445 M Street, N.W.
       Washington, D.C. 20037
       Attention: Meredith Cross
       Telecopy: (202) 663-6363

       if to TyCom, to:

       TyCom Ltd.

       Crown House
       4 Par la Ville Road
       Hamilton, HM 08
       Bermuda
       Attention: Chief Executive Officer

       with a copy (which shall not constitute notice) to:

       c/o TyCom (US) Inc.
       10 Park Avenue
       Morristown, NJ 07960
       Attention: General Counsel
       Telecopy: (973) 753-3393

       and

       Davis Polk & Wardwell
       450 Lexington Avenue
       New York, New York 10017
       Attention: Phillip Mills
       Telecopy: (212) 450-4800

    Section 9.  AMENDMENTS; WAIVERS.

    (a) This Agreement may be amended by the parties hereto at any time prior to the Effective Time with the prior written approval of the Special Committee. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

    (b) Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein; provided, however, that no extension or waiver by TyCom pursuant to this Section 9(b) shall be effective without the prior written approval of the Special Committee. Any such extension or waiver must be set forth in an instrument in writing signed by the party or parties to be bound thereby.

    Section 10. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

    Section 11. GOVERNING LAW; VENUE. This Agreement shall be governed by, and construed in accordance with, the laws of Bermuda, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of such country. In the event that any legal proceedings are instituted concerning the interpretation or enforcement of this Agreement, exclusive venue over such proceedings shall be vested in the courts of Bermuda.

    Section 12. WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver.

    Section 13. COUNTERPARTS; EFFECTIVENESS; BENEFIT. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

    Section 14. ENTIRE AGREEMENT. This Agreement, the Amalgamation Agreement and the Guarantee constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

    Section 15. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

    Section 16. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Amalgamation is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Amalgamation be consummated as originally contemplated to the fullest extent possible.

    Section 17. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          TGN Holdings, Ltd.

                                          By: /s/ Glen J. Miskiewicz
              ------------------------------------------------------------------
                                             Name: Glen J. Miskiewicz
                                             Title: President

                                          TyCom Ltd.

                                          By: /s/ Frank P. Doyle
                ----------------------------------------------------------------
                                             Name: Frank P. Doyle
                                             Title: Member, Special Committee

                                                                         ANNEX C

                                     [LOGO]

October 18, 2001

The Special Committee of the Board of Directors
The Board of Directors
TyCom Ltd.
Crown House
4 Par-la-Ville Road
Hamilton, HM 08
Bermuda

Members of the Special Committee of the Board of Directors and Members of the Board of Directors:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.25 per share (the "Company Common Stock"), of TyCom Ltd. (the "Company") of the consideration to be received by such holders (other than Tyco International Ltd. and its subsidiaries) in the proposed amalgamation (the "Amalgamation") of the Company and TGN Holdings, Ltd. ("TGN"), a wholly-owned subsidiary of Tyco International Ltd. ("Tyco"). We have been advised that Tyco owns approximately 89% of the outstanding shares of the Company Common Stock. Pursuant to the Agreement and Plan of Amalgamation (the "Agreement"), by and between the Company and TGN, the Company will become a wholly-owned subsidiary of Tyco, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held by any of the Company's subsidiaries or held by Tyco, TGN or any of their respective subsidiaries, all of which shares will be canceled, and other than shares as to which appraisal rights shall be perfected, will be converted into the right to receive 0.3133 shares of Tyco's common stock, par value $0.20 per share (the "Tyco Common Stock").

    In arriving at our opinion, we have (i) reviewed the Agreement dated
October 18, 2001; (ii) reviewed certain publicly available business and financial information concerning the Company and Tyco and the industries in which they operate; (iii) compared the proposed financial terms of the Amalgamation with the publicly available financial terms of certain transactions involving certain companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and Tyco with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and Tyco Common Stock and certain other publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

    In addition, we have held discussions with certain members of the management of the Company and Tyco with respect to certain aspects of the Amalgamation, and the past and current business operations of the Company and Tyco, the financial condition and future prospects and operations of the Company and Tyco, the effects of the Amalgamation on the financial condition and future prospects of the Company and Tyco, and certain other matters we believed necessary or appropriate to our inquiry. We did not receive any forecast from Tyco as to its projected financial performance other than guidance that we could rely on Tyco's previously announced earnings estimates for the years 2001 and 2002.

    In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and Tyco or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses, forecasts and guidance provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and Tyco to which such analyses, forecasts or guidance relate. We have also assumed that the Amalgamation will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the Amalgamation and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Amalgamation will be obtained without any adverse effect on the Company or Tyco or on the contemplated benefits of the Amalgamation.

    Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock (other than Tyco and its subsidiaries) in the proposed Amalgamation and we express no opinion as to the underlying decision by the Company to engage in the Amalgamation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Tyco Common Stock will trade at any future time.

    We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Consequently, we have assumed that such terms are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might produce consideration for the Company's shareholders in an amount in excess of that contemplated in the Amalgamation.

    We have acted as financial advisor to the Special Committee of the Board of Directors (the "Special Committee") with respect to the proposed Amalgamation and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Amalgamation is consummated. Please be advised that we and certain of our affiliates have provided various investment banking and commercial banking services to each of the Company and Tyco, for which we have received customary compensation including the following recent services: in July 2001, we acted as lead manager for a $1.8 billion offering of senior notes of Tyco; in February 2001, we acted as sole lead arranger for a $5.855 billion senior unsecured credit facility of Tyco and as co-manager for a $2.0 billion offering of senior notes of Tyco; in April 2000, we acted as bookrunner for a E600 million Eurobond issuance of Tyco; and in January 1999, we acted as bookrunner for a $1.2 billion issuance of senior notes. In addition, in July 2000, one of our affiliates acted as senior co-manager of the Company's initial public offering. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or Tyco for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

    On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Company Common Stock (other than Tyco and its subsidiaries) in the proposed Amalgamation is fair, from a financial point of view, to such holders.

    This letter is provided to the Special Committee and the Board of Directors of the Company in connection with and for the purposes of their evaluation of the Amalgamation. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Amalgamation or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in Registration Statement filed on Form S-4 and any prospectus and/or any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,
J.P. MORGAN SECURITIES INC.

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Bye-Law 102 of the Tyco Bye-Laws provides, in part, that Tyco shall indemnify its directors and other officers for all costs, losses and expenses which they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under the Companies Act 1981 of Bermuda. Section 98 of the Companies Act 1981 prohibits such indemnification against any liability arising out of the fraud or dishonesty of the director or officer. However, such section permits Tyco to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when other similar relief is granted to him.

    The Registrant maintains $250,000,000 of insurance to reimburse the directors and officers of Tyco and its subsidiaries for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of the Registrant or any subsidiary thereof. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by the Registrant pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

ITEM 21. EXHIBITS

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
              2.1       Agreement and Plan of Amalgamation by and between TGN
                        Holdings, Ltd. and TyCom Ltd., dated as of October 18, 2001, including the related guarantee by Tyco International Ltd.
                        (included as Annex A to the proxy statement/prospectus which forms a part of this registration statement)

              2.2       Voting Agreement by and between TGN Holdings, Ltd. and TyCom
                        Ltd., dated as of October 18, 2001, guaranteed by Tyco
                        International Ltd. (included as Annex B to the proxy
                        statement/prospectus which forms a part of this registration statement)

                5 Opinion of Appleby Spurling & Kempe regarding the validity of the Tyco common shares registered hereunder*

                8       Tax Opinion of Appleby Spurling & Kempe*

             23.1       Consent of PricewaterhouseCoopers

             23.2       Consent of Arthur Andersen LLP

             23.3       Consent of KPMG LLP

             23.4       Consent of PricewaterhouseCoopers

             23.5       Consent of Appleby Spurling & Kempe (contained in Exhibit 5 and Exhibit 8)*

             24.1       Power of Attorney (included on the signature page hereto)

             99.1       Form of Proxy Card of TyCom Ltd.*

             99.2       Consent of J.P. Morgan Securities Inc.

------------------------

*   To be filed by amendment.

ITEM 22. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum aggregate offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to
    Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the

Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 23rd day of October, 2001.

                                                       TYCO INTERNATIONAL LTD.

                                                       By:              /s/ MARK H. SWARTZ
                                                            -----------------------------------------
                                                                          Mark H. Swartz
                                                                   EXECUTIVE VICE PRESIDENT AND
                                                                     CHIEF FINANCIAL OFFICER
                                                                       (PRINCIPAL FINANCIAL
                                                                     AND ACCOUNTING OFFICER)

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints L. DENNIS KOZLOWSKI AND MARK H. SWARTZ, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on October 23, 2001 in the capacities indicated below.

                        NAME                                                    TITLE
                        ----                                                    -----
               /s/ L. DENNIS KOZLOWSKI                        Chairman of the Board, President, Chief
     -------------------------------------------              Executive Officer and Director (Principal
                 L. Dennis Kozlowski                          Executive Officer)

               /s/ LORD ASHCROFT KCMG
     -------------------------------------------              Director
                 Lord Ashcroft KCMG

                /s/ JOSHUA M. BERMAN
     -------------------------------------------              Director
                  Joshua M. Berman

                /s/ RICHARD S. BODMAN
     -------------------------------------------              Director
                  Richard S. Bodman

                        NAME                                                    TITLE
                        ----                                                    -----
                  /s/ JOHN F. FORT
     -------------------------------------------              Director
                    John F. Fort

                 /s/ STEPHEN W. FOSS
     -------------------------------------------              Director
                   Stephen W. Foss

                  /s/ WENDY E. LANE
     -------------------------------------------              Director
                    Wendy E. Lane

              /s/ JAMES S. PASMAN, JR.
     -------------------------------------------              Director
                James S. Pasman, Jr.

                /s/ W. PETER SLUSSER
     -------------------------------------------              Director
                  W. Peter Slusser

                 /s/ MARK H. SWARTZ                           Executive Vice President, Chief Financial
     -------------------------------------------              Officer and Director (Principal Financial
                   Mark H. Swartz                             and Accounting Officer)

               /s/ FRANK E. WALSH, JR.
     -------------------------------------------              Director
                 Frank E. Walsh, Jr.

                 /s/ JOSEPH F. WELCH
     -------------------------------------------              Director
                   Joseph F. Welch

                               INDEX TO EXHIBITS

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         2.1            Agreement and Plan of Amalgamation by and between TGN
                        Holdings, Ltd. and TyCom Ltd., dated as of October 18, 2001, and the related guarantee by Tyco International Ltd.
                        (included as Annex A to the proxy statement/prospectus which forms a part of this registration statement)

         2.2            Voting Agreement by and between TGN Holdings, Ltd. and Tycom
                        Ltd., dated as of October 18, 2001, guaranteed by Tyco
                        International Ltd. (included as Annex B to the proxy
                        statement/prospectus which forms a part of this registration statement)

         5 Opinion of Appleby Spurling & Kempe regarding the validity of the Tyco common shares registered hereunder*

         8              Tax Opinion of Appleby Spurling & Kempe*

        23.1            Consent of PricewaterhouseCoopers

        23.2            Consent of Arthur Andersen LLP

        23.3            Consent of KPMG LLP

        23.4            Consent of PricewaterhouseCoopers

        23.5            Consent of Appleby Spurling & Kempe (contained in Exhibit 5 and Exhibit 8)*

        24.1            Power of Attorney (included on the signature page hereto)

        99.1            Form of Proxy Card of TyCom Ltd.*

        99.2            Consent of J.P. Morgan Securities Inc.

------------------------

*   To be filed by amendment.